Exhibit 10.1

EXECUTION COPY

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE SUCH INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

EQUITY PURCHASE AGREEMENT

by and among

ICF INCORPORATED, L.L.C.,

a Delaware limited liability company,

SEMANTICBITS, LLC,

a Virginia limited liability company,

RAMPRAKASH CHILUKURI, individually,

VINAY KUMAR, individually,

and

RAMPRAKASH CHILUKURI,

in his capacity as the Sellers’ Representative

Dated: June 8, 2022

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

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(continued)

3.16 TAXES	20
3.17 EMPLOYEE BENEFIT PLANS; ERISA	23
3.18 INSURANCE	25
3.19 ENVIRONMENTAL MATTERS	25
3.20 REAL ESTATE	26
3.21 NO OTHER AGREEMENT TO SELL	26
3.22 TRANSACTIONS WITH CERTAIN PERSONS	26
3.23 COMPANY WORKFORCE	27
3.24 LABOR RELATIONS	28
3.25 BROKERS	29
3.26 PRIVACY AND DATA SECURITY	29
3.27 GOVERNMENT CONTRACTS	33
3.28 CUSTOMERS AND SUPPLIERS	42
3.29 BANK ACCOUNTS	43
3.30 EVENTS SUBSEQUENT	43
3.31 COVID-19 MATTERS	43
3.32 NO OTHER REPRESENTATIONS AND WARRANTIES	44
4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	44
4.1 ORGANIZATION	44
4.2 NECESSARY AUTHORITY	44
4.3 NO CONFLICTS	45
4.4 BROKERS	45
4.5 LITIGATION; COMPLIANCE WITH LAW	45
4.6 SOLVENCY; ABILITY TO PERFORM AGREEMENT	45
4.7 FOREIGN OWNERSHIP	45
4.8 INVESTMENT INTENT	46
4.9 NO OTHER REPRESENTATIONS AND WARRANTIES	46
5. COVENANTS OF THE PARTIES	46
5.1 AFFIRMATIVE COVENANTS OF THE COMPANY	46
5.2 NEGATIVE COVENANTS OF THE COMPANY PARTIES	46

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

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(continued)

5.3 COPY OF VIRTUAL DATA ROOM AND ELECTRONIC FILES	48
5.4 ACCESS	48
5.5 [RESERVED]	48
5.6 MUTUAL COVENANTS REGARDING CONFIDENTIALITY	49
5.7 MUTUAL COVENANTS REGARDING NO INCONSISTENT ACTION	49
5.8 MUTUAL COVENANTS REGARDING FURTHER ACTION; EFFORTS	49
5.9 TAIL POLICY	52
5.10 EMPLOYEE MATTERS	52
5.11 RESTRICTIVE COVENANTS	54
5.12 SELLERS’ RELEASE	55
5.13 R&W INSURANCE POLICY [***]	56
5.14 COMPANY 401(K) PLAN TERMINATION	57
5.15 RETENTION INCENTIVE AWARDS	57
5.16 THIRD-PARTY CONSENTS; NOTICES	58
5.17 CYBER LIABILITY POLICY	58
5.18 MAINTENANCE OF INSURANCE	58
5.19 NO NEGOTIATIONS	58
5.20 PURCHASER’S ACKNOWLEDGMENT	59
5.21 CORRECTIVE ACTIONS	59
6. CLOSING CONDITIONS	61
6.1 CONDITIONS TO PURCHASER’S OBLIGATIONS	61
6.2 CONDITIONS TO THE COMPANY’S AND THE SELLERS’ OBLIGATIONS	62
6.3 FRUSTRATION OF CLOSING CONDITIONS	63
7. CLOSING DELIVERABLES	63
7.1 CLOSING DOCUMENTS TO BE DELIVERED BY THE COMPANY AND THE SELLERS	63
7.2 CLOSING DOCUMENTS TO BE DELIVERED BY THE PURCHASER	64
7.3 OTHER CLOSING DOCUMENTS	65
8. TERMINATION	65
8.1 TERMINATION	65
8.2 EFFECT OF TERMINATION	66

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

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(continued)

9. REMEDIES	66
9.1 SURVIVAL	66
9.2 SELLERS’ INDEMNIFICATION OBLIGATIONS	67
9.3 LIMITATION ON SELLERS’ INDEMNIFICATION OBLIGATIONS	69
9.4 PURCHASER’S INDEMNIFICATION OBLIGATIONS	71
9.5 LIMITATION ON PURCHASER’S INDEMNIFICATION OBLIGATIONS	72
9.6 NOTICE AND PROCEDURE	72
9.7 DUTY TO MITIGATE	74
9.8 NO DUPLICATE RECOVERY	74
9.9 TIME OF PAYMENT OF CLAIMS	74
9.10 SOLE REMEDY AFTER CLOSING	74
9.11 NO RIGHT OF CONTRIBUTION	75
9.12 INDEMNITY ESCROW ACCOUNT	75
10. POST CLOSING MATTERS	75
10.1 COOPERATION	75
10.2 LITIGATION SUPPORT	76
10.3 TAX MATTERS	76
11. SPECIFIC PERFORMANCE	82
12. PUBLIC STATEMENTS	83
13. EXPENSES	83
14. AMENDMENT AND ASSIGNABILITY	83
15. NOTICES	84
16. WAIVER	85
17. ENTIRE AGREEMENT	86
18. COUNTERPARTS; ELECTRONIC SIGNATURE	86
19. SEVERABILITY	86
20. CHOICE OF LAW	86
21. WAIVER OF JURY TRIAL	86
22. CONSENT TO JURISDICTION	87
23. REPRESENTATION BY COUNSEL	87

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

-iv-

(continued)

24. NO THIRD PARTY BENEFICIARIES	89
25. EXHIBITS, APPENDICES AND DISCLOSURE SCHEDULES	89
26. DEFINITIONS; INTERPRETATION	89
26.1 DEFINITIONS	89
26.2 CERTAIN INTERPRETIVE MATTERS	111
27. SELLERS’ REPRESENTATIVE	113

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

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INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1	Form of Purchaser Offer Letter
Exhibit A-2	ICF Form Confidentiality, Intellectual Property, Non-Compete and Non-Solicitation Agreement
Exhibit A-3	ICF Code of Business Ethics and Conduct Acknowledgement Form
Exhibit A-4	ICF Form Conflict of Interest Statements
Exhibit A-5	ICF Form Treatment of Confidential Information from Prior Employment Acknowledgements and Confidentiality Agreements
Exhibit A-6	ICF Form Confidentiality, Intellectual Property, and Restrictive Covenants Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form Assignment of LLC Interests
Exhibit D	Rules of Engagement of Firm
Exhibit E	R&W Insurance Policy
Exhibit F	Assignment and Assumption of Tesla Lease

SCHEDULES

Schedule 1	Cash Calculation Illustration
Schedule 2	Indebtedness Calculation Illustration
Schedule 3	Key Employees
Schedule 4	Net Working Capital Calculation Illustration
Schedule 5	NWC Lower and Upper Collar Target Calculation Illustration
Schedule 5.2	Negative Covenants of the Company Parties
Schedule 5.15	Post-Closing Employee Retention Payments
Schedule 5.16	Third-Party Consents and Notices
Schedule 7.1(m)	Required Employees
Schedule 9.2(a)(viii)	Sellers’ Special Indemnified Matters Relating to Employee Benefits and ERISA

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

-i-

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 8, 2022 (the “Execution Date”), by and among ICF Incorporated, L.L.C., a Delaware limited liability company (the “Purchaser”); SemanticBits, LLC, a Virginia limited liability company (the “Company”); Ramprakash Chilukuri, individually and Vinay Kumar, individually (collectively, the “Sellers”; and each, a “Seller”); and Ramprakash Chilukuri, in his capacity as the Sellers’ Representative.

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding membership interests of the Company (the “Interests”);

WHEREAS, the Sellers desire to sell and convey all of the Interests to the Purchaser, and the Purchaser desires to purchase the Interests from the Sellers, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, on or prior to the Execution Date, all of the Key Employees (including Ramprakash Chilukuri) have executed and delivered to the Purchaser Offer Letters, ICF Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreements, ICF Code of Business Ethics and Conduct Acknowledgement Forms, ICF Conflict of Interest Statements, and ICF Treatment of Confidential Information From Prior Employment Acknowledgements and Confidentiality Agreements, in each case, to become effective upon Closing (collectively, in substantially the forms attached hereto as Exhibits A-1 through A-5, respectively (the “Employment Documentation”).

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.         PURCHASE PRICE; CLOSING.

1.1         Purchase and Sale of Interests; Payment of Closing Purchase Price. At the Closing and upon all of the terms and subject to all of the conditions of this Agreement, the Sellers will sell, transfer, assign and convey to the Purchaser, and the Purchaser will purchase and accept from the Sellers, the Interests. At the Closing, in full payment for the Interests, the Purchaser will pay:

(a)         the amount of the outstanding Indebtedness, if any, to the Persons and in the amounts set forth in the Flow of Funds Memorandum;

(b)         the amount of the unpaid Company Transaction Expenses, if any, to the Persons and in the amounts set forth in the Flow of Funds Memorandum;

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(c)         the Purchase Price Adjustment Escrow Amount, Indemnity Escrow Amount and Retention Escrow Amount to escrow accounts (respectively, the “Purchase Price Adjustment Escrow Account,” “Indemnity Escrow Account,” and the “Retention Escrow Account” established by the Purchaser and the Sellers with Citizens Bank, N.A. the (“Escrow Agent”), to be held by the Escrow Agent pursuant to the terms of an escrow agreement attached hereto as Exhibit B (the “Escrow Agreement”);

(d)         One Million Dollars ($1,000,000) to be held by the Sellers’ Representative in connection with his duties hereunder (the “Representative Fund”); and

(e)         to the Sellers based on their Ownership Percentages, Two Hundred Twenty Million Dollars ($220,000,000) (“Base Purchase Price”), as adjusted pursuant to Section 1.3(a) (the “Closing Purchase Price”), minus the amounts paid pursuant to Section 1.1(a) through Section 1.1(d) (without duplication of the adjustment to the Base Purchase Price pursuant to Section 1.3(a)) (such amount payable to the Sellers, the “Seller Closing Proceeds”). The Closing Purchase Price, as adjusted pursuant to Section 1.3(b), is referred to as the “Final Purchase Price.”

At the Company’s request, one (1) Business Day prior to the Closing Date, the Purchaser will deposit with the Company or, if designated by the Company, the Company’s payroll provider, that portion of the Employee Retention Awards that are to be paid at Closing pursuant to the Employee Retention Award Agreements (which estimated amount is set forth in Schedule 5.15 to this Agreement). The amount so funded by the Purchaser will reduce the Seller Closing Proceeds on a dollar-for-dollar basis. In the event that the Closing does not occur on the next Business Day following the Purchaser’s funding such portion of the Employee Retention Awards, the Sellers shall cause the Company to immediately refund such amount to the Purchaser.

1.2         Flow of Funds Memorandum. Not later than five (5) days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a flow of funds memorandum containing the Company’s good faith estimate (including all calculations in reasonable detail) of: (a) the Estimated Net Working Capital in accordance with Section 1.3(a); (b) the amount of Indebtedness that will be outstanding as of the Effective Time (the “Estimated Indebtedness”) in accordance with Section 1.3(a), together with an itemization of the Persons and amounts to whom such Estimated Indebtedness is payable; (c) the amount of unpaid Company Transaction Expenses as of the Effective Time (the “Estimated Company Transaction Expenses”) in accordance with Section 1.3(a), together with an itemization of the Persons and amounts to whom such unpaid Company Transaction Expenses are payable; (d) the amount of Cash as of the Effective Time (the “Estimated Cash”) in accordance with Section 1.3(a); and (e) the Seller Closing Proceeds payable to the Sellers (such statement, the “Flow of Funds Memorandum”). The Company shall include with the Flow of Funds Memorandum its estimate of the Last Three Months Annualized Revenue (“Estimated Last Three Months Annualized Revenue”) and, based on such Estimated Last Three Months Annualized Revenue, the Company’s estimated NWC Lower Collar Target (the “Estimated NWC Lower Collar Target”) and the Company’s estimated NWC Upper Collar Target (the “Estimated NWC Lower Collar Target”). These calculations will be used in connection with the payments described in Section 1.1. The Flow of Funds Memorandum also will contain wire instructions for all of the foregoing payments.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

1.3         Purchase Price Adjustment.

(a)         Preliminary Purchase Price Adjustment. No later than five (5) Business Days prior to the Closing, the Company, in accordance with the terms of this Section 1.3(a), shall prepare and deliver to the Purchaser an estimated balance sheet for the Company as of the Effective Time (the “Estimated Closing Balance Sheet”), which Estimated Closing Balance Sheet shall include an estimation of (i) the Net Working Capital of the Company as of the Effective Time (“Estimated Net Working Capital”) and, if the Estimated Net Working Capital is less than the Estimated NWC Lower Collar Target, the amount of such deficiency (the “Estimated Working Capital Deficit”) and, if the Estimated Net Working Capital is greater than the Estimated NWC Upper Collar Target, the amount of such excess (the “Estimated Working Capital Excess”); (ii) the Estimated Cash; (iii) the Estimated Indebtedness; and (iv) the Estimated Company Transaction Expenses (including itemization of the Persons and amounts to whom such Estimated Company Transaction Expenses are payable). The Sellers’ Representative shall provide the Purchaser with reasonable access to the Company and relevant financial personnel in order to allow the Purchaser to review the Estimated Closing Balance Sheet and the Sellers’ Representative will consider, in good faith, any comments made by the Purchaser to the Estimated Closing Balance Sheet. The Company shall prepare the Estimated Closing Balance Sheet and the Estimated Net Working Capital in good faith and in a manner consistent with the Net Working Capital Principles. The Base Purchase Price will be adjusted as follows: (1) the Base Purchase Price will be increased dollar-for-dollar by the amount of the Estimated Cash; (2) the Base Purchase Price will be decreased dollar-for-dollar by the amount of the Estimated Indebtedness; (3) the Base Purchase Price will be decreased dollar-for-dollar by the amount of the Estimated Company Transaction Expenses (and increased dollar-for-dollar by the amount of any Tail Policy or Cyber Liability Policy expenses paid by the Company prior to the Closing that are the responsibility of the Purchaser pursuant to Section 5.9(a) and Section 5.17, respectively); and (4) (i)  the Base Purchase Price will be increased dollar-for-dollar by the amount of the Estimated Working Capital Excess, or (ii) the Base Purchase Price will be decreased dollar-for-dollar by the amount of the Estimated Working Capital Deficit. The Closing Purchase Price will thereafter be subject to further adjustment as provided in Section 1.3(b). For the avoidance of doubt, no item shall be double counted in the calculation of Net Working Capital, Cash, Indebtedness or Company Transaction Expenses and there shall be no adjustment at Closing under Section 1.3(a)(iv) to Base Purchase Price if the Estimated Net Working Capital is (A) equal to or greater than the Estimated NWC Lower Collar Target and (B) equal to or less than the Estimated NWC Upper Collar Target.

(b)         Post-Closing Purchase Price Adjustment.

(i)         Delivery of Closing Statement.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(A)         Within ninety (90) days following the Closing Date, the Purchaser will, in accordance with the terms of this Section 1.3(b), prepare and deliver to the Sellers’ Representative (i) its good faith calculation of: (1) final Last Three Months Annualized Revenue (“Final Last Three Months Annualized Revenue”) and, based on that, the final NWC Lower Collar Target (the “Final NWC Lower Collar Target”) and the final NWC Upper Collar Target (the “Final NWC Upper Collar Target”), showing in reasonable detail any differences between the Purchaser’s proposed calculations thereof and the Estimated Last Three Months Annualized Revenue, the Estimated NWC Lower Collar Target and the Estimated NWC Upper Collar Target; (2) Final Net Working Capital (including components thereof) of the Company as of the Effective Time, including the Purchaser’s reasonably detailed calculations of Final Net Working Capital (including components thereof), showing in reasonable detail any differences between the Purchaser’s proposed calculation of Final Net Working Capital (including components thereof) and Estimated Net Working Capital (including components thereof), together with documentation supporting the Purchaser’s calculation of Final Net Working Capital (including components thereof) and, if the Final Net Working Capital is greater than the Final NWC Upper Collar Target, the amount of such excess (the “Final Net Working Capital Excess”) or, if the Final Net Working Capital is less than the Final NWC Lower Collar Target, the amount of such deficiency (the “Final Net Working Capital Deficit”), (3) Cash as of the Effective Time, (4) Indebtedness as of the Effective Time, and (5) unpaid Company Transaction Expenses as of the Effective Time, and (ii) a balance sheet of the Company as of the Closing (the “Final Closing Balance Sheet” and, together with the information required under Section 1.3(b)(i)(A)(i), the “Final Closing Statement”). Calculation of the Final Last Three Months Annualized Revenue, Final Net Working Capital (including components thereof), the Final NWC Lower Collar Target, the Final NWC Upper Collar Target, Cash, Indebtedness, unpaid Company Transaction Expenses and Final Closing Balance Sheet shall be in a manner consistent with the Net Working Capital Principles. If the Purchaser fails to deliver the Final Closing Statement or the Final Closing Balance Sheet to the Sellers’ Representative within the ninety (90) day period specified in Section 1.3(b)(i)(A), the Sellers’ Representative may deliver written notice to the Purchaser identifying such failure and if the Purchaser fails to deliver the Final Closing Statement and the Final Closing Balance Sheet to the Sellers’ Representative within five (5) Business Days following its receipt of such notice, then at the sole election and discretion of the Sellers’ Representative, the Purchaser shall be deemed to have accepted the Estimated Purchase Price Components as final.

(B)         The Final Closing Balance Sheet shall be prepared, and Final Net Working Capital, Final Last Three Months Annualized Revenue, Final Cash, Final Company Transaction Expenses and Final Indebtedness shall be determined, in accordance with this Agreement, including the Net Working Capital Principles and definitions of Net Working Capital, Cash, Indebtedness, and unpaid Company Transaction Expenses. For the avoidance of doubt, the Final Closing Statement, the Final Closing Balance Sheet and Final Net Working Capital (including the Final Net Working Capital Excess or the Final Net Working Capital Deficit, if any), Cash, Indebtedness and unpaid Company Transaction Expenses reflected therein shall (1) exclude the impact of any decisions made or actions taken or omitted by the Purchaser or the Company following the Closing, and (2) not reflect changes in assets or liabilities as a result of purchase accounting adjustments or reflect any events, conditions or circumstances that arise as a result of the change of control or ownership of the Company contemplated by this Agreement.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(ii)         Review of Final Closing Statement; Objection.

(A)         The Sellers’ Representative shall have thirty (30) days from the date of receipt of the Final Closing Statement and such requested information as further specified herein to review the computations reflected on the Final Closing Statement (which requests for information may be made by the Sellers’ Representative via email). In connection with such review, the Purchaser will make available to the Sellers’ Representative and his advisors all records and work papers relating to the Company and the Purchaser’s calculations set forth in the Final Closing Statement that the Sellers’ Representative and his advisors reasonably request in reviewing the Final Closing Statement, and the Purchaser will make available to the Sellers’ Representative and his advisors the personnel and other advisors of Purchaser involved in the preparation of the Final Closing Statement.

(B)         If the Sellers’ Representative disagrees with the Purchaser’s Final Closing Statement, then the Sellers’ Representative shall deliver written notice (an “Objection Notice”) of such disagreement to Purchaser on or before the thirtieth (30th) day following the Sellers’ Representative’s receipt of the Final Closing Statement and all information subsequently requested by the Sellers’ Representative as specified above in Section 1.3(b)(ii)(A). If the Sellers’ Representative timely delivered an Objection Notice to the Purchaser, then the Purchaser and the Sellers’ Representative will endeavor to resolve any disagreements noted in the Objection Notice in good faith as soon as reasonably practicable after the delivery of such notice, but if they do not obtain a final resolution within thirty (30) days after the Purchaser has received the Objection Notice, unless mutually extended by the parties in writing, then either the Purchaser or the Sellers’ Representative may thereafter commence the process to jointly retain the Firm and each party must proceed with the Dispute Resolution Procedure in accordance with the terms of this Agreement.

(iii)         Final and Binding Determination. The Final Closing Balance Sheet, Cash, Indebtedness, unpaid Company Transaction Expenses, Net Working Capital and Final Net Working Capital Excess or Final Net Working Capital Deficit, as of the Effective Time, as agreed to by the Purchaser and the Sellers’ Representative, or as determined by the Firm, as applicable, shall be conclusive and binding on all of the parties hereto and shall be deemed the “Final Closing Balance Sheet”, the “Final Net Working Capital”, the “Final Net Working Capital Excess”, the “Final Net Working Capital Deficit”, “Final Cash”, “Final Company Transaction Expenses,” and “Final Indebtedness” for all purposes herein.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(iv)         Post-Closing Purchase Price Adjustment. Upon completion of the calculation of the Final Closing Balance Sheet, the Final Cash, Final Indebtedness, Final Company Transaction Expenses, and Final Net Working Capital (including the Final Net Working Capital Excess or the Final Net Working Capital Deficit, if any) in accordance with Section 1.3(b)(iii), the Closing Purchase Price shall be adjusted dollar-for-dollar as follows:

(A)         The Final Net Working Capital amount determined in accordance with Section 1.3(b)(iii) will be used to calculate any post-Closing adjustments to the Closing Purchase Price with respect to Net Working Capital, as follows:

(1)         if Final Net Working Capital is greater than the Final NWC Upper Collar Target, then the Closing Purchase Price shall be (A) increased on a dollar-for-dollar basis by an amount equal to such excess, (B) reduced on a dollar-for-dollar basis by an amount equal to the Estimated Working Capital Excess, if any, and (C) increased by an amount equal to the Estimated Working Capital Deficit, if any; or

(2)         if Final Net Working Capital is less than the Final NWC Lower Collar Target, then the Closing Purchase Price shall be (A) reduced on a dollar-for-dollar basis by an amount equal to such deficiency, (B) reduced on a dollar-for-dollar basis by an amount equal to the Estimated Working Capital Excess, if any, and (C) increased by an amount equal to the Estimated Working Capital Deficit, if any; or

(3)         if Final Net Working Capital is greater than or equal to the Final NWC Lower Collar Target and less than or equal to the Final NWC Upper Collar Target, then the Closing Purchase Price shall be (A) reduced on a dollar-for-dollar basis by an amount equal to the Estimated Working Capital Excess, if any, and (B) increased by an amount equal to the Estimated Working Capital Deficit, if any.

(B)         The Closing Purchase Price, without duplication of (A), shall be increased dollar-for-dollar by the amount that the Final Cash exceeds the Estimated Cash or decreased dollar-for-dollar by the amount that the Estimated Cash exceeds the Final Cash.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(C)         The Closing Purchase Price shall be increased dollar-for-dollar by the amount that the Estimated Indebtedness exceeds the Final Indebtedness, or decreased dollar-for-dollar by the amount that the Final Indebtedness exceeds the Estimated Indebtedness.

(D)         The Closing Purchase Price shall be increased dollar-for-dollar by the amount that Estimated Company Transaction Expenses exceeds the Final Company Transaction Expenses, or decreased dollar-for-dollar by the amount that the Final Company Transaction Expenses exceeds the Estimated Company Transaction Expenses.

(v)         Payment. Any payment owed pursuant to this Section 1.3(b)(v) (such payment, the “Purchase Price Adjustment”) will be paid within five (5) Business Days after the Final Net Working Capital, Final Cash, Final Company Transaction Expenses and Final Indebtedness are agreed to pursuant to Section 1.3(b)(iii), in accordance with this Section 1.3(b)(v).

(A)         If the Final Purchase Price exceeds the Closing Purchase Price, then (1) the Purchaser shall pay to the Sellers, on a pro rata basis, based on their respective Ownership Percentages an amount equal to the positive difference by wire transfer of immediately available funds (pursuant to the Sellers’ wire instructions in the Flow of Funds Memorandum); and (2) the parties jointly shall instruct the Escrow Agent in writing to release the Purchase Price Adjustment Escrow Amount to the Sellers’ Representative.

(B)         If the Closing Purchase Price exceeds the Final Purchase Price, then (1) the Purchaser and the Sellers’ Representative jointly shall instruct the Escrow Agent in writing to pay from the Purchase Price Adjustment Escrow Account an amount equal to the Purchase Price Adjustment to an account designated by the Purchaser and (2) where the Purchase Price Adjustment exceeds the Purchase Price Adjustment Escrow Amount, the difference shall be paid to the Purchaser from the Sellers, on a pro rata basis, based on the Sellers’ respective Ownership Percentages by wire transfer of immediately available funds to an account designated by Purchaser. Where the Purchase Price Adjustment is lower than the Purchase Price Adjustment Escrow Amount, the Purchaser and the Sellers’ Representative jointly shall instruct the Escrow Agent in writing to pay to the Sellers’ Representative the funds remaining in the Purchase Price Adjustment Escrow Account after payment to the Purchaser pursuant to this Section 1.3(b)(v)(B).

(C)         To the extent permitted by Law, any payments made pursuant to this Section 1.3(b)(v) shall constitute an adjustment to the Final Purchase Price for Tax purposes and shall be treated as such by the parties on their Tax Returns and in any communications with any Taxing Authorities.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

1.4         Form of Payments. Except as expressly provided herein, all payments under this Agreement will be made by delivery to the recipient by depositing, by wire transfer, the required amount (in immediately available funds in United States currency) in an account of the recipient on the date of the required payment, which account will be designated by the recipient in the Flow of Funds Memorandum or otherwise in writing at least five (5) Business Days prior to the date of the required payment.

1.5         Closing.

(a)         Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing (the “Closing”) of the transactions contemplated by this Agreement (the “Contemplated Transactions”) will take place remotely via the exchange of electronic documents and signatures on the date that is two (2) Business Days following the expiration of the initial thirty (30) day waiting period applicable to this Agreement and the Contemplated Transactions under the HSR Act, or such later date within two (2) Business Days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Contemplated Transactions (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date, time and place as the Purchaser and the Sellers’ Representative may agree (the “Closing Date”). For purposes of determining Net Working Capital, Indebtedness and Cash and, to the extent permitted by Law and GAAP, for accounting purposes, the parties will treat the Closing as being effective at 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).

(b)         At the Closing, (i) the Sellers or the Company will deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 7.1 and (ii) the Purchaser will deliver to the Company and the Sellers the various certificates, instruments, and documents referred to in Section 7.2.

1.6         Purchase Price Allocation. The Purchaser and the Sellers agree that no more than One Hundred Thousand Dollars ($100,000) of the Final Purchase Price will be allocated in the aggregate to the restrictive covenants contained in Section 5.11 or that may be contained in the Employment Documentation and the parties shall and shall cause the Company and each of their Affiliates to file all Tax Returns in a manner consistent with such agreement.

1.7         Withholding Taxes. Notwithstanding any other provision in this Agreement, the Purchaser, the Company and the Sellers shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law. To the extent that any amounts are withheld and paid to the appropriate Taxing Authority such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made. Purchaser agrees to provide the Sellers’ Representative with at least two (2) days’ prior written notice regarding any proposed deduction or withholding with respect to the Closing Purchase Price and shall reasonably cooperate with Sellers to claim any benefits or reduce and/or eliminate any such deduction or withholding.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

2.            REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS.

Except as set forth in the Disclosure Schedules (each of which disclosures, in order to be effective, will indicate the Section and, if applicable, the Subsection of this Section 2 to which it relates), the Sellers hereby jointly and severally represent and warrant to the Purchaser the following matters in this Section 2. These representations and warranties are made as of the Execution Date and as of the Closing Date, except to the extent that a representation, warranty or section of the Disclosure Schedules expressly states that such representation or warranty, or information in such section of the Disclosure Schedules, is made only as of an earlier date.

2.1         Necessary Authority. Each Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party, to perform such Seller’s obligations hereunder and thereunder, and to consummate the Contemplated Transactions. The execution, delivery and performance by each Seller of this Agreement and all Transaction Documents entered into by each Seller in connection with this Agreement and the consummation by such Seller of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of such Seller. No further action by such Seller is necessary to authorize this Agreement or any of the Contemplated Transactions. This Agreement has been, or with respect to Transaction Documents to be delivered at the Closing by any Seller, will be, duly authorized, executed and delivered by such Seller and constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms and conditions, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

2.2         Title to the Interests. Each Seller owns good, valid and marketable title to all of the Interests reflected in Section 2.2 of the Disclosure Schedules, free and clear of any and all Liens (other than Liens under securities Laws) and upon delivery of the Interests to the Purchaser on the Closing Date in accordance with this Agreement and upon Purchaser’s payment of the closing payments in accordance with Section 1.1, such Seller’s entire legal and beneficial interest in the Interests and good, valid and marketable title to such Interests, free and clear of all Liens (other than Liens under securities Laws or otherwise imposed by the Purchaser or its creditors), will pass to the Purchaser. Except as otherwise set forth in Section 2.3 of the Disclosure Schedules, other than this Agreement and the Charter and Governing Documents of the Company, there are no outstanding contracts, commitments, understandings, arrangements or restrictions (other than applicable federal and state securities Laws) to which any Seller is a party or by which any Seller is bound relating to any of such Interests.

2.3         No Conflicts. Except as set forth in Section 2.3 of the Disclosure Schedules, the execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents to which any Seller is a party, and the consummation of the Contemplated Transactions do not and will not (a) require any Seller to obtain the consent or approvals of, or make any filing with, any person or Governmental Authority, except for consents and approval already obtained and notices or filings already made and such filings and notifications as may be required to be made by the Company in connection with the Contemplated Transactions under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act, (b) violate any Law or (c) constitute or result in the breach of any provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, any Contract to which any Seller is a party or by which such Seller’s assets are bound, in each case, except to the extent that such violation, breach or default would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the Contemplated Transactions.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

2.4         Brokers. Except as set forth in Section 2.4 of the Disclosure Schedules, no broker, finder, investment banker, financial advisor or other similar person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of any Seller or any of their Affiliates.

2.5         No Other Representations and Warranties. Except for the representations and warranties contained in Section 2 and Section 3 (as modified by the Disclosure Schedules hereto), the Sellers make no express or implied representation or warranty.

3.           REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.

Except for the information set forth in the Disclosure Schedules (each of which disclosures, in order to be effective, will indicate the Section and, if applicable, the Subsection of this Section 3 to which it relates), the Sellers and the Company represent and warrant to the Purchaser the matters set forth in this Section 3. These representations and warranties are made as of the Execution Date and as of the Closing Date, except to the extent that a representation, warranty or section of the Disclosure Schedules expressly states that such representation or warranty is made only as of an earlier date.

3.1         Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia. The Company has full limited liability company power and authority to own or lease its properties and to conduct its business as currently conducted, and is qualified or registered to do business and in good standing in each jurisdiction required for the current conduct of its business (as listed in Section 3.1 of the Disclosure Schedules).

3.2         Authorization; Corporate Documentation. The Company has the limited liability company or other power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions. The copies of the Company’s Charter and the Governing Documents (copies of which have been delivered to the Purchaser) are true, complete and correct copies of such Charter and Governing Documents, as amended through and in effect as of the Execution Date.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

3.3           Capitalization.

(a)         The Interests constitute all outstanding equity securities of the Company. All such Interests (i) have been duly authorized and validly issued and are fully paid and nonassessable; and (ii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. All of the issued and outstanding Interests and all of the other securities issued by the Company were granted, offered, sold and issued in compliance, in all material respects, with all applicable state and federal securities Laws. Each Seller has represented to the Company that such Seller is an accredited investor, as such term is defined under the Securities Act of 1933, as amended, and such representations were true and correct when made. There are no outstanding or authorized Convertible Securities, equity appreciation, phantom equity or similar rights with respect to the Company. There are no outstanding voting trusts, proxies, equity holder agreements or any other agreements or understandings with respect to the Interests or any other equity securities of the Company, and there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts to which the Company is a party or by which the Company is bound relating to any of the Interests or any other equity securities of the Company.

(b)         The Company does not have and has never had since its formation, any direct or indirect Subsidiaries.

3.4         Binding Agreement. This Agreement has been duly executed by the Company and delivered to the Purchaser, and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by the Company, each other Transaction Document to which the Company is, or is specified to be, a party, will be duly and validly executed by the Company, and delivered to the Purchaser on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

3.5         No Breach. Except as set forth in Section 3.5 of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions by the Company do not and will not (a) violate or conflict with the Charter or Governing Documents of the Company; (b) violate or conflict with, in any material respect, any Law to which the Company or the Interests are subject; (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a material default under, or give rise to any right of termination, cancellation or acceleration of, any of the terms, conditions or provisions of any Material Contract or Government Contract listed or required to be listed in Section 3.27(a) of the Disclosure Schedules to which the Company is a party or by which the Company may be bound as of the Execution Date; (d) result in the imposition of a Lien on the Company, the Interests or Assets, except for Permitted Liens; or (e) assuming the accuracy of the Purchaser’s representations in Section 4.7, require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority by the Company (other than under a Government Contract), except for consents and approvals already obtained and notices or filings and notifications as may be required to be made by the Company in connection with the Contemplated Transactions under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

3.6         Permits. The Company possesses all Permits required to own the Assets and conduct the business of the Company as now being conducted. Section 3.6 of the Disclosure Schedules sets forth a complete and accurate list of each Permit material to the operation of the business of the Company (the “Company Permits”) together with the name of the Governmental Authority issuing such Company Permit and the expiration or renewal date of such Company Permit. The Company Permits are valid and in full force and effect. The Company has not received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority regarding any revocation, termination, withdrawal, suspension, cancellation or modification of any Company Permit and the Company is not in default and no condition exists that with notice or lapse of time or both would reasonably be expected to constitute a default under, the Company Permits. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions by the Company do not and will not give rise to any right of revocation, termination, withdrawal, suspension, cancellation or modification of any Company Permit.

3.7           Compliance With Laws.

(a)         Except as set forth in Section 3.7 of the Disclosure Schedules, the Company is and since January 1, 2017, has been in compliance, in all material respects, with all Laws applicable to the business or Assets, including all applicable statutory and regulatory requirements under Trade Laws (other than Laws relating to Taxes (which are covered by Section 3.16), employee benefits and ERISA (which are covered by Section 3.17), environmental matters (which are covered by Section 3.19), the Company workforce (which are covered by Section 3.23), privacy and data security (which are covered by Section 3.26, and Government Contracts (which are covered by Section 3.27)).

(b)         Except as set forth in Section 3.7(b) of the Disclosure Schedules, within the prior five (5) years, all of the Company’s items subject to the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774) are and have been designated as EAR99 thereunder.

(c)         Except as set forth in Section 3.7(c) of the Disclosure Schedules, within the prior five (5) years the Company: (i) has had no sales outside of the United States; (ii) has made no voluntary disclosures with regard to Trade Laws; and (iii) has not received any written communication alleging that it is not in compliance with Trade Laws.

(d)         Since January 1, 2017, the Company has been in compliance, and any products manufactured by or on behalf of the Company are and have been manufactured in compliance, in all material respects with all applicable Laws administered or issued by the U.S. Food & Drug Administration (“FDA”) or any similar Governmental Authority, including the Federal Food, Drug, and Cosmetic Act and all other Laws regarding developing, testing, manufacturing, labeling, packaging, marketing, distributing or promoting the products of the Company, or complaint handling, adverse event reporting, or recordkeeping.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(e)         Since January 1, 2017, the Company has not received any written notice of, nor is subject to any obligation under, any material adverse inspectional finding, data integrity review, penalty, fine, sanction, assessment, written request for corrective or remedial action, warning letter, untitled letter, notice of violation letter, Form FDA-483, consent decree, or other written compliance or enforcement notice from the FDA or any other similar Governmental Authority. To the Company’s Knowledge, no such action or obligation has been threatened.

(f)         Since January 1, 2017, neither the Company nor any manager, officer, employee or, to Company’s Knowledge, agent of the Company, has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335 (a) or (b), or any similar law, rule or regulation of any other Governmental Authority, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a‑7 or any similar Law, rule or regulation of any Governmental Authority. Neither the Company nor any of its managers, officers, employees, or, to Company’s Knowledge, any of the contractors or agents is the subject of any pending or threatened investigation by FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy. Since January 1, 2017, neither the Company nor any of its managers, officers, employees, or to Company’s Knowledge, contractors, and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Authority to invoke a similar policy. Since January 1, 2017, neither the Company nor any of its managers, officers, employees, or, to the Company’s Knowledge, any of the contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar Governmental Authority.

(g)         Except as set forth in Section 3.7 of the Disclosure Schedules, for the past five (5) years, the Company has been in compliance, and has conducted its business in compliance, with all applicable Health Care Laws in all material respects. The Company has not received any communication, notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund that alleges or asserts that they have violated any Health Care Laws. Except as set forth in Section 3.7 of the Disclosure Schedules, for the past five (5) years, the Company has timely filed all material reports, data and other information required to be filed with any federal, state, local or foreign Governmental Authority, or any agency or instrumentality thereof, regarding its business. There are no restrictions upon the business, activities, products or services of the Company that have resulted from conduct in violation of any Health Care Law. There is no pending or, to Company’s Knowledge, threatened audit, investigation or proceeding which (i) is related to a violation of any applicable Health Care Law or (ii) reasonably would be expected to result in the termination or revocation of any licenses material to the operations of the person holding the license or result in any limitation, restriction or impairment thereof.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(h)         The Company has used the same employer identification number since its formation. Notwithstanding anything else contained in this Agreement, the foregoing is the only representation made with respect to the validity of the Company’s employer identification number or circumstances described in Section 3.7(h) of the Disclosure Schedule. For the avoidance of doubt, any consequences related to the Company’s use of an improper employer identification number or the circumstances described in Section 3.7(h) of the Disclosure Schedule will not be considered a violation or breach of any other representation or warranty in this Agreement. Notwithstanding anything to the contrary in this Section 3.7(h), the terms and provisions of this Section 3.7(h) shall not be deemed to eliminate, limit or otherwise affect Sellers’ obligation to indemnify the Purchaser Indemnified Parties for Pre-Closing Taxes (i) as a result of any breach by Sellers of their representations and warranties set forth in Section 3.16 (Taxes) or (ii) pursuant to Section 9.2(a)(iv).

3.8         Title to Assets. Except as set forth in Section 3.8 of the Disclosure Schedules, the Company has good and marketable title to all of the Assets owned by or to be conveyed by or through the Company (excluding Intellectual Property which is addressed in Section 3.11 hereof), or, with respect to leased properties and Assets, including, without limitation, the Leased Premises, valid leasehold interests in such properties and Assets that afford the Company peaceful and undisturbed leasehold possession of such properties and Assets, in each case, free and clear of all Liens except for Permitted Liens. Immediately following the Closing, all of the Assets will be owned, leased or available for use by the Company on terms and conditions substantially similar to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such Assets. All Assets used in the operations of the Company are reflected on the Company’s Balance Sheet to the extent required under GAAP to be so reflected. The Assets will constitute all of the assets and properties required to operate the business of the Company in all material respects in the manner conducted on the Execution Date by the Company and on the same economic basis as before the Closing.

3.9        Condition of Personal Property. Except as set forth in Section 3.9 of the Disclosure Schedules, all items of Personal Property with an individual fair market value greater than Ten Thousand Dollars ($10,000) used in the operation of the business of the Company are (a) in satisfactory operating condition and repair, subject to normal wear and tear, (b) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the Ordinary Course of Business, consistent with past practice, (c) are in compliance in all respects with all applicable Laws, including those pertaining to health and safety, zoning, building and construction requirements and the disabled, and (d) are suitable for the purposes for which they are currently being used by the Company.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

3.10       Accounts Receivable. Except as set forth in Section 3.10 of the Disclosure Schedules, all accounts receivable of the Company shown on the Company’s Balance Sheet arose from sales actually made or services actually performed in the Ordinary Course of Business of the Company and/or billings in accordance with contractual terms.

3.11         Intellectual Property.

(a)         The Company owns no United States, international and foreign registered Copyrights, registered Trademarks, Patents, or applications for any such Copyrights, registered Trademarks, or Patents (including provisional applications and intent-to-use applications). Section 3.11(a) of the Disclosure Schedules sets forth (i) the Domain Names owned by, assigned to or registered in the name of the Company; (ii) all Software products owned or purported to be owned by the Company (excluding Software developed under Government Contracts); and (iii) all material licenses (whether term-based or perpetual) (other than (A) licenses and subscriptions for commercial off-the-shelf Software, (B) authorizations to use Intellectual Property or data provided as government furnished equipment or government furnished information under a Government Contract, (C) authorizations to use Intellectual Property made available by a prime contractor under a Government Contract, (D) any additional non-exclusive licenses implied by law to end-user customers for use of products, and (E) any non-exclusive license to use confidential information of a third party for limited evaluation purposes under a non-disclosure agreement) under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property owned by a third party (such licenses and sublicenses collectively “IP Licenses”). Each Domain Name is subsisting, enforceable and valid and all registration and renewal fees currently due in connection with such Domain Name have been paid. All Company IP developed by current and former employees, consultants and independent contractors of the Company has either (1) been effectively assigned to the Company by such employee, consultant or independent contractor or (2) except as provided under FAR or under any Governmental Contract, is owned by the Company by virtue of applicable Law.

(b)         Except as set forth in Section 3.11(b) of the Disclosure Schedules, the Company is the sole and exclusive owner, free and clear of all Liens, (other than Permitted Liens and non-exclusive license rights granted in the Ordinary Course of Business of the Company, including, rights granted under any Government Contract in which the Governmental Authority has funded all or part of the development costs) and has valid and enforceable rights in all of the material Company IP included in the Company Products or used by the Company in the conduct of its business, excluding any pending applications to register Intellectual Property. The Company has valid and enforceable licenses to use all Intellectual Property owned by third parties that is subject to the IP Licenses. The Company has not, at any time within six (6) months preceding the Most Recent Balance Sheet Date, (i) transferred ownership of any Company IP to any third party or (ii) except for any Software developed under Government Contracts that are “open source software” under the applicable Government Contract, knowingly permitted the Company’s rights in any material Company IP to enter the public domain.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(c)         To the Company’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company IP, by any employee,consultant or independent contractor of the Company. The Company is not a party to any Claim for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement that has not been resolved. The Company is not a party to any Legal Proceeding (nor received any written notice or, to the Company’s Knowledge, threat) that asserts a Claim against the Company for infringement or misappropriation of any Intellectual Property owned by a third party or that contests the validity, ownership or right of the Company to exercise any rights in Intellectual Property, and that has not been resolved. To the Company’s Knowledge, the operation of the business of the Company, including, (i) the design, development, reproduction, marketing, licensing, sale, offer for sale, delivery, distribution, provision and/or use of any Company Product, or (ii) the Company’s use of any product, device or process used in the business of the Company, as conducted on the Execution Date, does not infringe, misappropriate or otherwise violate any Intellectual Property right of any third party, and to the Company’s Knowledge, there is no basis for such a Claim.

(d)         Except for the consents and approvals set forth on Section 3.5 of the Disclosure Schedules, neither the execution and delivery or effectiveness of this Agreement, nor the performance of the Company’s obligations under this Agreement, will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any right of the Company in any Company IP, or impair the right of the Company to use, possess, sell or license any Company IP or portion thereof or right therein. After the Closing, all Company IP will be fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any third party to the same extent that they were, had the Closing not occurred. Except as set forth in Section 3.11(d) of the Disclosure Schedules, no consent or approval under any IP License is required as a result of the execution and delivery of this Agreement or the performance of the obligations of the Company hereunder.

(e)         Following the Closing, assuming that the consents and approvals set forth on Section 3.5 of the Disclosure Schedules are obtained by the Company, the Company will be permitted to exercise all of the Company’s rights under each IP License and each Contract (other than Government Contracts that are not current Government Contracts) pursuant to which the Company grants a third party the right to use any Company IP (“Company IP Rights Agreements”) to the same extent, and pursuant to the same substantive terms, the Company would have been able to had the Contemplated Transactions not occurred.

(f)         Except under the Government Contracts set forth in Section 3.11(f) of the Disclosure Schedules, none of the Company IP Rights Agreements grants any third party any exclusive rights to or under any of the Company IP.

(g)         Except as set forth in a Company IP Rights Agreement, there are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, or possession of any Company IP by the Company.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(h)         The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential information included in the Company IP. All use by a third party of any such Confidential Information owned by the Company has been pursuant to the terms of a written Contract between the Company and such third party that affords adequate protection to such information or under a legal relationship that imposes a duty of confidentiality on the applicable third party or under applicable Law (including under 41 U.S.C. §253b(m)). All use by the Company of confidential information not owned by the Company has been pursuant to the terms of a written Contract between the Company and the owner of such confidential information.

(i)         To the Company’s Knowledge, there have been no successful material unauthorized intrusions or material breaches of the security of the Company Systems.

(j)         The Company is in material compliance with the terms and conditions of all Software distributed with any Company Products that are licensed under “free software,” “open source software,” GN General Public License, GNU Lesser General Public License, BSD licenses, the Apache licenses and other similar licensing or distribution terms. The Company is in material compliance with all requirements in or under customer Contracts, or other outbound license Contracts, and related Laws, regarding the use of “open source software” in its development activities or otherwise, and has reserved all rights in and to any Intellectual Property created or developed under such Contracts as required for the Company’s on-going business operations and activities. To the Company’s Knowledge, except for any Software developed under Government Contracts that is “open source software” under and in accordance with the applicable Government Contract, none of the Software owned by the Company incorporates or is combined or distributed with any open source, community source, shareware, freeware or other code that would result in such Software being covered by the GNU General Public License or any other licensing regime, in each case that would require the Company to (i) disclose or distribute Source Code for any Company Products, (ii) license its Software for the purpose of making derivative works, (iii) grant to any Person any rights or immunities under any Intellectual Property owned by or exclusively licensed to the Company or (iv) distribute its Software at no charge or minimal charge.

(k)         Section 3.11(k) of the Disclosure Schedules identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow holder any of the Source Code for any Company Products, and describes whether the execution of this Agreement or any of the Contemplated Transactions, in and of itself, would reasonably be expected to result in the release from escrow of any Source Code for any Company Products. Except as otherwise disclosed in Section 3.11(k) of the Disclosure Schedules, no event that has occurred, and no circumstance or condition exists, that would reasonably be expected to, result in the release from escrow of any Source Code for any Company Products.

(l)         To the Company’s Knowledge, as of the date of this Agreement, none of the Software owned or purported to be owned by the Company (i) contains any critical bugs, critical defects, or critical errors that materially affect the use of Software and that are unable to be cured by the Company within 15 Business Days; or (ii) fails to materially comply with any warranty of the Company relating to the use, functionality or performance of such Software.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

3.12         Contracts.

(a)         Section 3.12(a) of the Disclosure Schedules (which lists Contracts by each applicable subsection referenced below in this Section 3.12(a)) contains a complete, current and correct list of all of the following Contracts to which the Company is bound, provided that, for this Section 3.12(a), the term Contracts shall not include (1) Leases, Government Contracts, Teaming Agreements, Government Bids, Benefit Plans, insurance policies, IP Licenses or Company Data Processing Contracts, so long as such Contracts are disclosed in Sections 3.11(a), 3.17(a), 3.18, 3.20(a), 3.26(g) or 3.27(a) of the Disclosure Schedules, respectively, if required to be disclosed thereon, (2) the Company’s standard form Contracts with employees of the Company containing confidentiality, non-competition, non-disclosure, or intellectual property assignment provisions, or (3) the Company’s confidentiality agreements with third parties entered into in the Ordinary Course of Business:

(i)         any Contract or group of related Contracts that involve (1) expenditures by the Company in excess of One Hundred Thousand Dollars ($100,000) per annum, or (2) receipts by the Company for in excess of One Hundred Thousand Dollars ($100,000) per annum;

(ii)         any Contract with any of the managers, officers, directors, employees or Affiliates of the Company, or companies Controlled by any Seller, not otherwise listed on another Disclosure Schedule hereto, including all non-competition, severance and indemnification agreements;

(iii)         any partnership, joint venture or profit-sharing agreement entered into with any Person;

(iv)         any settlement agreement involving Claims by or against the Company under which the Company has outstanding obligations;

(v)         any loan agreement, agreement of Indebtedness, capital or operating lease, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to the borrowing of money or extension of credit by or to the Company (other than loans to participants under the Company 401(k) Plan);

(vi)         any Contract containing any limitation on the freedom of the Company to engage in any line of business or compete with any Person or to operate at any location in the world, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise expressly limiting the right of the Company to sell, distribute or manufacture any products or services;

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(vii)         any Contract relating to (A) the disposition, other than in the Ordinary Course of Business of the Company, of the assets or other business operations of, or any interest in, the Company, or (B) the acquisition other than in the Ordinary Course of Business of the Company of the assets or other business operations of, or any interest in, any business of another Person;

(viii)         any Contract entered into outside the Ordinary Course of Business of the Company involving outstanding payment or obligations in excess of One Hundred Thousand Dollars ($100,000) per annum that is not otherwise described in this Section 3.12(a) and that is not a Company Transaction Expense;

(ix)         any collective bargaining agreement or any other agreement or Contract with any labor or trade union, or labor organization, or works council; and

(x)         any Contract with any investment banker, broker, advisor or similar party, or any other Person (other than accountants, attorneys, tax advisors and clerical personnel) retained to provide professional or financial advice or services in connection with this Agreement and the Contemplated Transactions or similar transactions within the prior three (3) years.

(b)         All Material Contracts are in written form and the Company has made available to Purchaser a copy of each written Material Contract. All of the Material Contracts are in full force and effect, and are valid, binding, and enforceable against the Company in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles. There exists no material breach, default or violation on the part of the Company or, to the Company’s Knowledge, on the part of any other party to any such Material Contract, nor has the Company received written notice of any such breach, default or violation. Except as set forth in Section 3.12(b) of the Disclosure Schedules, the execution and delivery of this Agreement by the Company does not, and the consummation of the Contemplated Transactions will not, result in any default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to any Material Contract.

3.13         Litigation. Except as set forth in Section 3.13 of the Disclosure Schedules, there are no, and within the past three (3) years there have not been any, Legal Proceedings pending or, to the Company’s Knowledge, threatened against, the Company or any of its assets or properties, or any member, manager, director, officer, executive or non-executive employee, independent contractor or agent of the Company (in their capacities as such), at law or in equity, or before or by any Governmental Authority. Except as set forth in Section 3.13 of the Disclosure Schedules, the Company is fully insured with respect to each of the matters set forth in Section 3.13 of the Disclosure Schedules (except to the extent of any applicable deductible and subject to applicable insurance limits) or each such matter has been settled, closed or otherwise fully resolved without any continuing liability to or obligations of the Company. There is no Order against the Company, any of its material assets or properties, or any of their directors, managers, officers, employees, or to the Company’s Knowledge, consultants or independent contractors (in their capacities as such or relating to their employment, services or relationship with the Company). The Company has no Legal Proceeding pending against any other Person.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

3.14         Financial Statements. Section 3.14 of the Disclosure Schedules sets forth true, correct and complete copies of the balance sheet, statement of income and statement of retained earnings and cash flows of the Company as of and for the years ended December 31, 2021, December 31, 2020 (as reviewed by the Company’s independent accounting firm) and December 31, 2019 (as reviewed by the Company’s independent accounting firm), including any related notes and schedules, and the unaudited balance sheet as of April 30, 2022 (such balance sheet the “Company’s Balance Sheet” and such date, the “Most Recent Balance Sheet Date”), and the statements of income of the Company for the four (4) month period then ended (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with the books and records of the Company, and present fairly, in all material respects, the financial condition and the results of operations of the Company as of the respective dates and for the respective periods thereof. Except as provided in Section 3.14 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP through and among the periods indicated (provided, that the Company’s Balance Sheet is subject to year-end adjustments that are not material (individually or in the aggregate) and do not contain footnotes and presentation items required by GAAP) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

3.15         Liabilities. The Company has no liabilities of a nature required by GAAP to be included on the Company’s Balance Sheet, except liabilities (a) that are accrued and reflected on the Company’s Balance Sheet; (b) that are unpaid Company Transaction Expenses or that are listed in Section 3.15 of the Disclosure Schedules; (c) that have arisen in the Ordinary Course of Business of the Company since the Most Recent Balance Sheet Date; (d) to perform under the Contracts of the Company; and (e) liabilities that reduce the Seller Closing Proceeds.

3.16         Taxes. Except as disclosed in Section 3.16 of the Disclosure Schedules:

(a)         The Company has (i) timely filed all income Tax Returns and all other material Tax Returns required to have been filed by it, and all such Tax Returns are true, correct and complete in all material respects and were prepared in material compliance with all applicable legal requirements, and (ii) paid all material Taxes owed by the Company (whether or not shown on any Tax Return), in each case, other than Tax Returns and Taxes for which the statute of limitations has expired.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(b)         The Company has not waived, extended, or requested or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency (other than extensions of the applicable statute of limitations as a result of filing a Tax Return on extension), which waiver or extension is still in effect, or agreed to any extension of time for filing any Tax Return of the Company which Tax Return has not been filed.

(c)         There are no Liens (other than Permitted Liens) on any of the Assets that arose in connection with any failure (or alleged failure) by the Company to pay any Tax.

(d)         In the last five (5) years (i) the Company has not been subject to any federal, state, local or non-U.S. Tax audit or examination, nor are any such proceedings now being conducted, pending or threatened in writing, (ii) no Taxing Authority (including in jurisdictions in which the Company does not file Tax Returns) has indicated in writing an intent to open an audit, examine, or otherwise review the Company’s financial or Tax information, and (iii) no claim has ever been made in writing by a Taxing Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e)         The Company has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Taxing Authorities to the extent due and payable;

(f)         The Company is not a party to any Tax allocation or sharing agreement excluding, however, any agreement or arrangement the primary purpose of which is not the allocation, sharing or indemnification of Tax liability;

(g)         The Company does not have any liability for the Taxes of any Person (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (B) as a transferee, as a successor, by contract (other than a contract the primary purpose of which is not the allocation, sharing or indemnification of Tax liability) or by operation of Law.

(h)         At all times since January 1, 2008, and except by reason of the Contemplated Transactions, the Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 for all federal and, to the extent allowable under applicable Laws in jurisdictions where the Company is subject to state and local income Taxes.

(i)         The unpaid Taxes of the Company did not, as of the Most Recent Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet as of such date contained in the Financial Statements (rather than any notes thereto).

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(j)         The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending prior to the Closing Date; (ii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed prior to the Closing; (iv) any intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) related to any event or transaction occurring prior to the Closing; (v) any installment sale or open transaction disposition made on or prior to the Closing; (vi) any prepaid amount received prior to the Closing Date; or (vii) any election under Code Section 108(i)), or (viii) the Accrual Method Change.

(k)         During the last two (2) years, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(l)         The Company is not a stockholder of a “controlled foreign corporation” as defined in Code Section 957 (or any similar provision of state, local or foreign law) and is not a stockholder in a “passive foreign investment company” within the meaning of Code Section 1297. The Company has never been resident in a country other than the country in which it was organized or incorporated by reason of having a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise.

(m)         The Company has not incurred (and has no potential for) any liability for Taxes under Code Section 1374 on the disposition or sale of any Asset of the Company (whether actual or deemed).

(n)         The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(o)         The Company has not requested a private lettering ruling or any similar Tax ruling from any Taxing Authority.

(p)         The Company has not claimed and, prior to the Closing, will not claim a deduction for federal or applicable state income tax purposes for the Tax that is the subject of the Rescission Tax Refund.

(q)         The Company is not a party to any joint venture, partnership or other arrangement or contract that is properly treated as a partnership for federal income Tax purposes.

(r)         Section 3.16(r) of the Disclosure Schedules contains a good faith estimate, as of the date hereof, of (i) the estimated pass-through entity Taxes for the Company expected to be due for the period ending June 30, 2022, and (ii) the amount, if any, that the pass-through entity Taxes for the Company expected to be due for the period ending December 31, 2021 exceed the estimated Tax payments made with respect thereto.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(s)         No breach or inaccuracy in the representations set forth in this Section 3.16, other than those set forth in paragraphs (f), (g) and (j) of this Section 3.16, shall cause any of the Sellers to be liable for any Taxes of the Company that arise in a tax period (or portion thereof) commencing after the Closing Date.

3.17         Employee Benefit Plans; ERISA.

(a)         Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each Benefit Plan. The Sellers have made available to the Purchaser true, correct and complete copies of the following documents (as applicable) for each Benefit Plan: (i) the written plan documents comprising each Benefit Plan or, with respect to any Benefit Plan that is not in writing, a written description of the material terms thereof, (ii) the three (3) most recent annual reports (Form 5500) filed with the IRS with respect to each such Benefit Plan, including all schedules and financial statements thereto, (iii) the most recent trust agreement, insurance contract and other funding arrangement and any other written agreement relating to each such Benefit Plan, (iv) the most recent annual report, financial statement and/or actuarial report with respect to each such Benefit Plan, (v) the most recent summary plan description for each such Benefit Plan, together with any summary of modifications thereto, (vi) the most recent determination or opinion letter issued by the IRS with respect to any such Benefit Plan intended to be qualified under Code Section 401(a), (vii) the ERISA bond currently in effect, (viii) nondiscrimination testing for the most recent three plan years, (ix) the IRS Forms 1094-C and 1095-C filed with the IRS each year such forms were required by Law to be filed (except as otherwise disclosed on Section 3.17(a) of the Disclosure Schedules), and (x) all notices and communications within the past three (3) years to or from the IRS or any office or representative of the Department of Labor or other applicable Governmental Authority relating to any unresolved compliance issues in respect of any such Benefit Plan. Each Benefit Plan is and at all times in the past has been maintained, operated and administered in material compliance with its terms and with the requirements of all applicable Laws, including ERISA, COBRA and the Code. Except as disclosed on Section 3.17(a) of the Disclosure Schedules, the Company and the Company’s ERISA Affiliates have complied and are in compliance in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”). Neither the Company nor any of the Company’s ERISA Affiliates has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty under PPACA (including with respect to the reporting requirements under Code Sections 6055 and 6056, as applicable) or under Code Section 4980B, 4980D or 4980H. All IRS Forms 1094-C and 1095-C have been timely filed as required by applicable Law.

(b)         Except as disclosed in Section 3.17(b) of the Disclosure Schedules, at no time has the Company or any of its ERISA Affiliates maintained, sponsored or contributed to, or been obligated to contribute to (i) any Benefit Plan that is subject to Title IV of ERISA or Code Section 412, (ii) any “multiemployer plan”, within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, (iii) a “multiple employer” plan within the meaning of Section 210 of ERISA or Code Section 413(c), (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (v) a plan or arrangement providing for post-employment health of life insurance benefits or coverage, or other retiree welfare benefits, to any Person other than (aa) as required under COBRA or (bb) benefits through the end of the month of termination of employment. No event has occurred and, to the Company’s Knowledge, no condition exists with respect to a Benefit Plan that has resulted in, or is reasonably be expected to result in, a Tax, Lien, or other liability imposed by ERISA, the Code or other applicable Laws for which the Company may be liable.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(c)         Except as disclosed in Section 3.17(c) of the Disclosure Schedules, with respect to each Benefit Plan intended to qualify under Code Section 401, (i) such Benefit Plan has received a favorable determination letter or is entitled to rely upon an opinion letter from the IRS, and, to the Company’s Knowledge, nothing has occurred with respect to the operation of such Benefit Plan that has caused or would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any current or contingent liability, penalty or Tax under ERISA or the Code, and (ii) there has been no “prohibited transaction,” as such term is defined in Code Section 4975 or Section 406 of ERISA, for which a statutory or administrative exemption does not exist, that subjects such Benefit Plan or its associated trust, or the Company to any Tax. No Legal Proceeding or claim is pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan (other than routine claims for benefits) and, to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceeding or claim. Except as disclosed in Section 3.17(c) of the Disclosure Schedules, with respect to each Benefit Plan, all contributions (including employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Benefit Plan and in compliance in all material respects with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(d)         Each Benefit Plan that is in whole or part, a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1)) has been maintained in compliance in all material respects with Code Section 409A, and the Company has no obligation to pay a Tax gross-up payment to, or otherwise indemnify or reimburse any Person for a Tax arising due to a violation of Code Section 409A.

(e)         Except as disclosed in Section 3.17(e) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) entitle any current or former employee or individual service provider of the Company to severance pay, compensation, cancellation of indebtedness or any other payment or benefit pursuant to a Benefit Plan or otherwise (whether in cash, property or the vesting of property) or (ii) accelerate the time of payment, funding or vesting of or increase the amount of any compensation or benefit (whether in cash, property or the vesting of property) due to any current or former employee or individual service provider of the Company, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Code Section 280G.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

3.18         Insurance. Section 3.18 of the Disclosure Schedules lists all insurance policies held by the Company (excluding insurance policies related to Benefit Plans and set forth in Section 3.17(a) of the Disclosure Schedules) relating to the business of the Company, true and complete copies of which have been made available to the Purchaser. All such insurance policies are in full force and effect and all premiums with respect to such policies have been accurately computed and paid in full prior to Closing. Each such insurance policy is legal, valid, binding, enforceable and, except as set forth in Section 3.18 of the Disclosure Schedules, in full force and effect as of the Closing, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally, or by court applied equitable principles. The insurance policies identified in Section 3.18 of the Disclosure Schedules meet or exceed the insurance requirements of all Contracts to which the Company is a party. There are no outstanding claims under such policies that are reasonably likely to exhaust the applicable limitation of liability.

3.19         Environmental Matters. Except as set forth in Section 3.19 of the Disclosure Schedules, (i) the Company is, and in the past five (5) years has been, in compliance in all material respects with all Environmental Laws, (ii) the Company has obtained, maintained, and complied for the last five (5) years in all material respects with all Permits required by Environmental Laws for the operation of the Company and its use and occupation of the Leased Premises, (iii) the Company has not received in the past five (5) years (or earlier, to the extent not fully and finally resolved) any written (or, to the Company’s Knowledge, oral) notice, report or other information regarding any actual or alleged material violation of, or material liability or obligation under, any Environmental Law, (iv) the Company is not subject to any Order or proceeding relating to any Environmental Law or any Hazardous Material, (v) the Company has not manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Material, or owned or operated any property or facility (including the Leased Premises) which is or has been contaminated by any Hazardous Material, in a manner that has given or would reasonably be expected to give rise to any material liability (contingent or otherwise) of the Company), including Damages for response costs, corrective action costs, personal injury, property damage or natural resources Damages, pursuant to any Environmental Law, and (vi) the Company has not assumed, undertaken, become subject to or provided an indemnity with respect to any material liability (contingent or otherwise) of any other Person relating to Environmental Laws or Hazardous Materials. The Company has furnished to the Purchaser all environmental, health and safety audits, reports, and other material environmental documents relating to its past or current operations, properties or facilities which are in its possession or under its reasonable control.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

3.20         Real Estate.

(a)         Section 3.20(a) of the Disclosure Schedules contains a complete and accurate list of all premises leased or licensed for use by the Company (the “Leased Premises”) for the operation of the Company’s business, excluding the use of facilities of Governmental Authority customers of the Company in accordance with the Current Government Contracts and use of home offices by employees of the Company in the Ordinary Course of Business of the Company (each an “Excluded Facility(ies)”), and of all leases, lease guaranties, and agreements (collectively, the “Leases”). The Company made available to the Purchaser a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leased Premises and the Excluded Facilities constitute all interests in real property currently owned, leased, used, occupied or currently held for use by the Company and the Company has never owned any real property or any interest therein. The Leases (i) are valid, binding and enforceable obligations of the Company, and to the Knowledge of the Company, against the other party thereto, in accordance with their terms and are in full force and effect, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles; and (ii) other than as set forth in Section 3.5 of the Disclosure Schedules, no event has occurred that (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder by the Company or, to the Company’s Knowledge, any other party to such Lease. The consummation of the Contemplated Transactions will not result in a breach or default under any Lease, and, except as set forth in Section 3.20(a) of the Disclosure Schedules and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof. There has not been any sublease, assignment, sublicense or similar agreement entered into by the Company in respect of any of the Leased Premises, and no third party is in possession of any of the Leased Premises. As of the date of this Agreement, the Company has not received written notice of any condemnation by any Governmental Authority, pending or threatened, in each case with respect to any of the Leased Premises.

(b)         To the Company’s Knowledge, the Leased Improvements are (i) structurally sound with no known material defects; (ii) in substantially good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such items); (iii) not in need of material maintenance or repair except for ordinary routine maintenance and repair; and (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect. All of the Leased Improvements on the Leased Premises are located entirely on such Leased Premises.

3.21         No Other Agreement To Sell. Other than the sale of Assets in the Ordinary Course of Business of the Company and the Contemplated Transactions, the Company does not have any legal obligation, absolute or contingent, to any other Person (other than Purchaser under this Agreement) to sell, encumber or otherwise transfer the Company, the Interests, the Assets, or the business of the Company (in whole or in part), or to effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving the Company, or to enter into any agreement with respect thereto.

3.22         Transactions with Certain Persons. Except as set forth in Section 3.22 of the Disclosure Schedules, no member, officer, manager or director of the Company, nor any member of any such individual’s immediate family is presently, or within the past three (3) years has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by or to the Company; (b) providing for the rental of real or personal property from or to the Company; or (c) otherwise requiring payments from or to any such individual or any Person in which any such individual has an interest as an owner, officer, director, manager, trustee or partner or in which such Person has any direct or indirect interest (in each case, other than transactions involving services or expenses as directors, managers, officers, equity holders or employees of the Company in the Ordinary Course of Business of the Company).

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

3.23         Company Workforce.

(a)         Section 3.23(a) of the Disclosure Schedules includes a complete and accurate list of all current employees (or, if required by applicable Law, their employee identification numbers) and all current individual consultants or individual independent contractors of the Company, along with each such employee’s current job title or position, date of employment, city and state of employment, and current base salary or hourly wage rate, and for individual consultants and individual independent contractors, the retention or engagement date, compensation terms, and as to each such employee, individual consultant or individual independent contractor, as applicable, the amount of any incentive or additional cash compensation paid to such employee, individual consultant, or individual independent contractor, including, but not limited to, commission and bonus, in each case, paid in 2021, and for 2022, paid as of the date of Section 3.23(a) of the Disclosure Schedules and such additional cash compensation to which such employees, individual consultants, and individual independent contractors remain eligible to receive in 2022.

(b)         Except as disclosed in Section 3.23(b) of the Disclosure Schedules, since January 1, 2019, the Company has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants, and individual independent contractors of the Company, including all applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, anti-harassment, anti-retaliation, reasonable accommodation, disability rights or benefits, immigration, wages (including minimum wages, living wages, and prevailing wages), hours, overtime compensation, fringe benefits, employee classification, child labor, hiring, promotion and termination of employees, working conditions, mass layoffs, meal and break periods, privacy, occupational health and safety, workers’ compensation, leaves of absence, paid and/or unpaid statutory family and medical leave, vacation/annual leave, holiday pay, paid sick leave, unemployment compensation insurance, and the payment of social security, payroll, and other mandatory employment-related Taxes. All individuals characterized and treated by the Company as independent contractors or consultants are properly classified and treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and applicable state and local wage and hour Laws are properly classified. There are no complaints, lawsuits, administrative charges, attorney demand letters, or other legal claims against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any court, arbitration forum, or Governmental Authority in connection with the employment of any current or former applicant, employee, volunteer, intern, individual consultant, or individual independent contractor of the Company under applicable Laws. The Company is not a party to, or otherwise bound by, any consent decree with, or citation by any Governmental Authority, relating to employees or employment practices.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(c)         Except as disclosed in Section 3.23(c) of the Disclosure Schedules, all wages and benefits due to the Company’s employees, and all compensation due to the Company’s individual consultants and independent contractors, have been paid in the normal course of the Company’s business up to and including the Closing Date (other than any arrearages in such amounts for the current payment cycle).

(d)         The employment of the employees of the Company is “at will” (except for any non-U.S.-based employees of the Company who are located in a jurisdiction that does not recognize the “at will” employment concept or have signed an employment agreement on the Company’s standard form for such jurisdiction) and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, nor, except as required by any Benefit Plan listed on Section 3.17(a) of the Disclosure Schedules, provide any severance or other cash or other consideration to such employees upon termination of employment.

(e)         To the Company’s Knowledge, no current officer, director, employee, individual consultant or individual independent contractor to the Company is bound by any Contract, including, but not limited to, any employment agreement, non-competition agreement, or restrictive covenant, that is in conflict with the ability of such person to engage in his or her duties and responsibilities to the Company. No employee of the Company earning annual base cash compensation in excess of One Hundred Seventy-Five Thousand Dollars ($175,000) (or U.S. dollar equivalent) has given notice in writing to the Company of any intent to terminate his or her employment with the Company within six (6) months after the Closing Date.

3.24         Labor Relations. The Company is not party to any collective bargaining agreement or other Contract with any group of employees, labor or trade union, labor organization, works council or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor or trade union, labor organization, or works council to organize or represent such employees. Since January 1, 2019, there has not occurred or, to the Company’s Knowledge, been threatened in writing any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. No unfair labor practice charge or other labor-related complaint claim or other legal proceeding is pending or, to the Company’s Knowledge, threatened with respect to the Company before the National Labor Relations Board, or other Governmental Authority, nor is any charge, complaint, demand, citation, or other claim pending or, to the Company’s Knowledge, threatened in writing with respect to the Company before the U.S. Equal Employment Opportunity Commission, U.S. Department of Labor and its respective divisions (including Wage and Hour Division and Office of Federal Contract Compliance Programs), or any other Governmental Authority relating to the Company’s employment or engagement of any current or former Company employee, director, worker, individual independent contractor, or any applicant for employment with the Company.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

3.25         Brokers. Except as set forth in Section 3.25 of the Disclosure Schedules, no broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other similar contingent fee or commission or any similar charge in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

3.26         Privacy and Data Security.

(a)         Except as disclosed in Section 3.26(a) of the Disclosure Schedules, the Company has at all times in the last six (6) years collected, stored, maintained, used, shared and otherwise processed Personal Data and Government Data in accordance in all material respects with applicable Privacy Laws and the Company’s Privacy Policies and has only done so (i) with respect to Personal Data and Government Data of U.S. data subjects; and (ii) within the United States. Except as disclosed in Section 3.26(a) of the Disclosure Schedules, at all times in the last six (6) years, the Company’s privacy and security practices have conformed, in all material respects, to the Company’s contractual and legal obligations applicable to the privacy, data protection or processing of Personal Data and Government Data. The execution, delivery and performance of this Agreement, and the operation of the Company’s business consistent with its current operations, will not: (A) breach applicable Privacy Laws, any Privacy Policy or the Company’s contractual obligations applicable to the privacy, data protection or processing of Personal Data and Government Data (including, without limitation, under any HIPAA business associate agreement (“BAA”), Agreement for the Use of Centers for Medicare & Medicaid Services Data Containing Individual Identifiers (“DUA”) and U.S. Governmental Authority Authorizations to Operate); or (B) require the consent of any Person to whom Personal Data held by the Company relates.

(b)         Except as disclosed in Section 3.26(b) of the Disclosure Schedules, where any Privacy Policy is required to be posted or otherwise provided pursuant to applicable Privacy Laws, the Company at all times in the last six (6) years has posted applicable Privacy Policies on its websites, applications, and other online services, or otherwise, in a manner readily available to visitors and current and potential users and customers or otherwise provided them in compliance in all material respects with all Privacy Laws. No statement made in connection the Company’s collection of Personal Data, including, without limitation, on any Company website, application, or other online service, is or was, at the time made, misleading, deceptive or in violation of any Privacy Law.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(c)         Except as disclosed in Section 3.26(c) of the Disclosure Schedules, the Company has implemented and maintains a comprehensive written data security program sufficient to comply with applicable Privacy Laws and the Company’s contractual obligations, and designed to help ensure the confidentiality, availability, and integrity of Personal Data and Government Data, the Company’s Source Code and other confidential information and to help protect Personal Data and Government Data, the Company’s Source Code, and its confidential information from unauthorized access, disclosure, acquisition, destruction, loss, alteration, misuse or use by any Person, including implementing and maintaining commercially reasonable disaster recovery and security plans and procedures for the business of the Company. Except as disclosed in Section 3.26(c) of the Disclosure Schedules, without limiting the generality of the foregoing, the Company (i) has implemented and maintains a comprehensive written data security program that is designed to: (A) identify internal and external risks to the security of the Company’s confidential information and any Personal Data and Government Data held or used by the Company and (B) implement, monitor and improve adequate and effective safeguards to control those risks; (ii) meet the National Institute of Standards and Technology Special Publication 800-171 (version 2) standards and requirements, including without limitation, to access controls, configuration management, maintenance, media protection, personnel security, physical security and system and communications protection, as to all Government Data that the Company processes and with respect to the information technology it creates for any U.S. Governmental Authority or uses in connection with performing services for any U.S. Governmental Authority; (iii) fully complies with Company’s “playbook” posted at document 7.2.1 in the VDR; (iv) meets the standards and requirements of the HIPAA privacy, security and breach notification Laws with respect to protected health information that the Company processes; (v) meets the standards and requirements of ISO/IEC 27001 with respect to the Company’s data processing and information technology; (vi) maintains policies, practices and safeguards to terminate its personnel’s use of and access to the Company’s and its customers’ data and information technology as soon as any such person is no longer authorized to do so; and (vii) contractually obligates its subcontractors that have access to the Company’s or its customers’ data or information technology to perform the services for the Company in a manner that protects the privacy and security of the Company’s and its customers’ data and information technology systems with substantially the same level of protection as the Company represents in this Section 3.26 that the Company itself maintains (including, without limitation, with regard to BAA and DUA obligations), as well as the Company’s contractual obligations. The Company has in the last six (6) years taken, and is currently taking, reasonable measures to detect breaches of Personal Data, or other data security incidents, and to train applicable personnel on policies and procedures to escalate any suspected or detected incidents to the attention of the Company’s applicable executives.

(d)         In the last six (6) years, to the Knowledge of the Company (i) there has been no data security breach or other unauthorized (A) access to, (B) use of, (C) disclosure of, (D) unavailability of, (E) modification to, or (F) other misuse of Personal Data and Government Data owned, accessed, controlled or processed by the Company; and (ii) the Company has not had or experienced any other breach of data security or cybersecurity, whether physical or electronic.

(e)         In the last six (6) years, Company has not received any data subject complaints or inquires related to Privacy Laws or data handling policies, practices, and/or procedures.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(f)         There are no current or pending Legal Proceedings asserted by any Person or threatened in writing with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Personal Data and Government Data by or for the Company or otherwise related to Privacy Laws. To the Company’s Knowledge, there are no facts or circumstances that could constitute a reasonable basis for such a Legal Proceeding. There has been no (i) order, writ, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any arbitrator or Governmental Authority, or (ii) government or third-party settlement, in each case adversely affecting the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Personal Data and Government Data by or for the Company.

(g)         Section 3.26(g) of the Disclosure Schedules contains a true and complete list of all Company Data Processing Contracts (excluding Government Contracts, DUAs and BAAs). The Company has made available to the Purchaser a true, correct and complete copy of each Company Data Processing Contract.

(h)         The Company has implemented and maintains access and security safeguards in respect of the Personal Data and Government Data maintained by or for the Company, including computer security, password protection and physical security that are in compliance with all applicable Privacy Laws, the Company’s contractual obligations and the Company’s data retention and disposal programs. The Company has at all times within the last five (5) years made all disclosures to, and obtained any necessary consents from, users, consumers, customers, employees, contractors, data subjects, and other applicable Persons, to the extent such disclosure or consents are required to be obtained by the Company pursuant to applicable Privacy Laws. Without limiting the generality of the foregoing, to the extent required to be provided by the Company under applicable Privacy Laws, the Company has provided appropriate notice to, and received affirmative express consent from, all natural persons prior to any Company Product disclosing or making available to any other Person any content that the Company has characterized as, or that such natural person reasonably would consider, confidential, private, or unsuitable for disclosure to such Persons. Neither the Company, nor to the Company’s Knowledge, any Person performing services for the Company has attempted to reverse engineer Personal Data in a manner intended to de-anonymize data in violation of Privacy Laws. The Company has not used Personal Data of a customer to benefit other customers or the Company’s algorithms in violation of Privacy Laws or the terms of any Contract. The Company has not made any statements to the general public regarding any privacy or information security practices applicable to any Personal Data other than those made in the Privacy Policies made available by the Company.

(i)         With respect to any information that the Company considers “de-identified or anonymized” and therefore not Personal Data for purposes of any Privacy Laws, the Company has acted so as to qualify the data as de-identified or otherwise not Personal Data under Privacy Laws, including without limitation:

(i)         implemented technical safeguards that prohibit re-identification of the consumer to whom the information may pertain;

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(ii)         implemented business processes that specifically prohibit re-identification of the information;

(iii)         implemented business processes to prevent inadvertent release of de-identified information; and

(iv)         made no attempt to re-identify the information.

(j)         In the event the Company has or will use data derived from the performance of services for one customer for purposes other than the performance of such services for such customer, including without limitation, to (i) improve the Company’s products or services, (ii) for analytics purposes and/or (iii) provide services or deliverables to any other client, the Company is and has been in compliance with all contractual obligations and all applicable Laws, including Privacy Laws. Further, the Company’s use of data or derivatives thereof outside of the purposes for which such data was collected does not and will not incur any cost or liability to the Purchaser.

(k)         None of the Software included in any Company Product performs the following functions, without the knowledge and consent of the owner or authorized user of a computer system or device: (i) sends information of a user to any other Person without the user’s consent or collects Personal Data stored on the computer system or device; (ii) interferes with the owner’s or an authorized user’s control of the computer system or device; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system or device without the knowledge of the owner or an authorized user of the computer system or device; (iv) changes or interferes with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system or device; (v) causes the computer system or device to communicate with another computer system or device; (vi) installs a computer program that may be activated by a Person other than the owner or an authorized user of the computer system or device; (vii) records a user’s actions without the user’s knowledge; or (viii) employs a user’s internet connection without the user’s knowledge to gather or transmit information regarding the user or the user’s behavior.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

3.27         Government Contracts.

(a)         Sections 3.27(a)(i), 3.27(a)(ii), and 3.27(a)(iii) of the Disclosure Schedules set forth a current, complete, and accurate list of (i) each Current Government Contract to which the Company is a party, including all parties to the Contract, the set-aside status of the Contract (including any Contract awarded based on the Company, individually or as a member of a joint venture, representing itself as a small business concern, a small disadvantaged business, a service-disabled, veteran-owned small business concern, a veteran-owned small business concern, a woman-owned business concern, a “protégé” under a mentor-protégé agreement or program, or qualification under any other preferential status (including participation in preferential status programs such as the Historically Underutilized Business Zone program and participation under section 8(a) of the Small Business Act) or other “set aside” status (collectively, a “Preferred Bidder Status”)), whether the Contract was awarded on a noncompetitive or sole source basis, the contract number and award date, the period of performance (including unexercised option periods), the applicable total contract value or total estimated contract value/ceiling (inclusive of option periods), the total recognized revenue as of March 31, 2022, and the funded and unfunded backlog (calculated by the Company consistent with industry standards and past practice); (ii) each Government Bid outstanding as of the date of this Agreement, including the customer program name, Preferred Bidder Status, if any, date of submission, solicitation number, the anticipated award date, the estimated period of performance, and the total bid price; and (iii) all of the Company’s Current Government Contracts that are currently experiencing, or for which to the Company’s Knowledge facts exist to create a reasonable present expectation that such Current Government Contracts will experience, cost, schedule, technical or quality problems that could reasonably result in material claims or Legal Proceeding against the Company or its successors in interest by any Governmental Authority, a prime contractor or a subcontractor. Section 3.27(a)(i) and Section 3.27(a)(ii) of the Disclosure Schedules also set forth the type of Preferred Bidder Status associated with each such Government Contract and Government Bid, as well as any NAICS code applicable thereto. Each of the Government Contracts set forth in Section 3.27(a)(i) of the Disclosure Schedules is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company and all other parties thereto. Except as set forth in Section 3.27(a)(iv) of the Disclosure Schedules, the Company has not received written notice that any of the Government Contracts set forth in Section 3.27(a)(i) of the Disclosure Schedules, nor, to the Knowledge of the Company, any related prime contract or prime contractor bid, is the subject of a Legal Proceeding, bid or award protest proceeding, material modification, reduction in future expenditures, or failure to exercise an option, and, to the Company’s Knowledge, no facts exist that create a reasonable basis for such a Legal Proceeding, bid or award protest proceeding, material modification, reduction in future expenditures, or failure to exercise an option. All Government Contracts are in written form and the Company has made available to the Purchaser complete and correct copies of each Government Contract set forth in Section 3.27(a) of the Disclosure Schedules, including all related modifications. Except as set forth in Section 3.27(a) of the Disclosure Schedules, there exists no material breach, default or violation on the part of the Company during the prior six years or, to the Company’s Knowledge, on the part of any other party to any such Government Contract, nor has the Company received written notice of any such breach, default or violation. Except as set forth in Section 3.5 or Section 3.27(a) of the Disclosure Schedules, the execution and delivery of this Agreement by the Company does not, and the consummation of the Contemplated Transactions will not result in any default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation, require any consent, approval or waiver from any Person pursuant to any Government Contract, or, to the Company’s Knowledge, result in a loss of any material benefit under any Government Contract.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(b)

(i)         Except as set forth in Section 3.27(a)(i) or Section 3.27(a)(ii) of the Disclosure Schedules, (A) no Current Government Contract was, at the time of initial proposal submission or award, dependent upon the Company’s representation that is was a small business concern or otherwise had a preferential status under a program administered by a Governmental Authority, and (B) each Government Bid that is outstanding as of the date hereof in which the Company represents that it has, or for which the relevant competition is restricted to bidders with, such Preferred Bidder Status.

(ii)         Except as set forth in Section 3.27(b)(ii) of the Disclosure Schedules and subject to Section 3.27(w), each Government Contract based on a Preferred Bidder Status was obtained and has been performed in material compliance with the Laws applicable to the small business and other government contracting preference programs applicable to such Government Contract, including, but not limited to, size and program eligibility recertification, ownership, joint venture, and affiliation requirements. Except as set forth in Section 3.27(b)(ii) of the Disclosure Schedules and subject to Section 3.27(w), the Company has accurately represented its size status and Preferred Bidder Status for each Government Bid and Government Contract and has notified relevant Governmental Authorities or higher-tier contractors of any changes in its size or preferential status in accordance with applicable requirements.

(iii)         In performing each Government Contract, the Company has complied with the limitations on subcontracting rule, FAR 52.219-14, 13 C.F.R. § 125.6, and the non-manufacturer rule, FAR 52.219-33, 13 C.F.R. § 121.406(b), as applicable.

(iv)         Except as set forth in Section 3.27(b)(iv) of the Disclosure Schedules, since January 1, 2019, the Company has not (A) been awarded any order under Federal Supply Schedule Contract GS-35F-192BA, including any blanket purchase agreement awarded thereunder, that identifies the Company as a Small Business or with any other Preferred Bidder Status; or (B) certified or been requested or required to certify its size status or any other Preferred Bidder Status in connection with any Government Bid that is still outstanding or the award of any Government Contract, including any task, delivery, call, or other order under a Government Contract.

(c)         Except as set forth in Section 3.27(c) of the Disclosure Schedules, no Current Government Contract is required by its terms or Law to be terminated as a result of the consummation of this Agreement and the Company will not become ineligible for award under any outstanding Government Bid as a result of the same.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(d)         With respect to each Government Contract and Government Bid:

(i)         The Company has developed all policies and plans required by, and during the past six (6) years, has complied in all material respects with the terms and conditions of, and clauses incorporated expressly, by reference, or by operation of law in, each Government Contract and Government Bid, including without limitation, workshare requirements and obligations, testing and quality requirements, disclosure and pricing requirements of all most favored customer and price reductions clauses, and product origin and related requirements of FAR 52.225-5 and the Trade Agreements Act (19 U.S.C. § 2501, et seq., 19 U.S.C. § 3301), and the Company has included all such required terms in its agreements with third parties (including subcontractors, joint venture partners, teaming partners, consultants, agents, or representatives). To the Company’s Knowledge, no event has occurred during the past six (6) years which, with the passage of time or the giving of notice or both, would result in a condition of material default or material breach in any material respect by the Company of a Government Contract.

(ii)         The Company has complied in all material respects during the past six (6) years with all Laws pertaining to each Government Contract or Government Bid, including without limitation the following Laws to the extent applicable: the False Claims Act; the Truthful Cost and Pricing Data Act (formerly the Truth in Negotiations Act of 1962); the Service Contract Labor Standards Act (formerly the Service Contract Act of 1965); the Federal Acquisition Regulation (“FAR”) and any agency supplement thereto; the Contract Disputes Act of 1978; the Procurement Integrity Act; the Buy American Act of 1933; the Trade Agreements Act of 1979; the Federal Property And Administrative Services Act of 1949; and the Cost Accounting Standards. To the Company’s Knowledge, no event has occurred during the past six (6) years which, with the passage of time or the giving of notice or both, would result in a violation in any material respect of any Law pertaining to a Government Contract or Government Bid. To the Company’s Knowledge, none of the Company’s subcontractors, teaming partners, consultants, agents, or representatives has violated in any material respect any applicable Law in connection with any Government Contract, Government Bid, or related Contract, for which the Company could reasonably be expected to have any material liability.

(iii)         All representations, certifications and statements executed, acknowledged or submitted in connection with any Government Contract or Government Bid (including, without limitation, all representations and certifications contained in the Company’s System for Award Management registration and all representations and certifications submitted to any prime contractor or higher-tier subcontractor) were current, accurate and complete in all material respects as of the date made. The Company has complied in all material respects with all applicable representations, certifications and disclosure requirements under each of the Company’s Government Contracts and Government Bids, including, without limitation, any obligation to update such representations, certifications and disclosures.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(iv)         During the past six (6) years, all invoices and claims for payment, reimbursement or adjustment, including without limitation requests for progress payments or provisional payments, submitted by or on behalf of the Company in connection with a Government Contract were current, accurate and complete in all material respects as of their submission dates.

(v)         To the extent required by a Government Contract or Law, the Company during the past six (6) years has maintained systems of internal controls, including without limitation quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and management systems, that are in compliance in all material respects with all Laws and all material requirements of any Government Contracts.

(vi)         No Government Contract has been terminated for convenience or default during the past six (6) years, and, to the Company’s Knowledge, no such termination is reasonably likely to occur. The Company is not a party to any termination for convenience claim against a Governmental Authority.

(vii)         During the past six (6) years, the Company has not received or been threatened with any cure, show cause, deficiency, default or similar notice relating to any Government Contract or any written or, to the Company’s Knowledge, oral notice of, claim for, or assertion of, a condition of material default, breach of contract, or violation of Law in connection with a Government Contract or Government Bid. The Company is not a party to any Claim, dispute, or other proceeding with respect to such default, breach or violation. To the Company’s Knowledge, no fact or circumstance exists, nor any event, condition, or omission has occurred, that would constitute grounds for such default, breach or violation.

(viii)         During the past six (6) years, there has not been any withholding or setoff of any material payments by a Governmental Authority or prime contractor or higher-tier subcontractor, due under any Government Contract on any basis, including without limitation the basis that a cost incurred or invoice rendered by the Company was questioned or disallowed by a Governmental Authority, prime contractor or higher-tier subcontractor or any of their audit representatives and, to the Company’s Knowledge, no fact or circumstance exists, nor any event, condition, or omission has occurred, that would constitute grounds for any such withholding or setoff.

(ix)         The Company has not received any materially adverse or negative past performance evaluations or ratings in writing within the past six (6) years, including without limitation any evaluations or ratings of less than “Acceptable” or “Satisfactory”, nor to the Knowledge of the Company have any such evaluations or ratings appeared in any past performance databases, including, but not limited to, the Contractor Performance Assessment Reporting System, the Federal Awardee Performance and Integrity Information System or the Past Performance Information Retrieval System and to the Company’s Knowledge, there has been no conduct by the Company in its performance of current or past Government Contracts that reasonably could be expected to have a material adverse effect upon the Company’s Government Bids.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(x)         The Company has not performed any cost-type Government Contract during the past six (6) years and no outstanding Government Bid may result in a cost-type Government Contract. All costs, fees, profit and other charges and expenses of any nature that have been charged during the past six (6) years were in all material respects properly chargeable to the Company’s Government Contracts, were in all material respects charged in amounts consistent with the requirements of such Government Contracts and Law; there are no pending or threatened (in writing or to the Company’s Knowledge orally) demands by any Governmental Authority, prime contractor, or higher-tier subcontractor for refunds, reimbursements, withholdings or setoffs, or adjustments including, without limitation any cost disallowances; and no refunds are or will become due under any Government Contract.

(xi)         During the past six (6) years the Company has complied with the notice and pricing requirements of the price reduction clause in each multiple award schedule Government Contract to the extent applicable and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in a material demand by a Governmental Authority for a refund based upon the Company’s failure to comply with the price reductions clause in any material respect during the past six (6) years.

(xii)         To the Company’s Knowledge, each of its employees, during the past six (6) years has complied in all material respects with all timekeeping/time recordation requirements of the applicable Government Contracts.

(e)         Except as otherwise set forth in Section 3.27(e) of the Disclosure Schedules, with respect to any Government Contract or Government Bid:

(i)         There is no current pending or threatened claim or, to the Company’s Knowledge, reasonable basis to give rise to any claim against the Company for fraud or under the United States civil or criminal False Claims Acts , False Statements Act, the United States Procurement Integrity Act, or any comparable state law.

(ii)         During the past six (6) years, the Company has received no document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company in connection with or related to any Government Contract or Government Bid that have been or are reasonably expected to be materially adverse to the Company.

(iii)         To the Company’s Knowledge, there is no administrative, civil or criminal investigation, allegation against the Company, indictment or criminal information, or audit by a Governmental Authority (other than routine audits by Defense Contract Audit Agency (“DCAA”) in the ordinary course of business) with respect to any Government Contract or Government Bid, including without limitation any audit relating to a suspected, alleged, or possible violation of United States civil or criminal False Claims Acts or the United States Procurement Integrity Act, provision of defective or non-compliant products or services, mischarging of prices or costs, misstatements of fact, or other acts, omissions or irregularities relating to any Government Contract or Government Bid that has been or is reasonably expected to be materially adverse to the Company.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(iv)         During the past six (6) years, neither the Company nor any other Person has conducted any internal audit or investigation (whether or not any outside legal counsel, auditor, accountant or investigator was engaged) with respect to any suspected, alleged or possible violation of Law related to any Government Contract or Government Bid that has been or is reasonably expected to be materially adverse to the Company.

(v)         During the past six (6) years, the Company has not made any disclosure to a Governmental Authority under FAR Subpart 3.1003 or FAR clause 52.203‑13.

(vi)         The Company has not made or been required to make a written mandatory disclosure to any Governmental Authority with respect to any suspected, alleged or possible material breach, fraud, false statement, false claim, defective pricing, overpayments, violation, mischarging, misstatement or other illegal act or omission arising under or relating to any Government Contract or Government Bid.

(vii)         The practices and procedures used by the Company in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs in connection with a Government Contract or Government Bid are in compliance in all material respects with applicable Laws, including without limitation FAR Part 31 and all applicable Cost Accounting Standards and related regulations, to the extent any such requirements are applicable, and during the past six (6) years the Company has not been notified in writing of any audit by a Governmental Authority (including without limitation DCAA) that has questioned such costs or identified any other failure to comply with contractual requirements or Law.

(f)         Section 3.27(f) of the Disclosure Schedules lists each final written audit report or, if no final report is available, draft audit report, received by the Company during the past five (5) years issued by any Governmental Authority (including without limitation DCAA) with respect to any Government Contract, Government Bid or any direct or indirect cost or other accounting practice of the Company. The Company has made available to the Purchaser correct and complete copies of each such report.

(g)         Neither the Company or any “Principal” (as defined in FAR clause 52.209-5) of the Company during the past six (6) years has been or is the subject of a debarment, notice of proposed debarment, suspension or exclusion from participation in programs funded by any Governmental Authority or in the award of any Government Contract (on the basis of responsibility), or for any reason had an exclusion record associated with it in the SAM, nor is there any pending debarment, suspension, or exclusion proceeding that has been initiated against the Company or any of its Principals. To the Company’s Knowledge, there exists no fact or circumstance that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of the Company or any “Principal”.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(h)         The Company has not been determined by a Governmental Authority to be non-responsible for award of a Government Contract within the past six (6) years.

(i)         Neither the Company nor any of its Principals (as defined at FAR clause 52.209-5) has, within the past six (6) years, been convicted of or had a civil judgment rendered against them for: (A) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing of a Government Contract; (B) violation of federal or state antitrust statutes relating to submission of offers; or (C) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating federal criminal tax laws, or receiving stolen property; or been notified of any delinquent federal taxes in an amount that exceeds Three Thousand Dollars ($3,000) for which the liability remains unsatisfied. Neither the Company nor any of its Principals (as defined at FAR clause 52.209-5) is presently indicted for, or otherwise criminally or civilly charged by a Governmental Authority with the commission of any of the foregoing offenses.

(j)         The Company does not have any outstanding requests for equitable adjustment or material claims asserted by or against a Governmental Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to a Government Contract or Government Bid.

(k)         There are no material outstanding disputes between the Company, on the one hand, and any Governmental Authority or any prime contractor or higher-tier subcontractor for which the Company serves as a subcontractor, on the other hand, under the Contract Disputes Act or any other Law governing disputes arising under such Government Contracts.

(l)         There are no material outstanding disputes between the Company, on the one hand, and any lower-tier subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid.

(m)         The Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise, and there are no financing arrangements or assignments of payments owed under any Current Government Contract.

(n)         Except as set forth in Section 3.27(n) of the Disclosure Schedule, no Current Government Contract or Government Bid requires the Company to perform with individuals possessing a personnel security clearance or to maintain a facility security clearance.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(o)         Except to the extent expressly set forth in this Section 3.27(o), the Company does not access, generate, store, process, or transmit Government Data on the Company Systems. The Company has complied in all material respects with all data security, cybersecurity, and physical security requirements and procedures as required by its Government Contracts (including, but not limited to encryption of Government Data o in transit and at rest and secure deletion of such Government Data as soon as possible, but in no event longer than that which is required to perform the services under any such Government Contract), and applicable Law, FAR 52.204-21 “Basic Safeguarding of Covered Contractor Information Systems, and, as applicable, DFARS 252.204-7012 “Safeguarding Covered Defense Information and Cyber Incident Reporting,” and, as applicable, any other agency-specific cybersecurity requirements. In addition, with respect to its work on government information technology systems, the Company has met all applicable agency specific security requirements. Without limiting the generality of the foregoing, Controlled Unclassified Information (“CUI”) that is accessed or transmitted by the Company or its subcontractors (i) except as permitted under its Government Contracts, is accessed and transmitted only via the Government Authority’s virtual private network and using only specially configured Company laptops (i.e., not personnel private devices) and the Company’s policies and procedures prohibit and prevent any other method of access or transmission of CUI by the Company; (ii) is processed only on servers under the control of the government; and (iii) is accessed or transmitted only by the Company’s and its subcontractors’ personnel that have completed the Government required security training and who are authorized by the Government Authority to perform services under the applicable Government Contract. Any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Government Contract or applicable Law.

(p)         Except as otherwise set forth in Section 3.27(p) of the Disclosure Schedules during the past six (6) years:

(i)         The Company is not using and has not used any data or intellectual property developed under any Government Contract for purposes outside of the scope of that Government Contract, to the extent such use is prohibited by the Government Contract or Law, without having obtained the necessary prior permission of the applicable Governmental Authority, prime contractor, higher-tier subcontractor or any other Person or entity. The Company has not transferred title to any material intellectual property under any Government Contract except where it was required to do so under such Government Contract or Law.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(ii)         The Company has taken all steps required under all Government Contracts and applicable Laws to assert, protect, and support its rights in and to any Intellectual Property (including technical data, computer Software, computer Software documentation, inventions and other Intellectual Property) owned by or licensed to the Company as is reasonably material, so that no more than the minimum rights or licenses required under applicable Laws and Government Contract terms will have been provided to the receiving party or the Governmental Authority. Without limiting the foregoing, the Company has timely disclosed and elected title to all subject inventions, timely listed all technical data and computer Software to be furnished with less than unlimited rights in any required assertions table, and included the proper and required restrictive legends on all copies of any technical data, computer Software, computer Software documentation, and other Intellectual Property delivered under any Government Contract. All such markings and rights were properly asserted and justified under the Government Contracts, and no Governmental Authority, prime contractor, or higher-tier subcontractor has challenged or, to the Company’s Knowledge, has any basis for challenging, the markings and rights asserted by the Company. The Company maintains records sufficient to justify the validity of all restrictions it has asserted, prior to execution of any Government Contract, on a Governmental Entity’s use, release, or disclosure of technical data, Software, or Software documentation.

(q)         During the past six (6) years, neither the Company, nor, to the Company’s Knowledge, any of the Company’s officers, directors, managers, employees or agents has violated the Covenant Against Contingent Fees, FAR 52.203-5, or 10 U.S.C. § 2306, 41 U.S.C. § 3901. No person or agency has been employed or retained by the Company during the past six (6) years to solicit or obtain any Government Contract upon an agreement or understanding for a contingent fee, except a “bona fide employee” or “bona fide agency” as those terms are defined in 48 C.F.R. § 52.203-5.

(r)         During the past six (6) years, neither the Company, nor, to the Company’s Knowledge, any of the Company’s officers, directors, managers, employees, or agents has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Authority (regardless of the branch of government), including the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

(s)         During the past six (6) years, the Company has not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that, in each case, would create, in any procurement entered into prior to Closing, an organizational conflict of interest for the Company, as defined in FAR Subpart 9.5 and applicable case law. With respect to each Government Contract, the Company is in compliance in all material respects with all applicable laws regarding “organizational conflicts of interest,” and the Company has established an organizational conflict of interest mitigation plan when required by the Government Contract or requested by a Governmental Authority. Except as set forth in Section 3.27(s) of the Disclosure Schedules, there are no organizational conflicts of interest mitigation plans established by the Company, or to which the Company is otherwise subject, in connection with any of the Company’s Government Contracts, and the Company has complied with any such plans.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(t)         To the Company’s Knowledge, the Company has no outstanding Government Bids that, if accepted or a contract relating thereto is awarded to the Company, is expected to result in a loss to the Company at the conclusion of the awarded contract. Except as set forth on Section 3.27(t) of the Disclosure Schedules, the Company is not party to any Government Contract that has not yet been closed out or remains subject to audit that is expected to result in a loss to the Company at the conclusion of the Government Contract.

(u)         The Company is and has been in compliance in all material respects with the requirements of Section 889(a)(1)(B) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019, and any representations or certifications made or submitted by or on behalf of the Company in connection with the Company’s compliance with FAR 52.204-24, Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment and FAR 52.204-25, Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment, were true and accurate at the time of submission and the Company has complied in all material aspects with such certifications.

(v)         During the past six (6) years, all personnel of the Company who performed or are currently performing under any Government Contract met or meet all express qualification requirements for the labor categories under which they have been charged, or are being charged, or a related customer approval or waiver has been obtained. All personnel of the Company listed in any Government Contract or Government Bid meet all applicable requirements set forth in the applicable solicitation. The Company has not replaced any personnel performing a Current Government Contract without obtaining all required approvals from the applicable party whose consent is required for replacement of personnel.

(w)         The Sellers have no actual knowledge that any of the representations or certifications by the Company of its Preferred Bidder Status in connection with any Government Contract or Government Bid that were based on the Company’s annual receipts (as defined in 13 C.F.R. § 121.103) were not true or correct when made. Notwithstanding anything else contained in this Agreement, the foregoing is the only representation made with respect to the accuracy of the representations and certifications made by the Company with regard to its Preferred Bidder Status in calendar year 2021 or thereafter. For the avoidance of doubt, the failure of the Company to be in compliance with its representations or certifications of its Preferred Bidder Status in connection with any Current Government Contract or Government Bid awarded or submitted in calendar year 2021 or thereafter will not be considered a violation or breach of Sections 3.7(a), 3.12(b), 3.15, 3.27(a), 3.27(b) or any other representation or warranty in this Agreement.

3.28         Customers and Suppliers. Section 3.28 of the Disclosure Schedules lists, by dollar volume paid for the twelve months ended March 31, 2022, the ten (10) largest suppliers of goods or services (including suppliers of leased real property) to Company (“Material Suppliers”) and the twenty (20) largest customers of the Company (“Material Customers”). Except as set forth in Section 3.28 of the Disclosure Schedules, within the last twelve (12) months, no Material Customer or Material Supplier has provided written, or to the Company’s Knowledge, oral, notice stating that any such Material Customer or Material Supplier intends to cease being a customer or supplier, as applicable, of the Company, or intends to decrease the rate of, or change the terms in a manner adverse to the Company with respect to, buying or supplying, as applicable, products and services from or to the Company (whether as a result of the consummation of the Contemplated Transactions or otherwise, but other than pursuant to a Contract’s expiration pursuant to the terms of such Contract). Except as set forth on Section 3.28 of the Disclosure Schedules, the Company has no liability or obligation (contingent or otherwise) with respect to any customer rebate.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

3.29         Bank Accounts. Section 3.29 of the Disclosure Schedules lists the names and locations of all banks and other financial institutions with which the Company maintains an account (each, a “Bank Account”), or at which a Bank Account is maintained to which the Company has access as to which deposits are made on behalf of the Company, in each case listing the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company.

3.30         Events Subsequent. Except as set forth in Section 3.30 of the Disclosure Schedules and matters related to the Contemplated Transactions, since the Most Recent Balance Sheet Date: (a) the Company has conducted its business only in the Ordinary Course of Business of the Company, (b) there has not been any change in or development with respect to the Company’s business, operations, condition (financial or otherwise), results of operations, assets or liabilities, except for changes and developments which have not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.31         COVID-19 Matters. Except as set forth in Section 3.31 of the Disclosure Schedules, since January 1, 2020, the Company has not: (i) closed any part of the business or adopted plans to take any such action in connection with COVID-19; (ii) agreed to defer or modify payment terms with respect to any accounts receivable, or received any request to take such actions from any third-party, written off any accounts receivable or increased any reserves for uncollectible accounts in each case, in connection with COVID-19; (iii) deferred payment of, or modified payment terms with respect to, any accounts payable or indebtedness for borrowed money, or requested any such deferment or modification from any third-party in each case in connection with COVID-19; (iv) deferred payment of any Taxes or adopted plans to defer payment of any Taxes, or adopted plans to take any such action, in each case, in connection with COVID-19; (v) laid-off, furloughed, terminated or materially changed compensation or benefits of, whether on a temporary or permanent basis, any employees, any individual independent contractors or individual consultants, or adopted plans to take any such action, in each case, due to COVID-19; (vi) made any claim under any insurance policy or, to the Company’s Knowledge, experienced any event or circumstance to which a claim may be made under any insurance policy relating to COVID-19; (vii) suffered a material disruption relating to COVID-19 in its supply chains; or (viii) entered into any Contract to do any of the foregoing or undertaken any action or omission that would result in any of the foregoing. Section 3.31 of the Disclosure Schedules identifies in reasonable detail all policies regarding COVID-19 adopted by the Company, whether with respect to its employees, individual independent contractors, individual consultants, customers, or suppliers or otherwise, and the date of adoption of each such policy. The Company has adopted and implemented commercially reasonable business continuity plans that are intended to allow the Company to continue operations to the maximum extent possible during COVID-19. Except as set forth in Section 3.31 of the Disclosure Schedules, the Company has not applied for or incurred any Indebtedness in connection with any Law or program involving any Governmental Authority providing or expanding any loan, guaranty, investment, participation, grant, program or other assistance in response to or to provide relief for COVID-19, including any Paycheck Protection Program Loan, any U.S. Small Business Administration Economic Injury Disaster Loan, any loan under the Main Street Lending Program announced by the U.S. Department of Treasury and Board of Governors of the Federal Reserve, or any other similar federal, state or local Governmental Authority program related to COVID-19.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

3.32         No Other Representations and Warranties. Except for the representations and warranties contained in Section 2 or this Section 3 (as modified by the Disclosure Schedules), neither the Company nor any Seller nor any other Person: (a) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the Assets, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the business of the Company (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company).

4.           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

Except for the information set forth in the Purchaser’s Disclosure Schedules, the Purchaser represents and warrants to the Company and the Sellers the following matters as of the Execution Date and as of the Closing Date:

4.1         Organization. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause a Purchaser Material Adverse Effect.

4.2         Necessary Authority . The Purchaser has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions. This Agreement and the other Transaction Documents to which the Purchaser is a party have been duly authorized, executed and delivered by such Person and constitute the legal, valid and binding obligations of such Person enforceable against such Person in accordance with its terms and conditions, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual(s) executing this Agreement and any Transaction Document to which the Purchaser is a party, has the full right, power and authority to execute and deliver this Agreement and any Transaction Document to which such Person is a party, and upon execution, no further action will be needed to make this Agreement and any Transaction Document to which such Person is a party valid and binding upon, and enforceable against, such Person.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

4.3       No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party, and the consummation of the Contemplated Transactions do not: (a) violate the Charter or Governing Documents of the Purchaser, (b) require the Purchaser to obtain the consent or approvals of, or make any filing with, or give any notice to, any Governmental Authority, except for consents and approvals already obtained and notices or filings already made and such filings and notifications as may be required to be made by the Purchaser in connection with the Contemplated Transactions under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act, (c) violate any Law or (d) constitute or result in the breach of any provision of, or constitute a default under, any contract to which the Purchaser is a party or by which its assets are bound.

4.4         Brokers. No broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Purchaser.

4.5         Litigation; Compliance with Law. There is no Claim or Order of any nature, pending, rendered or, to the Purchaser’s Knowledge, threatened in writing, against the Purchaser that reasonably would be expected to adversely affect the Purchaser’s ability to consummate the Contemplated Transactions.

4.6         Solvency; Ability to Perform Agreement. The Purchaser will have available funds on the Closing Date necessary to pay the Final Purchase Price and to pay all related transaction expenses payable by Purchaser. The Purchaser will not become insolvent as a result of consummating the Contemplated Transactions.

4.7       Foreign Ownership. No foreign government, agency of a foreign government, or representative of a foreign government; no business enterprise or other entity organized, chartered or incorporated under the laws of any country other than the United States or its territories; nor any person who is not a citizen or national of the United States (each a “Foreign Interest”) (a) individually or in the aggregate with other Foreign Interests, owns or has a beneficial ownership of five percent (5%) or more of the Purchaser or if the Purchaser does not issue stock, indirectly or directly, subscribed for five percent (5%) or more of the Purchaser’s total capital commitment, or (b) has the power, direct or indirect, whether or not exercised, and whether or not exercisable through the ownership of the Purchaser, by contractual arrangements or other means, to direct or decide matters affecting the management or operations of the Purchaser. Except as set forth on Section 4.7 of the Purchaser’s Disclosure Schedules, the Purchaser, directly or indirectly through subsidiaries or Affiliates, does not own five percent (5%) or more of any Foreign Interest. The Purchaser acknowledges the restrictions that affiliation with or significant influence by a Foreign Interest may put on the prospects of the Company, and shall fully comply with the Law with respect to mitigation of any such affiliation or influence of such Foreign Interest. The Purchaser further acknowledges that the Company shall not have liability for any breach of any representation or warranty to the extent such breach results from the Purchaser or any of its Affiliates having any direct or indirect foreign ownership.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

4.8         Investment Intent. The Purchaser is acquiring all of the Interests for its own account and not with a view to any resale or distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

4.9         No Other Representations and Warranties. Except for the representations and warranties contained in this Section 4 (including the Purchaser’s Disclosure Schedules), the Purchaser makes no express or implied representation or warranty.

5.         COVENANTS OF THE PARTIES.

5.1         Affirmative Covenants of the Company. The Company hereby covenants and agrees that until the Closing Date or earlier termination of this Agreement pursuant to Section 8.1 (the “Interim Period”), unless otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Company will use commercially reasonable efforts to operate the business of the Company in its Ordinary Course of Business, in all material respects, including paying Company liabilities in the Ordinary Course of Business consistent with the historical practices of the Company; provided, however, that the Company may (i) take any actions to ensure that the Company complies with applicable Laws and Contracts; (ii) take any actions contemplated under this Agreement or that may be deemed reasonably necessary to consummate the Contemplated Transactions prior to or on the Closing Date; and (iii) distribute Cash to the Sellers prior to the Closing.

5.2         Negative Covenants of the Company Parties. During the Interim Period, except as (i) expressly contemplated by this Agreement, or (ii) set forth in Schedule 5.2 attached hereto, or (iii) otherwise consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed, and will be deemed granted if the Company sends an electronic mail notice to the Purchaser that references this Section 5.2 and the Purchaser does not affirmatively deny or consent to the request within two (2) Business Days), or as necessary to ensure the Company’s compliance with applicable Laws and Contracts, during the Interim Period, the Company will not do any of the following:

(a)         (i) increase the compensation payable to or to become payable to any of its directors, officers or employees (other than as required by applicable Law or pursuant to an existing Benefit Plan, agreement or arrangement or ordinary increases consistent with the Company’s past practice); (ii) grant any severance or termination pay to, or enter into or modify any employment, change-in-control or severance agreement with, any of its directors, managers, officers, employees or other individual service providers, in each case, other than pursuant to existing employment agreements, severance arrangements or policies or any Benefit Plans as in effect on the Execution Date; or (iii) adopt or amend any Benefit Plan, in each case except as may be required by applicable Law, Section 5.14, or in connection with an annual renewal;

(b)         (i) redeem, repurchase or otherwise reacquire any of its equity securities, liquidate, dissolve or effect any reorganization or recapitalization; or (ii) split, combine or reclassify any of its equity or issue or authorize or propose the issuance of any of its equity securities;

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(c)         issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Interests, any securities convertible into or exercisable or exchangeable for any such Interests, or any rights, warrants or options to acquire, any such Interests;

(d)         (i) acquire or agree to acquire, or merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person; (ii) enter into any joint venture, or partnership; or (iii) make or commit to make any investments in any other Person;

(e)         propose or adopt any amendments to the Charter or Governing Documents of the Company;

(f)         make any material change in any of its methods of accounting or in any accounting policy, except as may be required by Law, FAR or GAAP;

(g)         make any capital expenditures, capital additions or capital improvements in excess of Fifty Thousand Dollars ($50,000), other than (i) expenditures for emergency maintenance and repairs, or (ii) expenditures in the Ordinary Course of Business of the Company;

(h)         enter into any collective bargaining agreement;

(i)         other than the Accrual Method Change, change any material Tax election, change any annual Tax accounting period, change any material method of Tax accounting, amend any federal income Tax Return (i.e., IRS Form 1120-S, including all forms and schedules), enter into any “closing agreement” as described in Code Section 7121 (or any corresponding provision of state, local or foreign Law) with a Taxing authority, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or settle any material Tax claim or assessment with any Taxing Authority with respect to any material Tax, settle any material Tax claim or assessment or surrender any right to claim a material Tax refund.

(j)         pay, discharge or satisfy any material claims, liabilities or obligations except the payment, discharge or satisfaction of (i) liabilities or obligations in the Ordinary Course of Business of the Company or in accordance with the terms of a Contract as in effect on the Execution Date or (ii) claims settled or compromised to the extent permitted by Section 5.2(k), or waive, release, grant or transfer any rights of material value or modify or change in any respect materially adverse to the Company any Material Contract, other than in the Ordinary Course of Business of the Company;

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(k)         settle or compromise any Claim, other than Claims in an individual amount to be paid by the Company that do not exceed Forty Thousand Dollars ($40,000); provided, that such settlement documents related to any such settlement do not involve any material non-monetary obligations on the part of the Company or the Purchaser and, for the avoidance of doubt, the foregoing shall not be interpreted as restricting the Company from using its Reasonable Best Efforts to take the various actions contemplated by Section 5.21 hereof;

(l)         take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in this Section 5.2 without the prior written consent of the Purchaser; or

(m)         Notwithstanding the foregoing or anything herein to the contrary, if prior to the Closing, the Company or the Purchaser has commenced any Legal Proceeding against the other party, then the Company shall not be required to comply with its obligations under this Section 5.2.

5.3         Copy of Virtual Data Room and Electronic Files. On the Closing Date, the Sellers will deliver to the Purchaser, and shall retain a copy, on one or more USB electronic storage devices, a complete and accurate (as of the date of delivery) electronic copy of its virtual data room (“VDR”) with respect to the Contemplated Transactions. Neither the Company nor any Seller makes any representation or warranty of any kind, express or implied, regarding the validity, accuracy or completeness of any information in such VDR or the electronic copy of such VDR except as expressly set forth in Section 2 and Section 3 of this Agreement; provided, however, to the extent this Agreement or the Disclosure Schedules makes reference to an item that is provided in the VDR, the Purchaser shall be entitled to rely on the copy therein as a valid, true, accurate and complete copy thereof.

5.4         Access. Consistent with applicable Law, during the Interim Period, the Company will provide the Purchaser and its Representatives, for the purpose of confirming the Company’s satisfaction of the conditions set forth in Section 6.1, with access to the books and records of the Company, and, subject to the receipt of reasonable prior written notice from the Purchaser, and with the prior written consent of the Company’s manager or such manager’s authorized designee(s) (which consent will not be unreasonably withheld or delayed), to the Assets, and to the managers, officers, key employees, agents and accountants of the Company, in each case, in a manner that does not interfere with the business of the Company. Any information or knowledge obtained in any investigation pursuant to this Section 5.4 that is Confidential Information is subject to Section 5.6 and shall not be used for any purpose unrelated to the consummation of the Contemplated Transactions. Notwithstanding anything herein to the contrary, the Purchaser is not authorized to and shall not (and shall not permit any of its employees, agents, Representatives or Affiliates to) contact any manager, officer, director, employee, customer, supplier, distributor, vendor or other business relation of the Company prior to the Closing without the prior written consent and coordination of the Sellers.

5.5         [Reserved].

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

5.6         Mutual Covenants Regarding Confidentiality. Prior to the Closing, the Confidentiality Agreement between ICF Consulting Group, Inc. and the Company dated October 18, 2021 (the “Confidentiality Agreement”) shall apply with respect to information furnished by the Company, the Sellers, or their Representatives thereunder or hereunder. If the Closing does not occur for any reason, the Confidentiality Agreement and the provisions of this Section 5.6 shall nonetheless continue in full force and effect. From and after the Closing, the Sellers will keep confidential and not reveal, report, publish, disclose or transfer any information obtained by the Sellers in connection with this Agreement, including information regarding the negotiations of this Agreement and the amount of the Final Purchase Price, other than to its Representatives who have a need to know such information (the “Confidential Information”), and will use such Confidential Information solely in connection with the Contemplated Transactions. Notwithstanding the foregoing limitations (but without modifying the Confidentiality Agreement), no party to this Agreement will be required to keep confidential information that (a) is known or available through other lawful sources not bound by a confidentiality obligation, directly or indirectly, with the Purchaser or otherwise prohibited from disclosing such information, (b) is or becomes publicly known or generally known in the industry through no fault of the Sellers or his, her or its Representatives, (c) is developed by any Seller or the Purchaser, as applicable, independently of the disclosure by the disclosing party without reliance on the Confidential Information, (d) is required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), provided the non-disclosing party is given reasonable prior notice or consents thereto, (e) relates solely to the income Tax aspects and consequences of the Contemplated Transactions; (f) is disclosed in connection with the Purchaser’s or any Seller’s, as applicable, performance, enforcement and/or defense of any rights or obligations under this Agreement, the Transaction Documents or in connection with the Contemplated Transactions or (g) is disclosed in connection with any Seller’s duties as an employee of the Company or the Purchaser (if applicable).

5.7         Mutual Covenants Regarding No Inconsistent Action. During the Interim Period, none of the parties hereto will take any intentional action or make any intentional omission that (i) is materially inconsistent with its obligations under this Agreement, (ii) would make it impossible or impracticable for a condition herein to be satisfied, or (iii) would materially hinder or delay the consummation of the Contemplated Transactions.

5.8         Mutual Covenants Regarding Further Action; Efforts.

(a)         During the Interim Period, each of the parties shall cooperate with each other and use their respective commercially reasonable efforts to prepare and file required Notification and Report Forms under the HSR Act on the Execution Date or as expeditiously as possible following the Execution Date, but in no event later than two (2) Business Days after the Execution Date. The parties shall also make such other filings and submissions as are necessary, if any, in other jurisdictions in order to comply with all applicable Antitrust Laws and all other applicable Laws and shall promptly provide any supplemental information or documentation requested by any Governmental Authority relating thereto. The Purchaser and the Company shall each pay fifty percent (50%) of all filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 5.8. Subject to the Confidentiality Agreement and applicable Laws, the parties to this Agreement shall coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(b)         To the extent not prohibited by applicable Law, each party to this Agreement shall (i) promptly notify and furnish the other parties copies of any filing such party submits to any Governmental Authority, (ii) cooperate with each other in connection with any investigation or other inquiry relating to a filing under the HSR Act or other Antitrust Law and the Contemplated Transactions; (iii) keep the other Party or its counsel informed of the status and content of any material communication received from or given to any Governmental Authority and any inquiries or requests for additional information or documentary materials relating to any filing and the Contemplated Transactions provided, that any such disclosure may be redacted or limited as necessary or appropriate to protect legal privilege; (iv) promptly comply with or cause to be complied with any requests by any Governmental Authority for additional information with respect to Purchaser’s or the Company’s filings under the HSR Act or other Antitrust Law, so that the waiting period applicable to this Agreement and the Contemplated Transactions under the HSR Act or other applicable Antitrust Law will expire as soon as practicable after the date hereof; (v) reasonably consult with each other in advance of any meeting or conference with any Governmental Authority, and, to the extent permitted by the Governmental Authority, give the other party or its counsel the opportunity to attend and participate in such meetings and conferences; and (vi) permit the other party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given to a Governmental Authority, provided, that any such review or communication may be redacted or limited as necessary or appropriate to protect legal privilege of either Party.

(c)         Each of the parties hereto shall use commercially reasonable efforts to take any and all actions necessary or advisable to obtain any consents or approvals under or in connection with Antitrust Laws and to enable all waiting periods under any Antitrust Law to expire, and to obtain each other consent or approval from any Governmental Authority under each other applicable Law, and to avoid or eliminate each and every impediment under any Antitrust Law or such other applicable Law, in each case, to cause the Contemplated Transactions to occur as expeditiously as reasonably possible following the date of this Agreement and, in any event, prior to the Termination Date, including, in each case, promptly complying with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Authority. Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall any party to this Agreement or any of its respective Affiliates be obligated to (i) commit to take any action pursuant to this Section 5.8, the consummation of which is not conditioned on the consummation of the Closing, or (ii) in connection with the exercise of any commercially reasonable efforts under this Section 5.8, (A) pay any fees, expenses or other amounts to any Governmental Authority or any party to any Contract (excluding, for the avoidance of doubt, filing fees as provided in this Section 5.8, and ordinary course fees and expenses of their respective attorneys and advisors), (B) commence or participate in any Legal Proceeding, or (C) offer or grant any accommodation (financial or otherwise) to any third party, dispose of any assets, incur any obligations or agree to any of the foregoing.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(d)         Subject to applicable Law and except as required by any Governmental Authority, no party to this Agreement shall, and each party to this Agreement shall cause their respective Affiliates not to (i) agree to extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed); provided that Purchaser may agree to refile under the HSR Act if, in its good faith judgment, it determines (after consulting in advance with the Company and with the Company’s agreement) that the taking of such action would enhance the likelihood of obtaining termination or expiration of the HSR Act waiting period (in which event, the Purchaser and the Company shall effect such refiling not later than two (2) Business Days following the date the initial filing is pulled; (ii) enter into any agreement with any Governmental Authority not to consummate the Contemplated Transactions without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned of delayed); or (iii) take any other action that would be reasonably likely to prevent or materially delay the receipt of any required consent or approval from any Governmental Authority.

(e)         During the Interim Period, each of the parties will promptly notify the others in writing of any pending or, to the Knowledge of such party, threatened in writing, action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the Contemplated Transactions or (ii) seeking to restrain or prohibit the consummation of the Contemplated Transactions.

(f)         The Purchaser and the Company shall use their respective Reasonable Best Efforts to obtain, during the Interim Period and as soon as possible following the Execution Date, confirmation from the applicable Governmental Authorities that they will not recommend that the Company’s security clearances (as applicable) be revoked, suspended or downgraded as a result of the consummation of the Contemplated Transactions. The Company shall and shall cause its employees to make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of the Company and their employees from being revoked, suspended or downgraded.

(g)         Sellers, the Company and the Purchaser agree to use their Reasonable Best Efforts to provide the Employment Documentation to the employees of the Company (other than the Key Employees) within five (5) business days following the Execution Date; which shall include the Purchaser’s standard Confidentiality, Intellectual Property, and Restrictive Covenants Agreement (which the Purchaser may revise as necessary to comply with applicable state laws) in substantially the Form of Exhibit A-6 attached hereto and made a part hereof. The Purchaser agrees to reasonably cooperate with the Sellers and the Company in obtaining such executed Employment Documentation from the Company’s employees.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

5.9         Tail Policy.

(a)         The Company will purchase, on or before Closing, a six (6) year prepaid “run-off policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability, professional liability and errors and omissions insurance, and employment practices liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Closing Date (including the Contemplated Transactions) (the “Tail Policy”), with the cost of such Tail Policy borne 50% by the Purchaser and 50% by the Sellers (with the Sellers’ portion to be treated as a Company Transaction Expense).

(b)         For a period of six (6) years after the Closing Date, the Company shall not amend or modify the indemnification or liability exculpation provisions in either of the Company’s Charter or the Governing Documents, in each case in any way adverse to each Person who is now, or has been at any time prior to the Execution Date, a Person covered by such indemnification or liability exculpation provisions; provided, however, that the Sellers shall only be entitled to such indemnification and exculpation provisions for the period preceding the Closing Date to the extent covered under the Tail Policy.

5.10         Employee Matters.

(a)         During the twelve (12)-month period beginning on the Closing Date (or such shorter period of employment as the case may be), the Purchaser shall, or shall cause an Affiliate to, provide each employee who is actively employed by the Company immediately prior to the Closing (each, a “Continuing Employee”) with (i) annual base salary or base hourly wage rate, as applicable, and target cash incentive compensation (excluding all Employee Retention Awards) that, in the aggregate, is no less favorable than the annual base salary or base hourly wage rate, as applicable, and target cash incentive compensation, in the aggregate, as in effect for the Continuing Employee immediately prior to the Closing, and (ii) other compensation (excluding equity compensation and all Employee Retention Awards) and employee benefits that are substantially comparable in the aggregate to the other compensation (excluding equity compensation and all Employee Retention Awards) and employee benefits as in effect for the Continuing Employee immediately prior to the Closing; provided, however, the Purchaser shall not be obligated to provide any benefit to any Continuing Employee to the extent that the Purchaser does not, as of the Closing, provide any comparable benefit to its employees and, provided, further, however that the provisions of this Section 5.10(a) shall not apply to any Continuing Employee who is a Seller. With respect to the annual base salary or base hourly wage rate, as applicable, to be provided under clause (i) in this Section 5.10(a), during the twelve (12)-month period beginning on the Closing Date (or such shorter period of employment as the case may be), neither Purchaser nor any of its Affiliates shall reduce the annual base salary or base hourly wage rate, as applicable, from that provided by the Company immediately prior to the Closing (except in the event of a change in the full-time status resulting in a reduction in a Continuing Employee’s working hours).

(b)         The Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting and benefit accrual) for service accrued or deemed accrued on or prior to the Closing Date with the Company under employee benefit plans established, maintained or contributed to by the Purchaser (or an Affiliate of the Purchaser) in which Continuing Employees are eligible to participate on or after the Closing Date to the same extent recognized under Benefit Plans that provide similar benefits immediately prior to the Closing (other than for purposes of equity compensation awards and benefit accruals under defined benefit pension plans); provided, however, that such crediting of service shall not operate to duplicate any benefit.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(c)         With respect to welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by the Purchaser (or an Affiliate of the Purchaser) in which Continuing Employees may become eligible to participate following the Closing Date (collectively, the “Purchaser Welfare Benefit Plans”), the Purchaser shall, or shall cause an Affiliate to use commercially reasonable efforts to, (i) waive all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to active Continuing Employees to the same extent waived under corresponding Benefit Plans immediately prior to the Closing, and (ii) credit the eligible expenses incurred by the Continuing Employees and their covered dependents under Benefit Plans during the plan year in which Closing occurs under the applicable Purchaser Welfare Benefit Plans for purposes of satisfying applicable deductible, co-payment, co-insurance and maximum out-of-pocket requirements as if such amounts had been paid in accordance with the Purchaser Welfare Benefit Plans.

(d)         Without limiting the generality of Section 24, the Sellers and the Purchaser acknowledge and agree that all provisions contained in this Section 5.10 are included for the sole benefit of the respective parties hereto and shall not create any new employee benefit plan or any right (i) in any other person (including the Continuing Employees, employees, former employees, any participant or any beneficiary thereof) in any employee benefit plan, or (ii) to employ or continued employment with, or specify the terms and conditions under which such employment occurs of, any of the Sellers, the Continuing Employees, the Purchaser or any of their respective Affiliates. Notwithstanding anything to the contrary in this Section 5.10, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of, or limit the ability of the Sellers, the Purchaser or any of their respective Affiliates to amend, modify or terminate any Benefit Plan or any other employee benefit plan of the Sellers, the Purchaser or any of their respective Affiliates, respectively.

(e)         Prior to the Closing, the Sellers and the Company shall take all necessary actions so that (i) the Company will pay down all employee paid time off balances to not more than one hundred sixty (160) hours per employee (with the amount of any payments made by the Company being referred to as the “PTO Related Payments”) and (ii) any negative employee paid time off balances are reset to zero (0) hours. In the event that Final Net Working Capital is equal to or greater than the Final NWC Lower Collar Target and equal to or less than Final NWC Upper Collar Target, the Purchaser shall pay the Sellers an amount equal to the PTO Related Payments at the same time that the Purchase Price Adjustment is paid pursuant to Section 1.3(b)(v).

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

5.11         Restrictive Covenants.

(a)         As an inducement to the Purchaser to enter into this Agreement, from the Closing Date until the fifth (5th) anniversary of the Closing Date, without the prior written consent of the Purchaser, the Sellers will not:

(i)         anywhere in the geographic area where the Company conducts business as of the Closing Date, engage as a stockholder, member, owner, partner, joint venturer, or in a managerial capacity (whether as a director, manager, officer, employee, independent contractor, consultant or advisor) in any business that, in competition with the Company or its Affiliates or their successors and assigns, sells or provides any products or services that are the same as or substantially similar to those sold or provided by the Company as of immediately prior to the Closing to any Covered Customer (such business, a “Competing Business”). For purposes of this Agreement, a “Covered Customer” means an existing customer or prospective customer of the Company as of immediately prior to the Closing (including any prospective customer to which an outstanding bid or proposal exists at Closing) or any customer or prospective customer of the Company during the twelve (12) months prior to the Closing Date (including any prospective customer to which a bid or proposal has been made during the twelve (12) months prior to the Closing Date). For purposes of this Section 5.11, the term “Covered Customer” includes, (i) any U.S. Government agency or (ii) any Person selling the Company’s products or services to a U.S. Government agency or ultimately for the benefit of a U.S. Government agency, in each case, to the extent the definition of Covered Customer is otherwise satisfied; provided, that with respect to a U.S. Government agency, “customer” means the top-tier division, subdivision, sub-agency, department, directorate or other similar designation within such U.S. Government agency for the applicable program or contract award, and also including, for the avoidance of doubt, all program offices and personnel that report to or support such top-tier division, subdivision, sub-agency, department, directorate or other similar designation within such U.S. Government agency for the applicable program or contract award;

(ii)         make any direct investment (whether equity, debt or other) or provide any guaranty to, any Competing Business, except for investments of five percent (5%) or less in a Competing Business that is publicly traded or investments in a fund as long as no Seller has a management or decision making role in the investment fund and no Seller is directly involved with any investment in a Competing Business; or

(iii)         hire any Covered Employee, or solicit, knowingly induce, attempt to solicit or induce, or otherwise knowingly encourage any Covered Employee to terminate or otherwise adversely alter his or her employment or engagement with the Company or enter into an employment, consulting, independent contractor or similar relationship with any such Person; provided, however, the foregoing clause (iii) shall not preclude any Seller from (A) making general or public solicitations not targeted at Covered Employees or (B) hiring any Covered Employee who has ceased being an employee of the Company for at least three (3) months.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(b)         Notwithstanding anything in this Section 5.11 to the contrary, nothing herein shall prevent or limit any Seller from (i) being employed directly by the United States federal government or any state Governmental Authority, (ii) serving as a director or advisory board member of a private or public company that is not primarily engaged in a Competing Business hereto, or (iii) serving as an manager, officer, member or director of a non-profit organization, trade association, task force, industry group or governmental advisory board.

(c)         The parties agree that the restrictions set forth in this Section 5.11 are reasonable and completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area or any one restriction in this Section 5.11 shall not render this Agreement unenforceable as applied to any one or more of the other areas or other restrictions herein.

(d)         The parties acknowledge that the restrictions set forth in this Section 5.11 are necessary for the protection of the Purchaser and its Affiliates and that any breach thereof may cause such Persons irreparable damage, that such Person’s remedies at law in the event of such breach may be inadequate, and that, accordingly, the Purchaser may be entitled to seek the issuance by a court of competent jurisdiction of a temporary, preliminary, or permanent injunction in favor of such Person enjoining the breach or threatened breach of such restrictions. The foregoing provision shall not constitute a waiver of any other remedies that the Purchaser may have in law or in equity.

5.12         Sellers’ Release. For and in consideration of the Final Purchase Price to be received directly or indirectly by the Sellers under this Agreement, from and after the Closing, each Seller hereby releases, acquits and forever discharges the Company and its Affiliates, and their respective Affiliates’ present, former and future members, managers, officers, directors, attorneys, agents, Representatives, trustees, and employees and each of their respective heirs, executors, administrators, successors and assigns (each a “Released Party”), of and from any and all manner of action or actions, cause or causes of action, demands, rights, assessments, levies, losses, fines, liabilities, payments, penalties, damages, interest, damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements and Claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity (each a “Released Claim”), which such Seller or such Seller’s heirs, executors, administrators, successors or assigns (each a “Releasor Party”) ever had, now has, or hereafter may have or shall have against any Released Party, in each case, arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing, prior to the Effective Time. In executing this Agreement, each Releasor Party acknowledges and intends that this Agreement shall be effective as a bar to each and every one of the Released Claims. Notwithstanding the foregoing, the following are expressly excluded from “Released Claims” and no Releasor Party is obligated to release such Releasor Party’s rights and interests (i) under the Transaction Documents or any other agreement entered into with the Purchaser or an Affiliate of the Purchaser in connection with the Contemplated Transactions, (ii) with respect to any Releasor Party who is an employee or manager of the Company, (1) for any compensation or benefit for services rendered to the Company that remain unpaid or unawarded (including rights to payment for salary, bonuses, commissions and vacation pay, earned and unpaid as of the date hereof and any claim for accrued, vested benefits under any tax qualified retirement plan or employee welfare benefit plan of the Company in accordance with plan terms and applicable law), in each case only to the extent accrued for in the Final Net Working Capital or Final Indebtedness, (2) under any agreement entered into with the Company in connection with such Releasor Party’s employment with or service for the Company to the extent accrued for in the Final Net Working Capital or Final Indebtedness, or (3) for any rights to indemnification or advancement of expenses that such Releasor Party has under the terms of the Company’s Charter and Governing Documents (subject to the limitations under Section 5.9(b)), and (iii) under any insurance policies.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

5.13         R&W Insurance Policy [***].

(a)         At or prior to the date hereof, the Purchaser bound the R&W Insurance Policy. Such R&W Insurance Policy expressly provides that the insurer or insurers issuing such policy have no right, and waive any right, of subrogation against any Seller based upon, arising out of, or in connection with this Agreement, except in the event of Fraud by the Sellers. The Sellers will be responsible for fifty percent (50%) of the R&W Insurance Expenses (as a Company Transaction Expense) and the Purchaser will be responsible for fifty percent (50%) of the R&W Insurance Expenses. For the avoidance of doubt, the absence of coverage under the R&W Insurance Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Insurance Policy to be in full force and effect for any reason, shall not expand, alter, amend or change the liability of the Sellers or any of their respective Affiliates, Representatives or successors and assigns as set forth in this Agreement. The Purchaser covenants and agrees (a) to not cancel, redeem, or take any action that would adversely affect the terms and conditions of the R&W Insurance Policy as they relate to subrogation against the Sellers or otherwise increase the liability of Sellers; and (b) to use commercially reasonable efforts to timely satisfy all conditions necessary to issuance and maintain coverage under the R&W Insurance Policy.

(b)         [***].

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

5.14         Company 401(k) Plan Termination. Prior to the Closing, Sellers shall cause the Company to (i) terminate the Company 401(k) Plan effective at least one (1) day before, and contingent on, the Closing Date by resolutions duly adopted by the manager of the Company, and (ii) adopt any amendments to the Company 401(k) Plan required by Law to be adopted prior to its termination. Such resolutions and any required amendments shall be subject to the prior review and written approval of Purchaser (such approval not to be unreasonably withheld, delayed or conditioned). Sellers and the Company shall deliver to Purchaser (a) proposed drafts of such resolutions and amendments at least three (3) Business Days prior to the Closing Date for Purchaser’s reasonable review and comment, and (b) make available to Purchaser executed copies of such resolutions and amendment that contain Purchaser’s requested changes (to the extent not unreasonable), if any, as soon as practicable prior to the Closing Date.

5.15         Retention Incentive Awards.

(a)         The Purchaser has approved the post-Closing award of retention equity incentives to certain of the Key Employees which shall be awarded to the foregoing in the sole and absolute discretion of the Purchaser. No further action of the board of directors of the Purchaser shall be required to approve or authorize the foregoing awards.

(b)         On the first Business Day following each date after the Closing that the payment to any employee of the Company of any Employee Retention Award becomes due and owing under, and in accordance with, the terms of such employee’s Employee Retention Award Agreement, Sellers’ Representative and Purchaser shall deliver joint written instructions to the Escrow Agent as is necessary to cause the amount of such Employee Retention Award payment to be paid to the Company for further payment to such employee, subject to any withholding required by applicable Law. Purchaser shall cause the Company to (i) pay the Employee Retention Awards through payroll in an amount in cash, less applicable Tax withholding, to such employees on the payment schedule set forth in such employee’s Employee Retention Award Agreement, and (ii) to remit the applicable Tax withholding to the appropriate Tax authorities. The amounts due following the Closing to each employee of the Company who has entered into an Employee Retention Award Agreement are set forth opposite such each employee’s name on Schedule 5.15. The Purchaser shall be responsible for providing the Company with funding for the employer portion of any applicable Taxes. Until such time as the Retention Escrow Account has been fully distributed, the Company shall keep Sellers’ Representative informed regarding the employment status of each employee who is eligible to receive an Employee Retention Award, including whether such individual has been terminated and, if so terminated, the date of termination and any portion of the Employee Retention Award that has been forfeited in accordance with his or her respective Employee Retention Award Agreement. If an employee forfeits all or any portion of his or her Employee Retention Award, Purchaser shall, within five (5) Business Days after the end of each calendar quarter in which an employee forfeits any portion of an Employee Retention Award, deliver to the Escrow Agent and the Sellers’ Representative joint instructions duly signed by the Purchaser directing that such forfeited amount shall be paid to the Sellers, on a pro rata basis, based on the Sellers’ respective Ownership Percentages, as of the end of the calendar quarter in which such forfeiture occurs from the Retention Escrow Account. The Purchaser and the Sellers agree to treat the amount of any forfeited Employee Retention Awards paid to Sellers pursuant to this Section 5.15 as Final Purchase Price for Tax, accounting, and all other purposes unless otherwise required by applicable Law.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

5.16         Third-Party Consents; Notices. In addition to the obligations of the Sellers and the Company under Section 5.8(a) through (f), the Company will use its Reasonable Best Efforts to obtain and deliver to Purchaser prior to the Closing, the consents, waivers and approvals under each Contract listed or described on Schedule 5.16 attached hereto.

5.17         Cyber Liability Policy. The Company will purchase, on or before Closing, a six (6) year prepaid cyber liability insurance policy, including privacy breach response coverage and privacy/network security liability coverage and first party and third party coverage, with a limit of not less than Ten Million Dollars ($10,000,000) with respect to matters existing or occurring at or prior to the Closing Date (the “Cyber Liability Policy”), with the cost of such Cyber Liability Policy borne 50% by the Sellers (as a Company Transaction Expense) and 50% by the Purchaser.

5.18         Maintenance of Insurance. The Company shall use its Reasonable Best Efforts to maintain in full force and effect through the Closing Date all insurance policies set forth in Section 3.18 of the Disclosure Schedules.

5.19         No Negotiations. The Company and the Sellers acknowledge and agree that the Purchaser has made and shall continue to make substantial expenditures of time, effort and expense in connection with its due diligence efforts and the consideration and negotiation of the Contemplated Transactions. During the Interim Period, the Company and the Sellers will refrain, and will cause their Representatives to refrain, directly or indirectly, from taking any action (i) to solicit or initiate the submission of any proposal or indication of interest from any Person (other than the Purchaser) with respect to an acquisition of the Interests or material Assets, or any merger, consolidation, combination, equity exchange, recapitalization, liquidation or dissolution involving, the Company (an “Alternative Proposal”), (ii) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, an Alternative Proposal (or any proposal or indication of interest relating thereto) with any Person (other than the Purchaser) or (iii) to authorize, engage in, or enter into any agreement or understanding (other than with the Purchaser) with respect to an Alternative Proposal with any Person.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

5.20         Purchaser’s Acknowledgment.

The Purchaser acknowledges and agrees that none of the Sellers, the Company, their respective Affiliates nor their Representatives has made any representations or warranties regarding the Sellers, the Company, or the Company’s business operations, the assets or operations of the Company’s business, the Interests, or otherwise in connection with the transactions contemplated by this Agreement, other than the representations and warranties expressly made by the Sellers and the Company in Section 2 and Section 3, respectively, and the Purchaser agrees it has relied solely on its own examination and investigation and the representations and warranties of the Sellers and the Company set forth in Section 2 and Section 3, respectively (including the Disclosure Schedules). Without limiting the generality of the foregoing, the Purchaser acknowledges and agrees that no projections, forecasts, predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda, or offering material with respect to the Company or the Company’s business, or the Interests, is or shall be deemed to be a representation or warranty by the Company or the Sellers to the Purchaser under this Agreement, or otherwise, and that the Purchaser has not relied thereon in determining to execute this Agreement and proceed with the transactions contemplated hereby. The Purchaser acknowledges that, except for the representations and warranties expressly made by the Sellers and the Company in Section 2 and Section 3, respectively, no Person had been authorized by the Sellers or the Company to make any representation or warranty regarding the Sellers, the Company, the Company’s business, the assets or operations of the Company, the Interests or the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Sellers or the Company.

5.21         Corrective Actions.

(a)         Promptly following the Execution Date, the Company shall commence and diligently pursue (and, to the extent not completed prior to the Closing, promptly following the Closing, the Sellers’ Representative shall use his Reasonable Best Efforts to complete as promptly as reasonably practicable): (i) correction of any specifically identifiable late remittances to the Company 401(k) Plan by (A) depositing the appropriate amounts with the Company 401(k) Plan, (B) submitting any required Form 5330s to the IRS, and (C) filing any Voluntary Fiduciary Correction Program (“VFCP”) application with the Department of Labor (the “DOL”) that the Sellers and the Purchaser mutually agree in good faith should be filed; (ii) the filing of any amended Form 5500s with the DOL for the SemanticBits LLC Health and Welfare Benefit Plan (the “Company H&W Plan”) for the 2018 and 2019 plan years, as necessary, to include all benefits required for inclusion on such forms; (iii) in compliance with the requirements of the PPACA, the filing of any required IRS Form 1094-Cs (with IRS Form 1095-Cs attached to said Form 1094-Cs) with the IRS and the furnishing of any required IRS Form 1095-Cs to the Company’s employees for plan years for which such IRS Forms 1094-C and 1095-C were and are required to be filed and provided; (iv) the performance of any applicable nondiscrimination testing with respect to the Company H&W Plan for the past three years; (v) payment of any required Taxes in connection with any of the foregoing matters; and (vi) appropriate corrective action reasonably acceptable to the Purchaser with respect to the account balances in the Company 401(k) Plan for the Sellers’ spouses, including the payment before Closing of any required Taxes in connection therewith. For purposes of Section 9.2(a)(iii) of this Agreement (and, for the avoidance of doubt, not with respect to Section 6.1(b) of this Agreement), the parties acknowledge and agree that the covenants of the Sellers’ Representative set forth in this Section 5.21(a) are material and any failure of the Sellers’ Representative to comply with the terms hereof shall be deemed a material breach of the terms hereof.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(b)         The Sellers’ Representative shall deliver to the Purchaser, with sufficient time to review, copies of any such IRS Forms 5330s, VFCP applications, IRS Form 5500s, Form 1094-Cs and 1095-Cs and other forms and documents proposed to be submitted or filed on the Company’s behalf with respect to the matters described in clause (a) above, including all exhibits and schedules to be attached thereto (collectively, the “Benefit Plan Forms”). No later than fifteen (15) Business Days following the delivery to the Purchaser of a Benefit Plan Form, the Purchaser shall confirm the acceptability of the contents of such Benefit Plan Form with its legal advisor and, if acceptable, shall execute such documents as may be necessary to complete the submission or filing (as applicable). If the Purchaser requests any changes to any Benefit Plan Form, the Sellers’ Representative shall consider such reasonable comments and the parties shall promptly cooperate to resolve such matters to receive the Purchaser’s approval for submission or filing (as applicable). Upon the Purchaser’s approval of the applicable Benefit Plan Form (which shall not be unreasonably withheld, delayed or conditioned), the Purchaser shall or shall cause the applicable Benefit Plan Form to be promptly submitted or filed (as applicable).

(c)         The Purchaser acknowledges that, following the Closing, the Purchaser shall be the owner of the Company and shall be in control of the Company’s records necessary for the Sellers’ Representative to prepare the Benefit Plan Forms and that the Purchaser shall or shall cause the Company to reasonably cooperate with the Sellers’ Representative in its preparation of such Benefit Plan Forms on behalf of the Company, which cooperation shall include execution of any and all documents necessary for such submission or filing, including, but not limited to, an IRS Form 2848 Power of Attorney for counsel engaged by the Sellers’ Representative on behalf of the Company (provided that the Sellers’ Representative shall be responsible for all costs and expenses with respect to such counsel), to make the submissions or filings and pursue waiver of the imposition of any penalties or taxes or the issuance of any applicable compliance statement.

(d)         The Purchaser and the Sellers’ Representative shall work together in good faith to expeditiously complete and submit or file the Benefit Plan Forms. The parties hereto recognize that, as owner of the Company following the Closing, the Purchaser shall have the final determination, which shall be made by it in good faith and after consultation with the Sellers’ Representative or its counsel, (i) of the contents of any Benefit Plan Form and in any correspondence with, or resolution of a matter before, the DOL or the IRS, including but not limited to changes to the Benefit Plan Forms required by the DOL or the IRS in order to obtain waiver of the imposition of any Taxes, obtain a compliance statement and (ii) in the implementation of the correction method(s) approved by the DOL or the IRS.

(e)         Notwithstanding anything to the contrary contained herein, nothing in this Agreement or otherwise shall preclude the Company from seeking a waiver of, or relief from, the imposition of any Tax and/or penalties on the Company or any Benefit Plan in connection with any of the matters set forth on Schedule 9.2(a)(viii) or any of the corrective actions set forth in clause (a) above. In addition, the Sellers and the Purchaser agree that the corrections set forth in Section 5.21(a)(i) through (v), may not be completed to the extent that the Company’s and Sellers’ records with respect to any such failure or error covered by such corrections are insufficient to adequately complete the applicable corrective action, in each case, after conducting a commercially reasonable search of the Company’s and Sellers’ records.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

6.            CLOSING CONDITIONS.

6.1         Conditions to Purchaser’s Obligations. The obligations of the Purchaser to consummate the Contemplated Transactions are subject to the waiver by the Purchaser, or satisfaction, of each of the following conditions on or prior to the Closing Date:

(a)         Representations and Warranties. All of the representations and warranties of the Sellers and the Company contained in Section 2 and Section 3 of this Agreement (other than the Fundamental Seller Representations), after giving effect to the Disclosure Schedules, shall be true and correct on and as of the Execution Date and the Closing Date (without giving effect to any Material Adverse Effect or other materiality qualifier therein) with the same effect as though made at and as of such date (provided that those representations and warranties that are specifically made as of a particular date shall be so true and correct as of such date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Fundamental Seller Representations, after giving effect to the Disclosure Schedules, shall be true and correct on and as of the Execution Date and the Closing Date in all respects with the same effect as though made at and as of such date (provided that those representations and warranties that are specifically made as of a particular date shall be so true and correct as of such date), except where the failure of such representations and warranties to be true, correct and complete would not reasonably be expected to have more than a de minimis impact on Company.

(b)         Compliance with Covenants. All of the material covenants to be complied with and performed by the Company on or before the Closing Date will have been duly complied with and performed in all material respects.

(c)         Closing Deliverables. On the Closing Date, the Company or the Sellers will have delivered or caused to be delivered (or be in a position to deliver or cause to be delivered) to the Purchaser the duly executed Closing deliverables, as specified in Section 7.1 hereof, provided, however, that the Purchaser may not allege non-compliance with this condition to the extent Purchaser breached its cooperation covenants in Section 5.8.

(d)         Satisfaction of HSR Requirements. All applicable waiting periods (and extension thereof) under the HSR Act or other applicable Antitrust Laws shall have expired or been terminated.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(e)         Absence of Litigation. As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor will any Claim be pending before any court or Governmental Authority, which, if successful, would enjoin, restrain, or prohibit the consummation of the Contemplated Transactions; provided, however, that this condition may not be invoked by the Purchaser if any such Claim was initiated by or at the direction of the Purchaser.

(f)         No Material Adverse Effect. There will have been no Material Adverse Effect with respect to the Company during the period from December 31, 2021 through the Closing Date, which Material Adverse Effect has not been cured as of the Closing Date or is not capable of being cured.

6.2         Conditions to the Company’s and the Sellers’ Obligations. The obligations of the Company and the Sellers to consummate this Agreement and the Closing of the transactions contemplated hereunder are subject to the waiver by the Sellers, or satisfaction, of each of the following conditions on or prior to the Closing Date:

(a)         Representations and Warranties. All of the representations and warranties of the Purchaser contained in Section 4 of this Agreement shall be true and correct as of the Closing Date in all respects on and as of the Execution Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties will be true and correct in all respects with respect to such specified date), except where the failure of such representations and warranties to be true, correct and complete would not reasonably be expected to have a Purchaser Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” and other materiality qualifications contained in such representations and warranties will be disregarded).

(b)         Compliance with Covenants. All of the material covenants to be complied with or performed by the Purchaser on or before the Closing Date will have been duly complied with and performed in all material respects.

(c)         Closing Deliverables. On the Closing Date, the Purchaser will have delivered or caused to be delivered (or be in a position to deliver or cause to be delivered) to the Company, the Sellers, or other applicable third parties, duly executed Closing deliverables, as specified in Section 7.2 below, provided, however, that the Company may not allege non-compliance with this condition to the extent the Company breached its cooperation covenants in Section 5.8.

(d)         Satisfaction of HSR Requirements. All applicable waiting periods (and extension thereof) under the HSR Act or other applicable Antitrust Laws shall have expired or been terminated.

(e)         Absence of Litigation. As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor will any Claim be pending before any court or Governmental Authority, which, if successful, would enjoin, restrain, or prohibit the consummation of the Contemplated Transactions; provided, however, that this condition may not be invoked by the Company if any such Claim was initiated by or at the direction of the Company.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

6.3         Frustration of Closing Conditions. No party may rely on the failure of any party to satisfy a condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

7.            CLOSING DELIVERABLES.

7.1         Closing Documents to be Delivered by the Company and the Sellers. At the Closing, the Company or the Sellers, as appropriate, will deliver or cause to be delivered to the Purchaser:

(a)         a certificate dated as of the Closing Date and signed by the Company’s Manager certifying and attaching (i) a copy of the resolutions of the Company’s Manager and members authorizing the execution, delivery and performance of this Agreement and the Contemplated Transactions; (ii) a copy of the Charter and Governing Documents of the Company; (iii) a copy of an action by written consent of the Company’s Manager ratifying, approving and confirming for all purposes and in all respects all actions taken prior to the Closing by the officers of the Company in their capacities as such; and (iv) a copy of an action by unanimous written consent of the members of the Company effective immediately prior to the Closing, ratifying, approving and confirming for all purposes and in all respects all actions theretofore taken by the Manager and officers of the Company in their capacities as such;

(b)         a certificate dated as of the Closing Date and signed by the Sellers certifying and attaching a copy of the resolutions of the Manager and Members authorizing the execution, delivery and performance of this Agreement and the Contemplated Transactions;

(c)         a certificate duly executed by the Company attesting that the conditions set forth in Sections 6.1(a), 6.1(b), and 6.1(f) hereof have been satisfied or indicating with specificity any respects in which those conditions have not been satisfied;

(d)         the Flow of Funds Memorandum, duly executed by the Company and the Sellers’ Representative;

(e)         evidence of the release of all Liens (other than Permitted Liens) (or the authorization for the Company or the Purchaser to cause the release of such Lien) with respect to the bank Indebtedness;

(f)         resignations effective immediately following the Closing of the Manager and officers, if any, of the Company;

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(g)         a certificate from the state of organization of the Company and each other state where the Company is qualified to do business, dated no earlier than thirty (30) days prior to the Closing Date, as to the good standing (or similar status) of the Company in such jurisdictions;

(h)         an IRS Form W-9, duly executed and dated as of the Closing Date, for each of the Sellers;

(i)         evidence of termination of the Company 401(k) Plan, as set forth in Section 5.14;

(j)         the Assignment of LLC Interests, duly executed by the Sellers;

(k)         the Escrow Agreement, duly executed by the Sellers’ Representative;

(l)         any executed consents that have been obtained by the Company as of the Closing that are identified on Schedule 5.16 attached hereto;

(m)         executed Employment Documentation by not less than fifty percent (50%) of the employees of the Company who are identified on Schedule 7.1(m) attached hereto;

(n)         evidence reasonably satisfactory to Purchaser of the addition of ICF Treasury as signatories on all Company bank accounts, the provision of online access to the foregoing bank accounts, amendment to the bank account signatory documentation to reflect that further changes require ICF Treasury approval and the removal of all current signatories upon the Closing;

(o)         an assignment and assumption of agreement in the form of Exhibit F attached hereto and made a part hereof with respect to that certain Tesla Lease Agreement dated January 25, 2021, by and among the Company and Ramprakash Chilukuri, duly executed by Ramprakash Chilukuri and the Company; and

(p)         all of the limited liability company/statutory books and records of the Company.

7.2         Closing Documents to be Delivered by the Purchaser. At the Closing, the Purchaser will deliver to the Company and the Sellers:

(a)         The Seller Closing Proceeds to the Sellers as provided in Section 1.1 hereof and evidence that all other payments contemplated in the Flow of Funds Memorandum have been made;

(b)         a certificate dated as of the Closing Date and signed by the Purchaser’s secretary (or equivalent) certifying and attaching copies of resolutions of the Purchaser’s board of managers (or other governing body) authorizing the execution, delivery and performance of this Agreement and the Contemplated Transactions;

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(c)         a certificate duly executed by the Purchaser attesting that the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or indicating with specificity any respects in which those conditions have not been satisfied, in a form reasonably satisfactory to the Sellers;

(d)         the Assignment of LLC Interests, duly executed by the Purchaser;

(e)         the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent; and

(f)         the Flow of Funds Memorandum duly executed by the Purchaser.

7.3         Other Closing Documents. The parties hereto will execute such other documents and instruments as any of the other parties may be reasonably request that are necessary for the implementation and consummation of this Agreement and the Contemplated Transactions.

8.           TERMINATION.

8.1         Termination. This Agreement may be terminated at any time prior to the Closing Date only as follows:

(a)         by mutual written agreement of the Sellers’ Representative and the Purchaser;

(b)         by the Company, if the Closing has not occurred on or before July 31, 2022 (or such later date as the Company and the Purchaser mutually agree in writing) (the “End Date”) and such failure to close is not due to a failure of the Company to perform, in any material respect, any of its material obligations under this Agreement required to be performed prior to the Closing; provided, however, that if the applicable waiting periods (and extensions thereof) under the HSR Act or other applicable Antitrust Laws shall have not have expired or been terminated as of the End Date (and Purchaser can demonstrate that but for the expiration of such applicable waiting period, the Purchaser is ready, willing and able to close), then the End Date, automatically and without further action of the parties, shall be extended for up to one (1) additional thirty (30) day period;

(c)         by the Purchaser, if the Closing has not occurred on or before the End Date, and  such failure is not due to a failure of the Purchaser to perform, in any material respect, any of its material obligations under this Agreement required to be performed prior to the Closing; provided, however, that if the applicable waiting periods (and extensions thereof) under the HSR Act or other applicable Antitrust Laws shall have not have expired or been terminated as of the End Date (and Company can demonstrate that but for the expiration of the applicable waiting period the Company is ready, willing and able to close), then the End Date, automatically and without further action of the parties, shall be extended for up to one (1) additional thirty (30) day period;

(d)         by the Company, if the Purchaser has committed a material breach of any provision of this Agreement, which breach (i) would result in a failure of a condition set forth in Section 6.2 and (ii) such breach is not capable of being cured or, if capable of being cured, has not been cured prior to the earlier of (A) ten (10) days following written notice of such breach from the Company to the Purchaser and (B) the End Date;

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(e)         by the Purchaser, if the Company has committed a material breach of any provision of this Agreement, which breach (i) would result in a failure of a condition set forth in Section 6.1 and (ii) such breach is not capable of being cured or, if capable of being cured, has not been cured prior to the earlier of (A) ten (10) days following written notice of such breach from the Purchaser or Seller to the Company and (B) the End Date;

(f)         by either the Purchaser or the Company, if an order, statute, law, ordinance, regulation, decree, ruling, judgment, injunction or other action has been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or prohibiting the consummation of the Contemplated Transactions and such order, decree, ruling, judgment or injunction has become final and non-appealable; or

(g)         Notwithstanding anything in this Agreement to the contrary, by the Company, without cause or reason and without default or breach hereunder if the Closing has not occurred by August 31, 2022.

8.2         Effect of Termination. If this Agreement is validly terminated as provided in Section 8.1, all further obligations under this Agreement will terminate and no party hereto will have any liability in respect of the termination of this Agreement; provided, however, that (a) the confidentiality obligations of the Purchaser, the Sellers, and the Company described in Section 5.6 will survive any such termination and (b) Sections 12 through 22, 23, 24, 25, any applicable definitions set forth in Section 26 and this Section 8.2, shall survive any such termination, and (c) no such termination will relieve any party from liability for Fraud in connection with this Agreement or for any willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination, and in the event of such Fraud or such willful and material breach, the parties hereto will be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement. Nothing in this Section 8.2 shall relieve or release any party hereto of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party (taking into consideration relevant matters, including other combination opportunities and the time value of money, which shall be deemed in such event to be damages of such party)) arising out of such party’s willful breach of this Agreement.

9.            REMEDIES.

9.1         Survival.

(a)         The representations and warranties contained in Section 2 and Section 3 hereof, or in any certificate delivered by the Company or Sellers or Purchaser at Closing pursuant to Section 7.1 or Section 7.2, respectively, and the indemnification obligations of the parties with respect thereto, shall survive the Closing for a period of twelve (12) months following the Closing, subject to the terms and conditions of this Section 9. Notwithstanding the preceding sentence, the representations and warranties in Section 2.1 (Necessary Authority), Section 2.2 (Title to the Interests), Section 2.4 (Brokers), Section 3.1 (Organization), Section 3.2 (Authorization; Corporate Documentation), Section 3.3 (Title; Capitalization), Section 3.5(a) (No Breach), Section 3.16 (Taxes), Section 3.25 (Brokers), and Section 3.27(b)(ii) (Government Contracts) (such representations and warranties by the Sellers and the Company, collectively, the “Fundamental Seller Representations”), Section 4.1 (Organization), Section 4.2 (Necessary Authority), and Section 4.4 (Brokers) (such representations and warranties by the Purchaser, collectively, the “Fundamental Purchaser Representations”) shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations with respect to the subject matter of such representation or warranty. Notwithstanding the foregoing, solely for purposes of Section 6.1(a), the representations and warranties in Section 3.16 (Taxes) shall not be considered a Fundamental Representation.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(b)         Notwithstanding the foregoing, any claims for indemnification pursuant to Section 9.2 or Section 9.4, respectively, asserted in good faith in accordance with this Section 9 with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party in accordance with Section 9.6 prior to 11:59 p.m. Eastern Time on the date of the expiration of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved in accordance with the provisions of this Section 9.

(c)         None of the covenants that by their terms were to be performed prior to the Closing will survive the Effective Time. The covenants contained in this Agreement to be performed after the Closing, and the indemnification obligations of the parties with respect thereto, shall survive the Closing to the extent provided in their respective terms, or if no term is specified, until the applicable statute of limitations. The indemnification obligations with respect to the matters in Sections 9.2(a)(iv) though (vii) and Sections 9.4(c) and (d), shall survive the Closing until the expiration of the applicable statute of limitations with respect to the subject matter of such representation or warranty.

9.2         Sellers’ Indemnification Obligations.

(a)         Subject to the terms and conditions of this Section 9, the Sellers, jointly and severally, shall indemnify and defend the Purchaser, its Affiliates and each of their respective officers, directors, employees and agents (collectively, the “Purchaser Indemnified Parties” and each a “Purchaser Indemnified Party”) against and from all Damages suffered, sustained or incurred by any Purchaser Indemnified Party, whether in respect of third-party claims or claims between the parties relating to, as a result of, or arising out of:

(i)         any inaccuracy in or breach of any representation and warranty made by the Company or Sellers to the Purchaser under Section 2 or Section 3 (other than Fundamental Seller Representations) or by the Company or Sellers in any certificate delivered by the Company or Sellers at Closing pursuant to Section 7.1;

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(ii)         any inaccuracy in or breach of any Fundamental Seller Representations;

(iii)         any breach by the Sellers of, or failure by the Sellers to comply with, any covenant or obligation under this Agreement to be performed by Sellers following the Closing;

(iv)         any Pre-Closing Taxes;

(v)         any Fraud of the Sellers;

(vi)         any unpaid Indebtedness or Company Transaction Expenses;

(vii)         any rate or other similar adjustments, including any cost disallowances and related assessed damages and penalties under the applicable Government Contract, that result in any Damages to the Company with respect to any audit of a Government Contract related to (1) any period ending on or before the Closing or (2) any periods beginning before, but ending after, the Closing to the extent any adjustments relate to the portion of such period prior to Closing; and

(viii)         the matters identified on Schedule 9.2(a)(viii) attached hereto and made a part hereof.

(b)         Notwithstanding anything to the contrary contained herein, for purposes of determining whether there has been a breach and the amount of any Damages that are the subject matter of a claim for indemnification hereunder, in each case, solely for purposes of Section 9.2(a)(i) and Section 9.2(a)(ii), each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to any “materiality” or “Material Adverse Effect” qualification contained in such representation or warranty) which has the effect of making such representation and warranty less likely to be breached (as if such words or words were deleted from such representation or warranty; except, however, the foregoing proviso shall not apply to the defined terms “Material Contracts,” “Material Customers” or “Material Suppliers” and shall not apply to Section 3.30. For the avoidance of doubt, the materiality scrape in this Section 9.2(b) does not except out materiality as an element of Fraud, nor does it except out any reference to “Material Adverse Effect” or “material” or any similar qualification from any representation and warranty for purposes of determining Fraud.

(c)         Notwithstanding anything to the contrary contained herein, in the event of any indemnity claim brought hereunder, Kumar shall only be liable for his pro rata share of such liability based on his Ownership Percentage.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

9.3         Limitation on Sellers’ Indemnification Obligations. Sellers’ obligations pursuant to Section 9.2 are subject to the following limitations:

(a)         Other than for Damages resulting from claims brought on the basis of Fraud, the Purchaser Indemnified Parties shall not be entitled to recover under Section 9.2(a)(i) until the aggregate amount of Damages which the Purchaser Indemnified Parties would recover under Section 9.2(a)(i) exceeds an aggregate amount equal to Eight Hundred Twenty-Five Thousand Dollars ($825,000) (the “Threshold”), in which case the Purchaser Indemnified Parties shall be entitled to recover only such Damages in excess of the Threshold.

(b)         Other than for Damages resulting from claims brought on the basis of Fraud, the aggregate amount of indemnification that the Purchaser Indemnified Parties may receive to satisfy claims under Section 9.2(a)(i) shall be Eight Hundred Twenty-Five Thousand Dollars ($825,000) (the “Cap”).

(c)         The aggregate liability of each Seller pursuant to Section 9.2 shall in no event exceed the amount of the cash proceeds actually received by such Seller under this Agreement, provided that:

(i)         the aggregate liability of the Sellers under Section 9.2(a)(i) shall be as set forth in Sections 9.3(a) and (b); and

(ii)         the aggregate liability of the Sellers related to any S Corp Matter shall in no event exceed the greater of (1) the aggregate amount of the Seller S Corp Tax Refunds, and (2) the amount that represents the lesser of (A) fifty percent (50%) of the Damages for which a Purchaser Indemnified Party is otherwise entitled to indemnification under Section 9.2(a) with respect to such Damages, and (B) the Backstop Cap. The “Backstop Cap” means Twenty-Five Million Dollars ($25,000,000) minus the aggregate amount of all Seller S Corp Tax Refunds received by the Purchaser.

(d)

(i)         Damages for which a Purchaser Indemnified Party is entitled to indemnification under Section 9.2(a) (other than the Damages described in Section 9.3(d)(ii)), shall be paid (A) first from any then-remaining funds in the Indemnity Escrow Account, (B) second, from the R&W Insurance Policy to the extent of the coverage limits under the R&W Insurance Policy (if applicable), and (C) third, from the Sellers (in each case subject to the limitations in this Section 9).

(ii)         Damages for which a Purchaser Indemnified Party is entitled to indemnification under Section 9.2(a) related to an S Corp Matter including, but not limited to, as a result of a Pre-Closing S Corp Matter shall be paid (A) first, [***], (B) second, from any then-remaining funds in the Indemnity Escrow Account, (C) third, from the R&W Insurance Policy, to the extent of the coverage limits under the R&W Insurance Policy (if applicable), and (D) fourth, from the Sellers to the extent the Sellers have received a Seller S Corp Tax Refund that has not yet been paid to the Purchaser, and (E) fifth, from the Sellers (in each case subject to the limitations in Section 9).

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(iii)         For the sake of clarity, to the extent any facts giving rise to any indemnifiable Damages constitute a breach of a representation or warranty or a Pre-Closing Tax, and except in the case of Fraud, to the extent that such Damages are covered under the R&W Insurance Policy [***], as the case may be, and [***], respectively, has not been exhausted, the Purchaser shall first be required to use Reasonable Best Efforts to recover from and exhaust the R&W Insurance Policy [***], respectively, before seeking recovery directly from the Sellers under Section 9.3(d)(i)(C) or Section 9.3(d)(ii)(D) or Section 9.3(d)(ii)(E), above. In addition, the Sellers shall not be required to indemnify any Purchaser Indemnified Party for any Damages under Section 9.2(a) to the extent that coverage for such Damages would otherwise have been available under the R&W Insurance Policy [***], but the amount of such coverage was reduced by an “Offsetting Benefit” (as defined in the R&W Insurance Policy [***]).

(iv)         For avoidance of doubt, to the extent Sellers have made any payment potentially subject to limitation by the Backstop Cap and a Purchaser Indemnified Party later becomes entitled to receive any Seller S Corp Tax Refunds from the Sellers that was not taken into account in determining the Backstop Cap (a “Later Seller S Corp Tax Refund”), the amount of any such Later Seller S Corp Tax Refund payable to a Purchaser Indemnified Party shall be reduced to the extent any amounts previously paid by Sellers exceed the amount of the Backstop Cap as adjusted to take into account such Later Seller S Corp Tax Refunds. In the event that Sellers are required to repay any portion of any Seller S Corp Tax Refund (including any Later Seller S Corp Tax Refund) pursuant to a final determination of a Governmental Authority to the extent related to an S Corp Matter, Purchaser shall refund to Sellers’ Representative on behalf of Sellers the difference between (i) the amounts paid by Sellers pursuant to Section 9.3(c)(ii), and (ii) the amount that should have been paid by Sellers pursuant to Section 9.3(c)(ii) determined without regard to such Seller S Corp Tax Refunds so repaid.

(e)         Any indemnification obligations under this Agreement shall be net of any Tax Benefit realized by a Purchaser Indemnified Party or its Affiliates. In the event that a Tax Benefit is received by any Purchaser Indemnified Party in respect of any Damages for which any Purchaser Indemnified Party has been indemnified pursuant to this Agreement, the aggregate amount of such Tax Benefit so received by such Purchaser Indemnified Party shall be promptly paid to the Indemnitor. As used herein, “Tax Benefit” shall mean the actual cash Tax savings (including any refund received or any offset against Taxes payable) attributable to any deduction, expense, loss, credit or actual cash refund to the Purchaser Indemnified Party, the Company or their Affiliates, when incurred or received (with such Tax items treated as the last item realized for such year), net of any reasonable out-of-pocket expenses incurred in connection with obtaining such Tax Benefit.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(f)         Notwithstanding anything to the contrary contained herein, no Purchaser Indemnified Party shall be entitled to indemnification for Damages related to or arising from any of the following: (i) Transfer Taxes described in Section 10.3(g) for which the Purchaser is responsible under the terms of Section 10.3(g), (ii) any Current Non-Income Taxes or any amount of other Taxes specifically taken into account in determining Final Purchase Price, (iii) any Taxes arising in connection with any transaction or event occurring after the Closing outside of the ordinary course of business, (iv) any breach or nonperformance by Purchaser of the covenants set forth in Section 10.3(f), (v) the value or condition of any Tax asset of the Company, (vi) the ability of the Purchaser, the Company of any of their Affiliates to utilize any Tax asset of the Company following the Closing, (vii) the Company’s loss of Preferred Bidder Status in connection with Contracts entered into during the Pre-Closing Tax Period to the extent Purchaser has failed to use commercially reasonable efforts to preserve such status (in connection with a Pre-Closing S Corp Matter or otherwise and including by not electing to take any positive Section 481(a) adjustment into account ratable over the longest period of years allowable (it being understood that this clause (vii) will not affect the Sellers’ obligations to Purchaser under the terms of this Agreement to indemnify Purchaser for Tax arising in a taxable period (or portion thereof) ending after the Closing Date as the result of any such positive Section 481(a) adjustment made with respect to a Pre-Closing Tax Period)), or (viii) issues related to the Company’s employer identification number or the circumstances set forth in Section 3.7(h) of the Disclosure Schedule (provided, however, that in connection with this clause (viii), the Purchaser Indemnified Parties shall be entitled to indemnification for Damages for (A) any breach of Section 3.7(h) or (B) Pre-Closing Taxes (1) pursuant to Section 9.2(a)(iv) and (2) related to or arising out of any breach by Sellers of their representations and warranties set forth in Section 3.16).

9.4         Purchaser’s Indemnification Obligations

. Subject to the terms and conditions of this Section, the Purchaser shall indemnify and defend the Sellers, or their respective Affiliates and each of their respective members, officers, directors, employees and agents and their respective successors and permitted assigns (collectively, the “Seller Indemnified Parties” and each a “Seller Indemnified Party”) against and from all Damages suffered, sustained or incurred by any Seller Indemnified Party, whether in respect of third party claims or claims between the parties hereto relating to, as a result of or arising out of:

(a)         any inaccuracy in or breach of any representation and warranty made by Purchaser to Sellers herein (other than Fundamental Purchaser Representations), or by the Purchaser in any certificate delivered by the Purchaser at Closing pursuant to Section 7.2;

(b)         any inaccuracy in or breach of any Fundamental Purchaser Representations;

(c)         any Fraud of the Purchaser; and

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(d)         any breach by the Purchaser or the Company (after the Closing) of, or failure by the Purchaser or the Company to comply with, any covenant or obligation under this Agreement to be performed by the Purchaser or the Company.

9.5         Limitation on Purchaser’s Indemnification Obligations. The Purchaser’s obligations pursuant to Section 9.4(a) are subject to the following limitations:

(a)         Other than for Damages resulting from claims brought on the basis of Fraud or breaches of Fundamental Purchaser Representations, the Seller Indemnified Parties shall not be entitled to recover under Section 9.4(a) until the total amount of Damages which the Seller Indemnified Parties would recover under Section 9.4(a) exceeds an aggregate amount equal to the Threshold, in which case the Seller Indemnified Parties shall be entitled to recover all Damages in excess of the Threshold.

(b)         Other than for Damages resulting from claims brought on the basis of Fraud, the aggregate amount of indemnification that the Seller Indemnified Parties may receive to satisfy claims under Section 9.4(a) shall be the Cap.

9.6         Notice and Procedure.

(a)         In the event that any Legal Proceedings are instituted by a third party or any claim or demand is asserted or threatened against or sought to be collected from a Person who is seeking indemnity under any provision of this Agreement (the “Indemnitee”) by a third party, in each case for which the party from whom indemnity is sought (the “Indemnitor”) may have liability to any Indemnitee hereunder (a “Third Party Claim”), such Indemnitee shall, promptly following such Indemnitee’s receipt of a Third Party Claim, notify the Indemnitor in writing of such Third Party Claim (a “Claim Notice”); provided, however, that the failure to give a timely Claim Notice shall relieve the Indemnitor of its obligations hereunder only if and to the extent that such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third Party Claim or the Indemnitor is otherwise materially prejudiced by such delay. The Indemnitor shall have thirty (30) days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnitee that it desires to defend the Indemnitee against such Third Party Claim; provided, however, that in such notice the Indemnitor must agree to indemnify the Indemnitee from and against the entirety of any and all Damages the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim (subject to the limitations of this Section 9). The Claim Notice shall include copies of any demand, complaint and other material correspondence and documents served on or received by the Indemnitee with respect to such Third Party Claim and shall specify, in reasonable detail, the nature of such Third Party Claim.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(b)         In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against a Third Party Claim, (i) the Indemnitor shall have the right to defend the Indemnitee by appropriate Legal Proceedings and shall have the sole power to direct and control such defense, with counsel of its choosing, at its expense, (ii) the Indemnitor shall use its Reasonable Best Efforts to defend diligently such Third Party Claim, and (iii) the Indemnitee, prior to the period in which the Indemnitor assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnitee’s rights to defense and indemnification pursuant to this Agreement, but with such actions not being determinative of the amount of any Damages. The Indemnitor shall not, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), settle, compromise or offer to settle or compromise any Third Party Claim that does not include as a term thereof the giving by the Person(s) asserting such Third Party Claim to Indemnitee a release from all liability with respect to such claim or consent to entry of any judgment.

(c)         If the Indemnitor (i) does not elect to defend the Indemnitee against a Third Party Claim, whether by not giving the Indemnitee timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take commercially reasonable steps necessary to defend diligently such Third Party Claim, the Indemnitee shall have the right but not the obligation to assume such defense and shall have the sole power to direct and control such defense, with counsel of its choosing, at the expense of the Indemnitor; it being understood that the Indemnitee’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnitee shall not settle or compromise (or offer to settle or compromise) a Third Party Claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)         The Indemnitee and the Indemnitor shall cooperate in the conduct of the defense of a Third Party Claim, including by providing reasonable access to each other’s relevant business records and other documents, and employees, subject to reasonable confidentiality obligations. The party that controls the defense, compromise or settlement of a Third Party Claim shall keep the other party reasonably informed of material developments and events relating to such claim.

(e)         The Indemnitee and the Indemnitor shall use their Reasonable Best Efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable joint defense, attorney-client or work-product privileges.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(f)         Any claim by an Indemnitee for indemnification not involving a Third Party Claim may be asserted by giving the Indemnitor written notice thereof (a “Notice of Direct Claim”), which notice shall say “Direct Indemnity Claim”, and shall be given promptly after the Indemnitee becomes aware of such claim. Such Notice of Direct Claim must state that the Indemnitee, in good faith, believes it is entitled to indemnification and the relevant section(s) of this Agreement pursuant to which the Indemnitee is entitled to indemnification and contain to the extent possible, a good faith estimate of the Damages that the Indemnitee has incurred or paid or will incur or pay as a result of the matter giving rise to such right of indemnification or a statement explaining why such amount cannot be reasonably estimated. The Indemnitor shall have thirty (30) days after its receipt of a Notice of Direct Claim to respond in writing to such Notice of Direct Claim. During such period of thirty (30) days, the Indemnitee shall cooperate in all reasonable respects with the Indemnitor and its professional advisors in their investigation of the matter or circumstance alleged to give rise to the Notice of Direct Claim, and whether and to what extent any amount is payable in respect of the Notice of Direct Claim, and the Indemnitee shall use its Reasonable Best Efforts to assist the Indemnitor’s investigation by giving such non-privileged information and assistance at the Indemnitor’s sole expense, as the Indemnitor or any of its professional advisors may reasonably request in order to evaluate such Notice of Direct Claim. If the Indemnitor does not notify the Indemnitee within thirty (30) days following its receipt of a Notice of Direct Claim that the Indemnitor disputes its liability to the Indemnitee, such claim specified by the Indemnitee in such notice shall be conclusively deemed rejected by the Indemnitor and the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee pursuant to Section 20, subject to the terms and limitations set forth in this Section 9.

9.7         Duty to Mitigate. Any Person seeking indemnification under this Section 9 shall take all commercially reasonable steps to mitigate any Damages incurred by such Person upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder.

9.8         No Duplicate Recovery. Any indemnifiable Damages for which any Indemnitee is entitled to indemnification under this Section 9 shall be determined without duplication of recovery by reason of the state of facts giving rise to such indemnifiable Damages constituting a breach of more than one representation, warranty, covenant or agreement. There shall be no recovery for any indemnifiable Damages by any Indemnitee pursuant to this Section 9 to the extent such Damages have been taken into account in the determination of the Final Purchase Price or the Purchase Price Adjustment or pursuant to Section 1.3(a).

9.9         Time of Payment of Claims. Any amount owing by any party hereto pursuant to this Section 9 shall be paid within five (5) Business Days after the final determination of such amount in accordance with this Section 9.

9.10         Sole Remedy After Closing.

(a)         The Purchaser and Sellers acknowledge and agree that their sole and exclusive remedy for monetary relief with respect to any breach of this Agreement, including breach of any representation, warranty, covenant or agreement and with respect to any and all claims relating to the subject matter of this Agreement, excluding (i) any claim for Fraud (provided such claims shall be subject to the limitations and procedures set forth herein, including under Section 9.3) or (ii) any remedies with respect to the Closing Purchase Price adjustment as contained in Section 1.3, shall be pursuant to the indemnification provisions set forth in this Section 9; provided, however, nothing contained herein shall prevent the Indemnitee from pursuing equitable relief as may be available to such party under Section 11. The parties shall not be entitled to a rescission of this Agreement, the Transaction Documents, or the Contemplated Transactions (whether by contract, common law, statute, law, regulation or otherwise), all of which the parties hereby waive.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(b)         The Purchaser and Sellers agree to treat (and cause their Affiliates to treat) any indemnification payment under this Agreement as an adjustment to the Final Purchase Price for Tax purposes. Neither the Purchaser nor any Seller shall (nor shall they permit their Affiliates to) take any position on any Tax Return, or before any Governmental Authority involved in the administration of Tax Laws, that is inconsistent with such treatment. The parties hereto agree to use Reasonable Best Efforts to obtain available recoveries from any third party insurer [***].

9.11         No Right of Contribution. The Sellers hereby expressly waive, acknowledge and agree that the Sellers shall not exercise or assert (or attempt to exercise or assert) any right of subrogation, contribution, advancement, indemnification or other claim against the Company in connection with any breach by the Company prior to the Closing or by the Seller of any of its covenants or agreements in this Agreement for which indemnification is sought by a Purchaser Indemnified Party under this Agreement; provided, however, that nothing in this Section 9.11 shall release the right of the Sellers (i) with respect to the obligations of the Purchaser under this Agreement or any other Transaction Document or (ii) the obligations of any insurer under any insurance policy (including under the Tail Policy or the Cyber Liability Policy).

9.12         Indemnity Escrow Account. On the first Business Day following the twelve (12) month anniversary of the Closing Date (the “Escrow Termination Date”), Purchaser and Sellers’ Representative shall promptly deliver joint written instructions to the Escrow Agent as is necessary to cause the remaining funds on deposit in the Indemnity Escrow Account, minus the aggregate amount of any unsatisfied claims for Damages of the Purchaser Indemnified Parties properly made on or prior to 11:59 p.m. Eastern Time on the Escrow Termination Date in accordance with the terms of this Section 9 (the “Pending Claim Reserve”), to be released to the Sellers in accordance with their Ownership Percentages. The Pending Claim Reserve shall remain in the Indemnity Escrow Account until the resolution of the applicable claim or claims to which such reserve relates. To the extent such pending claim or claims are resolved in favor of the Purchaser, the Pending Claim Reserve shall be paid to Purchaser pursuant to joint written instructions to the Escrow Agent or in accordance with a final, non-appealable order from a court of competent jurisdiction or arbitration award delivered to the Escrow Agent, as applicable, with any amount remaining in the Indemnity Escrow Account after such payment to be released to the Sellers, in accordance with their Ownership Percentages.

10.         POST CLOSING MATTERS.

Following the Closing Date, the parties agree as follows:

10.1         Cooperation. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

10.2       Litigation Support. In the event and for so long as any party is actively contesting or defending against any Claim in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existed on or prior to the Closing Date involving the Company, each of the other parties will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

10.3         Tax Matters.

(a)         Straddle Tax Periods. For purposes of this Agreement, subject to Section 10.3(d) and (e), Tax liabilities with respect to a Tax period which begins on or before and ends after the Closing Date (a “Straddle Tax Period”) shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date. The portion of any Taxes for any Straddle Tax Period allocable to the period ending on the Closing Date shall be determined as follows: (i) in the case of any real and personal property Taxes and franchise Taxes not based on gross or net income, based on the total amount of such Taxes for the relevant Straddle Tax Period multiplied by a fraction, the numerator of which shall be the number of days in such Straddle Tax Period through the Closing Date and the denominator of which shall be the total number of days in such Straddle Tax Period, and (ii) in the case of any Taxes other than those described in clause (i), as if such taxable period ended at the close of the Closing Date.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(b)         Tax Returns. The Sellers shall prepare and file, or shall cause to be prepared and filed, any and all Tax Returns (other than payroll Tax Returns) required to be filed by or with respect to the Company for all Tax periods ending on or before the Closing Date which have not been filed as of the Closing Date (“Pre-Closing Period Tax Returns”). Such Pre-Closing Period Tax Returns shall be prepared in a manner consistent with the past practices of the Company (except to the extent provided in Section 10.3(d)(vii) and applicable Law). In order to facilitate preparation of such Tax Returns, the Purchaser shall, within a reasonable period of time after the Sellers’ written request and at Sellers’ expense (except that Sellers shall not reimburse Purchaser for internal or unreasonable costs), provide the Sellers with such information as the Sellers shall identify that is reasonably required or practical for preparing such Pre-Closing Period Tax Returns. The Sellers shall permit the Purchaser to review and comment on any Pre-Closing Period Tax Returns at least twenty (20) days prior to the due date (including extensions) thereof and shall make any changes reasonably requested by the Purchaser with any dispute relating thereto to be resolved by the Firm using the Dispute Resolution Procedure, applied mutatis mutandis. The Purchaser shall execute and file or cause to be executed and filed (including by providing an appropriate power of attorney to the Sellers’ Representative) all such Pre-Closing Period Tax Returns on or prior to the due date (including extensions) for filing such Pre-Closing Period Tax Returns and, to the extent that the Company has failed to pay the estimated Taxes reflected in Schedule 3.16(r) prior to the Closing and, as a result, additional Taxes are due in connection with the relevant Pre-Closing Period Tax Returns (and assuming no such amounts were taken into account in determining Final Purchase Price), Sellers shall pay to the relevant Tax Authority (or shall pay to Purchaser, which shall then pay to the relevant Tax Authority) such Taxes to the extent shown as due on such Pre-Closing Period Tax Returns. To the extent Taxes due on the Pre-Closing Period Tax Returns that exceed the amounts shown on Schedule 3.16(r) are not paid pursuant to the prior sentence (and assuming no such amounts were taken into account in determining Final Purchase Price) such that a claim or claims for Damages are made under Section 9.2 (which, for avoidance of doubt, will be subject to the limitations on indemnity under Section 9.3), to the extent such indemnity claims are paid from the Indemnity Escrow Account under Section 9.3 such that the Indemnity Escrow would not otherwise have been used, the Sellers shall promptly replenish the Indemnity Escrow Account by an equal amount. To the extent any remaining amount of such indemnity claims are within any remaining R&W Insurance Policy retention (after accounting for any erosion or step-down of such retention pursuant to the terms of the R&W Insurance Policy), such amounts will be paid by Sellers. The Purchaser shall prepare and file, or shall cause to be prepared and filed, all other Tax Returns required to be filed after the Closing Date. To the extent any such Tax Returns are for Pre-Closing Tax Periods (including the pre-closing portion of any Straddle Period) they will be prepared ‘in a manner consistent with the past practices of the Company (except to the extent provided in Section 10.3(d)(vii) and (viii) and applicable Law). The Sellers’ Representative shall, within a reasonable period of time after the Purchaser’s written request and at Purchaser’s expense (except that Purchaser shall not reimburse Sellers for internal or unreasonable costs), provide the Purchaser with such information as the Purchaser shall identify that is reasonably required or practical for preparing Tax Returns described in this Section 10.3(b). The Purchaser shall provide the Sellers’ Representative with drafts of any Tax Returns for any Pre-Closing Tax Periods (including any Straddle Tax Period Tax Returns) for review and comment at least twenty (20) days prior to the due date (including extensions) thereof and, (i) with respect to such Tax Returns for Tax periods ending on or prior to the Closing Date, shall make any changes reasonably requested by the Sellers’ Representative with any dispute relating thereto to be resolved by the Firm using the Dispute Resolution Procedure, applied mutatis mutandis, and (ii) with respect to all other such Tax Returns (including Tax Returns for Straddle Periods), shall consider in good faith any comments provided by the Sellers’ Representative.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(c)         Cooperation. In connection with the preparation of Tax Returns, audits or examinations relating to the Company by any Governmental Authority, or any other Tax Contest, the Sellers’ Representative and the Purchaser will cooperate fully with one another, including the furnishing or making available on a timely basis of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. The Sellers shall have the right to retain copies of all Tax books and records of the Company relating to periods ending on or prior to the Closing Date. The Purchaser shall and shall cause the Company to (i) until the date that is the later of seven (7) years following the Closing Date and the date that is 30 days after of the expiration of the applicable statute of limitations, maintain all Tax books and records of the Company relating to periods ending on or prior to the Closing Date, and (ii) and give the Sellers’ Representative reasonable written notice prior to transferring, destroying or discarding any such Tax books and records and, if the Sellers so request, allow the Sellers’ Representative to take possession of such Tax books and records.

(d)         Tax Elections and Conventions. The Purchaser and its Affiliates, the Company, and the Sellers agree with respect to certain Tax matters as follows:

(i)         Sellers will cause the Company to make the Accrual Method Change prior to the Closing Date and shall take all accelerations of taxable income and other related consequences into income in the Pre-Closing Tax Period.

(ii)         The Company will be treated as becoming a member of the Purchaser’s consolidated group at the beginning of the Closing Date pursuant to Proposed Treas. Reg. §1.1502-76(b)(1)(ii)(A)(2).

(iii)         No party hereto shall apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to any transaction-related deductions or credits of the type described in Section 10.3(e) that are paid or accrued or deemed paid or accrued on the Closing Date. The parties shall apply the Previous Day Rule of Proposed Treas. Reg. § 1.1502-76(b)(1)(ii)(A)(1) to such transaction-related deductions or credits.

(iv)         Except as provided in clause (ii), to treat any gains, income, deductions, losses, or other items realized by the Company for income Tax purposes with respect to any transaction outside the Ordinary Course of Business of the Company following the Closing on the Closing Date as occurring on the day immediately following the Closing Date and, where applicable, to apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(l)(ii)(B) to such items.

(v)         That no election shall be made by any party under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by the Company for the year in which the Closing occurs.

(vi)         No deduction for the Tax that is the subject of the Rescission Tax Refund will be claimed for federal or applicable state income tax purposes in any Pre-Closing Tax Period.

(vii)         At the election of the Sellers’ Representative and at Sellers’ expense, the Company shall claim the research and development tax credit for federal and applicable state and local income tax purposes on all original (rather than amended) Pre-Closing Period Tax Returns filed on or after the Closing Date despite the fact that such reporting position is not consistent with the past practices of the Company provided that: (A) in connection with each such Tax Return Sellers’ Representative provides in advance to Purchaser’s reasonable satisfaction the relevant information supporting the Company’s ability to claim such credits (including a schedule showing reasonable support for such credits), and (B) the amount of such credit to be claimed on such federal income Tax Return is at least $250,000 (such amount to be prorated for any short period income Tax Return).

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(viii)         At the election of the Sellers’ Representative and at Seller’s expense, the Company shall cooperate in good faith with Sellers’ Representative to allow the Company to file timely 2022 pass-through entity Tax Returns for the Company for the Commonwealth of Virginia (it being understood that in connection therewith the Company shall pay to the Commonwealth of Virginia (or pay to the Purchaser for payment to the Commonwealth of Virginia) any Taxes due with such Tax Returns (after taking into account any estimated Taxes previously paid in connection therewith).

Unless otherwise required by a final determination of a Governmental Authority or applicable Law, the Purchaser shall (A) cause the Company to file all Tax Returns consistently with the agreements set forth in this Section 10.3(d), and (B) not take any position inconsistent with the agreement in this Section 10.3(d) during an audit or other Tax Contest. The parties agree that, absent a relevant change in Law or binding interpretation thereof issued or promulgated after the date hereof, “applicable Law” includes the proposed amendments to Treas. Reg. § 1.1502-76 that were published in March, 2015.

(e)         Allocating and Structuring Transaction-Related Expenses. Any deduction or credit for Tax purposes for transaction-related expenses of the Company paid on or prior to the Closing by or on behalf of the Company or taken into account in determining the Final Purchase Price, including any deduction or credit associated with a transaction-related compensatory payment (including any transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments) and any deduction or credit associated with Company Transaction Expenses, repayment of the Indebtedness or other expenses borne by Sellers paid or accrued on or prior to the Closing (or deemed paid or accrued) or otherwise taken into account in determining Final Purchase Price), shall be allocable solely to the Pre-Closing Tax Period. To the extent such amounts are success-based fees within the meaning of Revenue Procedure 2011-29 the parties agree to rely on the safe harbor to the extent applicable such that seventy percent (70%) of fees shall be treated as deductible on the Company’s Pre-Closing Period Tax Returns. At the request of the Sellers’ Representative, Purchaser and Sellers shall use commercially reasonable efforts to structure the transactions contemplated by this Agreement so as to allow any such deductions to be properly reported on the Tax Return for the Company for the Pre-Closing Tax Period. If any such deduction or credit for Tax purposes is not permitted by law or administrative practice to be claimed on the S corporation income Tax Return for the Company for a Tax period ending prior to the Closing Date, and is permitted by law or administrative practice to be claimed on a Tax Return for a subsequent Tax period, then the Purchaser shall claim such deduction or credit and promptly pay to Sellers the amount of any Tax Benefit to the extent resulting from such deduction or credit.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(f)         Tax Contests. In the case of any audit, assessment, examination, claim or other controversy or administrative or judicial proceeding involving any potential or asserted Tax liability with respect to the Company (each a “Tax Contest”) after the Closing Date that relates to pass-through Tax Returns of the Company for any Tax period ending on or before the Closing Date [***], the Sellers may elect to control the conduct of such Tax Contest, using counsel or accountants reasonably satisfactory to the Company, but the Company shall have the right to participate in such Tax Contest at its own expense, and the Sellers shall not settle, compromise or concede any portion of such Tax Contest that could affect the Tax liability of the Company for any taxable year (or portion thereof) after the Closing Date without the written consent of the Company, which consent will not be unreasonably withheld, delayed or conditioned. Except for Tax Contests described in the immediately preceding sentence (and, for the avoidance of doubt, any Pre-Closing S Corp Matter that Sellers elect to control), the Purchaser shall control any other Tax Contest. In the case of any such Tax Contest that could result in the Sellers being liable pursuant to this Agreement or under applicable Law, (i) the Sellers’ Representative shall have the right to participate in such Tax Contest at the expense of the Sellers’ Representative and (ii) the Purchaser shall not allow the Company to settle or otherwise resolve such Tax Contest without the prior written permission of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, in each case only to the extent such Tax Contest could result in either of the Sellers being liable pursuant to this Agreement or under applicable Law.

(g)         Pre-Closing S Corporation Matters. Except for [***], in the case of any Tax Contest that relates to a challenge to the S corporation status of the Company for any Pre-Closing Tax Period (a “Pre-Closing S Corp Matter”), the Sellers may elect to control the conduct of such Tax Contest, using counsel or accountants reasonably satisfactory to the Company [***]. In connection with any Tax Contest involving a Pre-Closing S Corp Matter including, without limitation, [***], (i) each party shall immediately notify the other in writing of the commencement of such Pre-Closing S Corp Matter, (ii) the party that is in control of the Tax Contest (the “Controlling Party”) and the other party (the “Participating Party”) shall cooperate on the conduct of such Pre-Closing S Corp Matter to successfully resolve such Pre-Closing S Corp Matter, (iii) the Participating Party shall have the right to participate in such Pre-Closing S Corp Matter at its own expense, and (iv) the Controlling Party shall not settle or otherwise resolve such Pre-Closing S Corp Matter without the prior written permission of the Participating Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however that the Controlling Party shall be permitted to settle or otherwise resolve any such Pre-Closing S Corp Tax Position without the prior written permission of the Participating Party [***], provided that such settlement or resolution will have no adverse impact or otherwise impose any liability of any kind on the Participating Party and the Controlling Party indemnifies the Participating Party against any such liability. In connection with any Pre-Closing S Corp Matter that Sellers do not control [***], Purchaser shall (in addition to providing Sellers the rights set forth in this Section 10.3(g) applicable to Tax Contests where Purchaser is the Controlling Party), afford Sellers rights that are no less robust than [***] (except that such rights shall be extended to Sellers in connection with any Tax Contest [***] involving any Pre-Closing S Corp Matter [***] where Purchaser is the Controlling Party, with such provisions applied mutatis mutandis. In connection with any Tax Contest [***] that is controlled by the Sellers, the Sellers’ Representative shall not interfere with [***].

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(h)         Purchaser Tax Actions. Except as otherwise required under applicable Law, following the Closing, neither the Purchaser nor the Company will (and neither the Purchaser nor the Company will allow any of its Affiliates to), without prior written consent of the Sellers’ Representative: (i) file, amend or modify any Tax Return of the Company for any Pre-Closing Tax Period (other than a Straddle Tax Period or except as requested by Sellers’ Representative pursuant to Section 10.3(d)(vii) and (viii)), or (ii) file, amend or revoke any Tax election for the Company for a Pre-Closing Tax Period (other than a Straddle Tax Period) except as requested by Sellers’ Representative pursuant to Section 10.3(d)(vii) and (viii), (iii) surrender any right to claim a refund of Taxes of or with respect to the Company relating to any Pre-Closing Tax Period, (iv) enter into any closing agreement relating to any Pre-Closing Tax Period, or (v) make a voluntary disclosure to a Governmental Authority with respect to any Tax or Tax Return of the Company for any Pre-Closing Tax Period. In all events, if Purchaser is permitted take any of the actions identified in this Section 10.3(h), Purchaser shall provide Sellers at least ten (10) Business Days written notice prior to taking any such action.

(i)         Transfer Taxes. Any and all transfer, documentary, sales, use, registration and real property transfer or gains Tax, stamp Tax, excise Tax, stock transfer Tax, or other similar Tax imposed as a result of the Contemplated Transactions (collectively, “Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes shall be borne 50% by the Purchaser and 50% by the Sellers. The Purchaser and the Sellers’ Representative agree to cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes, and also agree to cooperate in the filing of any Tax Returns with respect to the Transfer Taxes, including by promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(j)         Tax Refunds. The Rescission Tax Refund and any other refund of Taxes received by the Company for any Pre-Closing Tax Period, other than any such refund taken into account in determining Final Purchase Price and other than any Seller S Corp Tax Refund received by the Company or Purchaser pursuant to Section 9.3(d) hereof, including any interest paid or credited in respect thereto (collectively, a “Tax Refund”), shall be the property of the Sellers. If any such Tax Refund is received by the Purchaser, the Company or any of their Affiliates, including by way of credit or allowance against Taxes otherwise payable, an amount equal to such Tax Refund, together with any interest paid or credited in respect thereto, shall be paid to the Representative for the benefit of the Sellers promptly upon receipt from the applicable Governmental Authority. The Purchaser shall reasonably consider, if the Sellers’ Representative so requests and at the Sellers’ expense, causing the relevant entity to file for and obtain any Tax Refund to which the Sellers are entitled under this Section 10.3(j). To the extent any such Tax Refund of Taxes that was paid to the Sellers hereunder is subsequently disallowed or reduced by a Taxing Authority, any such disallowed amount or reduction, including any Taxes, penalties or interest imposed by a Taxing Authority and arising from the disallowance or reduction of such Tax Refund, shall be promptly repaid to Purchaser by Sellers after notification of such disallowance or reduction by Purchaser.

(k)         No Code §336 or §338 Election. Neither the Purchaser nor the Company shall make any election under Code §338 (or any similar provision under state, local or non-U.S. law) with respect to the Company in connection with the transactions contemplated by this Agreement.

(l)         Intermediary Transaction Tax Shelter. The Purchaser shall not take any action with respect to the Company that would cause the Contemplated Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notices 2001-16 and 2008-111.

11.          SPECIFIC PERFORMANCE.

Each of the Purchaser, the Sellers, and the Company acknowledges that the other parties may be irreparably harmed and that there may be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies that may be available upon the breach of any such covenants or agreements (including remedies under Section 9), each party shall have the right to seek injunctive relief to restrain a breach or threatened breach of, or otherwise to seek specific performance of, the other parties’ covenants and agreements contained in this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance, or other similar non-monetary equitable relief on the basis that the party seeking such injunction, specific performance or other similar non-monetary equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

12.         PUBLIC STATEMENTS.

Prior to the Closing, (a) neither the Company nor any Seller, without the prior written approval of the Purchaser, and (b) the Purchaser, without the prior written approval of the Sellers’ Representative, and, following the Closing, (x) the Sellers will not, without the prior written approval of the Purchaser, and (y) neither the Purchaser nor the Company, without the prior written approval of the Sellers’ Representative, will (i) make any press release or other public announcement concerning the Contemplated Transactions, except to the extent required by Law, in which case the other party will be so advised as far in advance as possible and will be given an opportunity to comment on such release or announcement, or (ii) disclose the Final Purchase Price, the approximate amount of the Final Purchase Price, any other financial information from which the approximate amount of the Final Purchase Price may be determined, or disclose any of the other essential terms of this Agreement and except as required by Law or required for financial reporting purposes and except that the parties (or their respective Affiliates) may disclose such terms to their respective employees, accountants, advisors and other Representatives or their respective past, present or prospective financing sources or other investors as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential on terms substantially similar to those set forth in this Agreement that are applicable to the disclosing party hereunder).

13.         EXPENSES.

Except as expressly set forth herein, each party shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement and the other Transaction Documents, including any related investment banking broker or finder’s fees with which any of them have contracted, for periods on or before the Closing Date.

14.         AMENDMENT AND ASSIGNABILITY.

This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of (a) prior to the Closing, all of the parties hereto and (b) after the Closing, the Purchaser and the Sellers’ Representative. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party, other than by the Purchaser in favor of its lenders from time to time, without the prior written consent of the other parties hereto in their sole discretion.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

15.         NOTICES.

All notices, demands and other communications pertaining to this Agreement (“Notices”) must be in writing addressed as follows:

(a)         If to the Company (prior to the Closing), to:

SemanticBits, LLC

13921 Park Center Road, Suite 420
Herndon, VA 20171

Attention: Ramprakash Chilukuri

E-mail: [***]

with a copy (which shall not constitute notice but shall be required for notice) to:

Pillsbury Winthrop Shaw Pittman LLP

1650 Tysons Boulevard, 14th Floor

McLean, VA 22102

Attention: Craig Chason and Ellen Grady

E-Mail: craig.chason@pillsburylaw.com and ellen.grady@pillsburylaw.com

(b)         If to Seller, Ramprakash Chilukuri, or to Sellers’ Representative, to:

Ramprakash Chilukuri

[***]

E-mail: [***]

with a copy (which shall not constitute notice but shall be required for notice) to:

Pillsbury Winthrop Shaw Pittman LLP

1650 Tysons Boulevard, 14th Floor

McLean, VA 22102

Attention: Craig Chason and Ellen Grady

E-Mail: craig.chason@pillsburylaw.com and ellen.grady@pillsburylaw.com

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(c)         If to Seller, Vinay Kumar:

Vinay Kumar

[***]

E-mail: [***]

with a copy (which shall not constitute notice but shall be required for notice) to:

Pillsbury Winthrop Shaw Pittman LLP

1650 Tysons Boulevard, 14th Floor

McLean, VA 22102

Attention: Craig Chason and Ellen Grady

E-Mail: craig.chason@pillsburylaw.com and ellen.grady@pillsburylaw.com

(d)         If to the Purchaser (or the Company following the Closing), to:

ICF Incorporated, L.L.C.

9300 Lee Highway

Fairfax, VA 22031

Attention: General Counsel

with a copy (which shall not constitute notice but shall be required for notice) to:

Squire Patton Boggs (US) LLP

2550 M Street, NW

Washington, D.C. 20037

Attention: James J. Maiwurm and Laura D. Nemeth

Email: James.Maiwurm@squirepb.com and

 Laura.Nemeth@squirepb.com

Notices will be deemed given on the fifth (5th) Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Notices delivered via electronic mail or e-mail in PDF format will be deemed given upon transmission; provided that by no later than two (2) days thereafter such notice is confirmed in writing and sent via one of the methods described in the immediately previous sentence. Notices delivered by personal service will be deemed given when actually received by the recipient. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

16.         WAIVER.

Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder. Notwithstanding the foregoing, upon the Closing, all conditions set forth in Sections 6.1 and 6.2, to the extent any remain unsatisfied, shall be deemed waived by the applicable party(ies).

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

17.           ENTIRE AGREEMENT.

This Agreement (including the Exhibits and Disclosure Schedules hereto, which are incorporated by reference herein and deemed a part of this Agreement), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof.

18.          COUNTERPARTS; ELECTRONIC SIGNATURE.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signature on each such counterpart were on the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by electronic or e-mail in PDF format, each of which will be as fully binding as an original document.

19.          SEVERABILITY.

In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable.

20.          CHOICE OF LAW.

This Agreement is to be construed and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

21.          WAIVER OF JURY TRIAL.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

22.         CONSENT TO JURISDICTION.

EXCEPT AS SET FORTH IN SECTION 1.3, EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR ANY FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE, IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, (A) THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS, (B) THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR (C) THAT THE INTERNAL LAWS OF THE STATE OF DELAWARE DO NOT GOVERN THE VALIDITY, INTERPRETATION OR EFFECT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL DISPUTES WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A STATE OR FEDERAL COURT. EACH PARTY HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 15, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

23.         REPRESENTATION BY COUNSEL.

(a)         Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including any rule of law to the effect that any provision of this Agreement will be interpreted or construed against the party whose counsel drafted that provision. This Agreement constitutes notice to the Purchaser that the Company has engaged Pillsbury Winthrop Shaw Pittman LLP as its legal counsel in connection with the Contemplated Transactions; and the Purchaser hereby (i) consents to the continued representation of the Company by Pillsbury Winthrop Shaw Pittman LLP in relation to the Contemplated Transactions notwithstanding the fact that Pillsbury Winthrop Shaw Pittman LLP may have represented, and may currently or in the future represent, the Purchaser and/or any of its Affiliates with respect to unrelated matters and (ii) waives any actual or alleged conflict and actual or alleged violation of ethical or comparable rules applicable to Pillsbury Winthrop Shaw Pittman LLP, as applicable, that may arise from their representation of the Company and/or its Affiliates in connection with the Contemplated Transactions, including representing the Company or its Affiliates against the Purchaser and/or any of its Affiliates in litigation, arbitration or mediation in connection therewith. In addition, the Purchaser hereby acknowledges that its consent and waiver under this paragraph is voluntary and informed, and that the Purchaser has obtained independent legal advice with respect to this consent and waiver.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(b)         The parties agree that, notwithstanding the fact that Pillsbury Winthrop Shaw Pittman LLP has represented the Company in connection with this Agreement, and may have also represented the Company in connection with matters other than the transaction that is the subject of this Agreement prior to Closing, Pillsbury Winthrop Shaw Pittman LLP will be permitted in the future, prior to and after the Closing, to represent one or more of such Affiliates, or their respective equity holders, officers, directors or managers in connection with matters in which such Affiliates or their respective equity holders, officers, directors or managers are adverse to the Company or any of their respective Affiliates, including any disputes that such Affiliates or their respective equity holders, officers, directors or managers may hereafter have with the Company and/or with the Purchaser arising out of, or related to, this Agreement. The Company and the Purchaser, who is represented by independent counsel in connection with the Contemplated Transactions, hereby agree, in advance, to waive any actual or potential conflict of interest that may hereafter arise in connection with Pillsbury Winthrop Shaw Pittman LLP’s future representation of one or more of the Company’s Affiliates or their respective equity holders, officers, directors or managers on matters in which the Interests of such Affiliate or their respective equity holders, officers, directors or managers are adverse to the Interests of the Company and/or the Purchaser, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Pillsbury Winthrop Shaw Pittman LLP of the Company.

(c)         The parties agree that, immediately prior to the Closing, without the need for any further action (i) all right, title and interest of the Company in and to all Protected Communications shall thereupon transfer to and be vested solely in the Sellers, and (ii) any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Company shall thereupon be vested exclusively in the Sellers and shall be exercised or waived solely by the Sellers. All rights, files, and information that are not Protected Communications, including matters that relate to the operation of the Company shall belong to the Company. Neither the Company, Purchaser or any Person acting on any of their behalf shall, without the prior written consent of the Sellers’ Representative, assert or waive or attempt to assert or waive any such protection against disclosure of Protected Communications, including the attorney-client privilege or work product protection with respect to, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in connection with any dispute with Sellers or the Company relating to this Agreement, or any of the Contemplated Transactions. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Company, on the one hand, and a Person other than the Sellers or one of his, her or its Affiliates, on the other hand, after the Closing, the Purchaser and the Company, as applicable, may assert the attorney-client privilege to prevent disclosure of Protected Communications to such third party.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

24.           NO THIRD PARTY BENEFICIARIES.

Except with respect to Pillsbury Winthrop Shaw Pittman LLP under Section 23, this Agreement will not confer any rights upon any Person other than the parties hereto and their respective successors and permitted assigns.

25.           EXHIBITS, APPENDICES AND DISCLOSURE SCHEDULES.

The Exhibits, Appendices, Disclosure Schedules and Purchaser’s Disclosure Schedules referenced in this Agreement are a material part of this Agreement. Each Disclosure Schedule and Purchaser’s Disclosure Schedule will be deemed incorporated into this Agreement. The Disclosure Schedules and Purchaser’s Disclosure Schedules are intended only to qualify and limit the representations, warranties, and covenants in the Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, or covenants. No Disclosure Schedule or Purchaser’s Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission that any such breach or violation has actually occurred. No reference to or disclosure of any item or other matter in the Disclosure Schedules or Purchaser’s Disclosure Schedules will be construed as an admission or indication that such item or other matter disclosed is material or such item or other matter is required to be referred to or disclosed in the Disclosure Schedules or Purchaser’s Disclosure Schedules, as applicable. Any reference to a contract, statement, plan, report or other document of any kind in the Disclosure Schedules or Purchaser’s Disclosure Schedules shall be deemed to be a disclosure thereof to the extent the applicable representation or warranty calls for a listing of the same and it shall not in such case be necessary to identify or reference specific provisions of such documents except to the extent necessary to clarify or qualify such disclosure.

26.         DEFINITIONS; INTERPRETATION.

26.1         Definitions. As used in this Agreement, the following terms have the following meanings:

“Accrual Method Change” means an election on the Company’s U.S. federal income tax return for the year ending on the day preceding the Closing Date for the Company to change from the cash method of accounting to the accrual method of accounting and an “eligible acquisition transaction election” under Revenue Procedure 2015-13 to include the entire resulting adjustment under Section 481(a) of the Code in the current year (i.e., the year ending on the day preceding the Closing Date).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such Person. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Agreement” has the meaning ascribed to such term in the Preamble of this Agreement.

“Alternative Proposal” has the meaning ascribed to such term in Section 5.18.

“Antitrust Law(s)” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other foreign, federal or state Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Asset(s)” means all Cash and Cash equivalents (which, for the avoidance of doubt, may be distributed by the Company prior to Closing), marketable securities, Personal Property and real property of the Company and all Contracts and Leases to which the Company is a party, all Permits held by the Company, all Intellectual Property and all other assets of the Company.

“Assignment of LLC Interests” means that certain Assignment of Limited Liability Company Interests by and between the Sellers and the Purchaser in the form attached hereto as Exhibit C.

“BAA” has the meaning ascribed to such term in Section 3.26(a).

“Backstop Cap” has the meaning ascribed to such term in Section 9.3(c)(ii).

“Bank Account” has the meaning ascribed to such term in Section 3.29.

“Base Purchase Price” has the meaning ascribed to such term in Section 1.1(d).

“Benefit Plan” means each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA) and (b) each other compensatory plan, program, policy, agreement or arrangement, whether written or unwritten, and whether individual or broad-based, including Code Section 125, Code Section 501(c)(9) VEBA, retention, change of control, employment, bonus, commission, incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, retirement, pension, savings, profit-sharing, severance, sick leave, vacation, loan, salary continuation, health, medical, dental, disability, accident, life insurance, material fringe benefit, material perquisite, or educational assistance, in each case of (a) and (b), sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company in respect of any current or former employee or individual consultant or individual independent contractor of the Company or with respect to which the Company has any liability or obligation.

“Business Day(s)” means a day, other than a Saturday or Sunday, on which commercial banks in Washington, DC are open for the general transaction of business.

“Cap” has the meaning ascribed to such term in Section 9.3(b).

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Cash” means, as of the Effective Time, the result of (a) the aggregate amount of cash and cash equivalents held in the bank and other accounts, including money market accounts, of the Company, plus (b) deposits in transit and deposits not yet cleared, minus (c) the aggregate balance of all outstanding checks written against such accounts but only to the extent the obligations satisfied by such checks have been appropriately excluded from Net Working Capital, Company Transaction Expenses or Indebtedness, minus (d) the amount of any deferred revenue, customer deposits, advance payments and similar amounts, excluding any amount arising from the adoption of GAAP. For illustrative purposes only, a calculation of “Cash” as of December 31, 2021 is set forth on Schedule 1 attached hereto.

“Charter” means such Person’s Articles or Certificate of Incorporation, Organization or Formation, or their equivalent, and all amendments thereto.

“Claim(s)” means any written third-party claim, action, litigation, proceeding (arbitral, administrative, legal, or otherwise), suit, or demand.

“Claim Notice” has the meaning ascribed to such term in Section 9.6(a).

“Closing” has the meaning ascribed to such term in Section 1.5(a).

“Closing Date” has the meaning ascribed to such term in Section 1.5(a).

“Closing Purchase Price” has the meaning ascribed to such term in Section 1.1(d).

“COBRA” means Code Section 4980B, Part 6 of Subtitle B of Title I of ERISA, or similar state Law, and the regulations and other guidance promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to such term in the Preamble of this Agreement.

“Company Data Processing Contract(s)” means any Contract to which the Company is a party that relates to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Personal Data by the Company, or by a third party for, on behalf of, or in collaboration with the Company, including but not limited to any Contract between the Company and its vendors, marketing affiliates, and other customers and business partners and all other third parties.

“Company 401(k) Plan” means the SemanticBits, LLC 401(k) Plan, Plan No. 001.

“Company H&W Plan” has the meaning ascribed to such term in Section 5.21(a).

“Company IP” means all Intellectual Property owned or purportedly owned by the Company.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Company IP Rights Agreements” has the meaning ascribed to such term in Section 3.11(e).

“Company Permits” has the meaning ascribed to such term in Section 3.6.

“Company Products” means the current version of all current products that are owned or purportedly owned by the Company.

“Company Systems” means the computer systems, telecommunications, networks and other similar or related items of automated computerized or Software systems that are owned or controlled by the Company.

“Company Transaction Expenses” means, as of immediately prior to the Closing, the aggregate amount of all fees and expenses that have been paid or are payable by the Company or the Sellers in connection with the consummation of the Contemplated Transactions (or incurred in connection with the transactions hereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants and any change-of-control, incentive or similar transaction bonus (including the Employee Retention Awards the payment of which is due and owing on or before the Closing), severance (for employees terminated prior to Closing) or other amounts payable by the Company to the Company’s officers, directors, managers, employees or individual independent contractors in connection with the Contemplated Transactions (excluding any so-called “double-trigger” severance or payment provisions), and the amount of employer payroll Taxes associated therewith (excluding the amount of employer payroll Taxes associated with the payment of the Employee Retention Awards following the Closing). For the avoidance of doubt, Company Transaction Expenses shall include fifty percent (50%) of the R&W Insurance Expenses contemplated by Section 5.13(a), [***], fifty percent (50%) of the filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by Section 5.8, fifty percent (50%) of the Tail Policy expenses pursuant to Section 5.9(a) and fifty percent (50%) of the Cyber Liability Policy expenses pursuant to Section 5.17.

“Company’s Balance Sheet” has the meaning ascribed to such term in Section 3.14.

“Competing Business” has the meaning ascribed to such term in Section 5.11(a)(i).

“Confidential Information” has the meaning ascribed to such term in Section 5.6.

“Confidentiality Agreement” has the meaning ascribed to such term in Section 5.6.

“Contemplated Transactions” has the meaning ascribed to such term in Section 1.5(a).

“Continuing Employees” has the meaning ascribed to such term in Section 5.10(a).

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Contract(s)” means all contracts, agreements, Teaming Agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which the Company is a party and which are in force or effect on Execution Date or as may thereafter be in force or effect and have continuing obligations by any party. For the avoidance of doubt, unless otherwise expressly indicated, task, purchase or delivery order(s) or statements of work under a Contract will not constitute a separate Contract, but will be part of the Contract under which it was issued.

“Control” has the meaning ascribed to such term in the definition of Affiliate.

“Controlling Party” has the meaning ascribed to such term in Section 10.3(g).

[***]

“Convertible Securities” means all convertible securities (including convertible promissory notes) or other rights to subscribe for or purchase any equity securities or other equity Interests of the Company, or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity securities of the Company.

“Copyrights” has the meaning ascribed to such term in the definition of Intellectual Property.

“Covered Customer” has the meaning ascribed to such term in Section 5.11(a)(i).

“Covered Employee” means an individual employed by the Company as of the Closing, excluding the Individual Sellers.

[***]

“COVID-19” shall mean COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“CPARS” has the meaning ascribed to such term in Section 3.27(q).

“Current Government Contract(s)” means those Government Contracts of which the period of performance has not yet expired or terminated and for which final payment has not yet been received, or that is not closed out or remains subject to audit as of the Execution Date.

“Current Non-Income Taxes” means an amount (which shall not be less than zero) equal to the unpaid current non-income Taxes of the Company as of the Closing Date for any Pre-Closing Tax Period; provided that, the such amount shall be computed (i) in accordance with the past practice of the Company in preparing their Tax Returns filed prior to the date hereof (which shall include the accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, techniques and estimation methodologies adopted in connection therewith), (ii) excluding any liability for Taxes arising by reason of any breach by Buyer of any covenant or agreement in Section 10.3(h) of this Agreement, (iv) taking into account as an offset any current non-income Tax assets as of the Closing Date for any Pre-Closing Tax Period (computed in the manner described in clause (i)), and (v) without regard to any deferred Tax assets and liabilities. For the avoidance of doubt, franchise Taxes will not be considered non-income Taxes.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Cyber Liability Policy” has the meaning ascribed to such term in Section 5.18.

“Damages” means all assessments, levies, losses, fines, liabilities, payments, penalties (imposed by a third party), damages, interest (imposed by a third party), costs and expenses, including reasonable attorneys’ fees and expenses, and expressly excluding exemplary or punitive damages except to the extent awarded by any Governmental Authority to a party other than an Indemnitee in a Third Party Claim.

“DCAA” has the meaning ascribed to such term in Section 3.7(e)(iii).

“DFARS” has the meaning ascribed to such term in Section 3.7(o).

“Disclosure Schedules” means the disclosure schedules to this Agreement regarding the Sellers or the Company.

“Dispute Resolution Procedure” means the following procedures, in connection with engaging the Firm, each party agrees, if requested by the Firm, to work with the Firm to negotiate and execute an engagement letter on terms reasonably satisfactory to the Sellers’ Representative and the Purchaser. The Purchaser, the Sellers and their respective agents will cooperate with the Firm during its resolution of any disagreements included in the Objection Notice. Unless otherwise agreed by the parties in writing, the Firm shall make its determination in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit D; provided that any delay in delivering such determination shall not invalidate the award or otherwise deprive the Firm of jurisdiction. The Firm will consider only those items and amounts set forth in the Objection Notice that the Purchaser on the one hand and the Sellers’ Representative on the other hand are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party. Except as otherwise specified herein, the scope of the disputes to be determined by the Firm is limited to whether the preparation of the Final Closing Balance Sheet and the calculation of Net Working Capital, Cash, Indebtedness, and Company Transaction Expenses were done in a manner consistent with Section 1.3(b) and whether there were mathematical errors in the preparation of the Final Closing Balance Sheet or the calculation of Net Working Capital, Cash, Indebtedness, and Company Transaction Expenses, and the Firm is not to make any other determination unless requested in writing by the Sellers’ Representative and the Purchaser. The Firm’s determination of Net Working Capital, Cash, Indebtedness, and Company Transaction Expenses, including each of the components thereof, shall be based solely on written materials submitted by the Purchaser and the Sellers’ Representative (i.e., not on independent review) and on the definitions included in this Agreement. The fees and disbursements of the Firm and the reasonable attorneys’ fees and expenses of the parties (collectively, the “Purchase Price Adjustment Dispute Expenses”) shall be borne (i) by the Purchaser in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by the Sellers’ Representative (as finally determined by the Firm) bears to the aggregate dollar amount of all disputed items and (ii) by the Sellers’ Representative in accordance with the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Purchaser (as finally determined by the Firm) bears to the aggregate dollar amount of all disputed items. For example, if the parties dispute $1,000,000 of a proposed Purchase Price Adjustment to be paid to the Sellers’ Representative, the Firm determines that such payment should be $400,000 and the Purchase Price Adjustment Dispute Expenses are $100,000, then (i) the Purchaser shall pay $40,000 (40%) of the Purchase Price Adjustment Dispute Expenses and (ii) by the Sellers’ Representative shall pay $60,000 (60%) of the Purchase Price Adjustment Dispute Expenses. The determination of the Firm as to any disputed matters shall be set forth in a written report of award delivered to the Purchaser and the Sellers’ Representative, and shall be deemed final, conclusive and binding on the parties and shall not be subject to collateral attack for any reason. The parties agree that judgment may be entered upon the written report of award of the Firm in any court located in Arlington, Virginia. Prior to the Firm’s determination as provided for herein, (i) the Purchaser, on the one hand, and by the Sellers’ Representative, on the other hand, will each pay fifty percent (50%) of any retainer paid to the Firm; and (ii) during the engagement of the Firm, the Firm will bill fifty percent (50%) of the total charges to each of the Purchaser, on the one hand, and by the Sellers’ Representative, on the other hand. In connection with the Firm’s determination as provided for herein, the Firm shall also determine, taking into account all fees and expenses already paid by each of the Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, as of the date of such determination, the allocation of the Purchase Price Adjustment Dispute Expenses between the Purchaser and the Sellers’ Representative, which such determination shall be conclusive and binding upon the parties hereto.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“DOL” has the meaning ascribed to such term in Section 5.21(a).

“Domain Names” has the meaning ascribed to such term in the definition of Intellectual Property.

“DUA” has the meaning ascribed to such term in Section 3.26(a).

“Effective Time” has the meaning ascribed to such term in Section 1.5(a).

“Employee Retention Awards” means those certain bonus payments set forth on Schedule 5.15 and in the Employee Retention Award Agreements relating to certain Company employees’ continued employment through specified dates as set forth in the Employee Retention Award Agreements.

“Employee Retention Award Agreement” means each employee retention award agreement entered into in accordance with Section 5.15.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Employment Documentation” has the meaning ascribed to such term in the Recitals to this Agreement.

“End Date” has the meaning ascribed to such term in Section 8.1(b).

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by the Company. With respect to Claims by employees or other third parties, Environmental Condition will also include the exposure of Persons to Hazardous Materials.

“Environmental Law(s)” means all Laws relating to pollution or protection of human health or safety (to the extent relating to exposure to Hazardous Materials) or the environment, including without limitation, Laws relating to the exposure to, or releases or threatened releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, discharge, emission, transport or handling of Hazardous Materials and all Laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including, without limitation, as amended, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act (15 U.S.C. Section 2601 et seq.), and any similar state or local Laws, and the regulations promulgated thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person required at any particular time to be treated as a single employer together with Seller under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” has the meaning ascribed to such term in Section 1.1(c).

“Escrow Agreement” has the meaning ascribed to such term in Section 1.1(c).

“Escrow Termination Date” has the meaning ascribed to such term in Section 9.12.

“Estimated Cash” has the meaning ascribed to such term in Section 1.2.

“Estimated Closing Balance Sheet” has the meaning ascribed to such term in Section 1.3(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.2.

“Estimated Indebtedness” has the meaning ascribed to such term in Section 1.2.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Estimated Last Three Months Annualized Revenue” has the meaning ascribed to such term in Section 1.2.

“Estimated Net Working Capital” has the meaning ascribed to such term in Section 1.3(a).

“Estimated Net Working Capital Deficit” has the meaning ascribed to such term in Section 1.3(a).

“Estimated Net Working Capital Excess” has the meaning ascribed to such term in Section 1.3(a).

“Estimated NWC Lower Collar Target” has the meaning ascribed to such term in Section 1.2.

“Estimated NWC Upper Collar Target” has the meaning ascribed to such term in Section 1.2.

“Estimated Purchase Price Components” means the Estimated Cash, Estimated Last Three Months Annualized Revenue, Estimated Net Working Capital, Estimated Indebtedness and Estimated Company Transaction Expenses.

“Excluded Facility(ies)” has the meaning ascribed to such term in Section 3.20(a).

“Execution Date” has the meaning ascribed to such term in the Preamble of this Agreement.

“Exhibits” means the exhibits to this Agreement.

“FAR” has the meaning ascribed to such term in Section 3.27(d)(ii).

“FDA” has the meaning ascribed to such term in Section 3.7(h).

“FDA Application Integrity Policy” has the meaning ascribed to such term in Section 3.7(j).

“Final Cash” has the meaning ascribed to such term in Section 1.3(b)(iii).

“Final Closing Balance Sheet” has the meaning ascribed to such term in Section 1.3(b)(i)(A) and Section 1.3(b)(iii)(A).

“Final Closing Statement” has the meaning ascribed to such term in Section 1.3(b)(i)(A).

“Final Company Transaction Expenses” has the meaning ascribed to such term in Section 1.3(b)(iii)(A).

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Final Indebtedness” has the meaning ascribed to such term in Section 1.3(b)(iii)(A).

“Final Last Three Months Annualized Revenue” has the meaning ascribed to such term in Section 1.3(b)(i)(A).

“Final Net Working Capital” has the meaning ascribed to such term in Section 1.3(b)(iii)(A).

“Final Net Working Capital Deficit” has the meaning ascribed to such term in Section 1.3(b)(i)(A).

“Final Net Working Capital Excess” has the meaning ascribed to such term in Section 1.3(b)(i)(A).

“Final NWC Lower Collar Target” has the meaning ascribed to such term on Section 1.3(b)(i)(A).

“Final NWC Upper Collar Target” has the meaning ascribed to such term on Section 1.3(b)(i)(A).

“Final Purchase Price” has the meaning ascribed to such term in Section 1.1(d).

“Financial Statements” has the meaning ascribed to such term in Section 3.14.

“Firm” means Aronson, LLC (provided, however, that such firm may not have, or have had in the last six (6) years, a material business relationship with the Company, any Seller or the Purchaser), provided, that if the foregoing is unable to serve as the Firm for any reason whatsoever, including for reasons of conflict of interest, the Purchaser and Sellers’ Representative shall, within five (5) days of receiving notice that such party is unable to serve as the Firm, jointly retain another accounting firm mutually acceptable to them to act as the Firm for purposes of this Agreement solely in accordance with the terms of this Agreement, to resolve any remaining disagreements; provided that if the Purchaser and Sellers’ Representative cannot agree on a mutually acceptable Firm (if none of the foregoing are able to serve), a Firm shall be selected in accordance with the Commercial Arbitration Rules of the AAA as in effect in Fairfax County, Virginia. In connection with engaging the Firm, Purchaser and Sellers’ Representative agree, if requested by the Firm, to work with the Firm to negotiate and execute an engagement letter on terms reasonably satisfactory to the Purchaser and Sellers’ Representative.

“Flow of Funds Memorandum” has the meaning ascribed to such term in Section 1.2.

“Foreign Interest(s)” has the meaning ascribed to such term in Section 4.7.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Fraud” means an act, committed by a party to this Agreement, with intent to deceive another party to this Agreement, in connection with this Agreement and requires (i) a false representation of material fact made in Section 2, Section 3 or Section 4 by such party; (ii) with actual knowledge (not imputed or constructive knowledge) that such representation is false; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing another party to this Agreement, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such other party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

“Fundamental Purchaser Representations” has the meaning ascribed to such term in Section 9.1(a).

“Fundamental Seller Representations” has the meaning ascribed to such term in Section 9.1(a).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means the bylaws, code of regulations, operating agreement or limited liability company agreement, as applicable, of a Person, as amended.

“Government Bid(s)” means any bid, proposal, offer or quote, whether solicited or unsolicited, made by the Company that, if accepted or awarded, would result in a Government Contract.

“Government Contract(s)” means any Contract, including, without limitation, any prime contract, subcontract or arrangement, joint venture, Teaming Agreement, basic ordering agreement, blanket purchase agreement, pricing agreement, letter contract, contract awarded under the Federal Supply Schedule program, purchase order, task order or delivery order or other Contract or similar arrangement of any kind, between the Company and (a) any Governmental Authority, (b) any prime contractor or higher tier subcontractor of a Governmental Authority in its capacity as a prime contractor or higher tier subcontractor, or (c) any lower tier subcontractor with respect to any contract of a type described in clauses (a) or (b) above. A task order, purchase order or delivery order under a Government Contract shall constitute a separate Government Contract for purposes of this definition.

“Government Data” means any data or information received, collected, processed, or stored, in connection to an engagement for services by the Company with a Governmental Authority or any derivatives thereof, regardless of form or content that such Governmental Authority has deemed to be subject to contractual obligations and restrictions including any Personal Data.

“Governmental Authority” means any supranational, national, provincial, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitrator, commission, stock exchange or other similar self-regulatory organization or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Hazardous Material(s)” mean any contaminant, chemical, substance, material, waste or combination thereof, the presence of which is regulated under any Environmental Laws due to its hazardous or toxic characteristics, or that is defined as a hazardous waste, hazardous substance, hazardous material, toxic substance, pollutant or contaminant or similar designation under any Environmental Laws, or that is otherwise toxic, explosive, corrosive, flammable, radioactive, or hazardous and regulated under any Environmental Laws.

“Health Care Law(s)” means all Laws related to the provision of and reimbursement for health care products and services including: (i) all federal and state fraud and abuse Laws, including but not limited to the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b (b)), the Stark Law (42 U.S.C. Section 1395nn), the civil False Claims Act (31 U.S.C. Section 3729 et seq.), TRICARE (10 U.S.C. Section 1071 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (ii) Title XVIII of the Social Security Act, 42 U.S.C. Sections 1395-1395kkk-1 (the Medicare statute) and the regulations promulgated thereunder; (iii) Title XIX of the Social Security Act, 42 U.S.C. Sections 1396-1396v (the Medicaid statute) and the regulations promulgated thereunder; (iv) HIPAA; (v) the Federal Food, Drug, and Cosmetic Act and its implementing regulations and comparable state, local and foreign Laws and regulations; (vi) the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. Section 263a et seq.); (vii) all licensure Laws and regulations applicable to the Companies; (viii) all applicable Laws or regulations containing professional standards regulating the employees of the Companies; and (ix) any and all other health care Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) as amended by Title XIII of the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5 (2009) and the regulations promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Indebtedness” means the aggregate amount (including the current portion thereto), without duplication, of which the Company is liable as of the Effective Time, of (a) indebtedness for money borrowed from others; (b) all obligations evidenced by bonds, debentures, notes, drawn letters of credit, or similar instruments (in each case to the extent drawn); (c) all obligations in respect of any interest rate swap, hedge or cap agreement; (d) all leases that under GAAP are required to be capitalized; (e) all guarantees, performance bonds, drawn letters of credit, sureties, financial indemnities, pledges or other assurances to pay another Person’s debt or to perform another Person’s obligation in the case of default (determined at the face value thereof); (f) all liabilities secured by a lien on, or similar right or interest in, any assets (other than Permitted Liens); (g) all deferred liabilities (contingent or otherwise) in respect of the deferred purchase price for any asset, business or property; (h) all recourse factoring or recourse discounting of receivables; (i) accrued but unpaid amounts payable under any qualified or nonqualified deferred compensation arrangement or any accrued annual bonus arrangements or commission arrangements, in each case, with respect to pre-Closing periods; (j) accrued but unpaid amounts related to the Company 401(k) Plan for periods prior to Closing; (k) obligations with respect to change of control provision payments (but only to the extent not specifically included in Company Transaction Expenses); (l) any net receivables and liabilities with Affiliates, including, for purpose of clarity, all Company payables to either Individual Seller; (m) Current Non-Income Taxes; and (n) accrued but unpaid interest expense and unpaid penalties, fees, charges, and prepayment premiums or breakage costs on interest rate swaps and any other hedging obligations (including foreign exchange contracts) or other costs that are payable with respect to any of such indebtedness; provided, however, that “Indebtedness” specifically excludes any amounts included in Company Transaction Expenses or as assets or liabilities in the calculation of Net Working Capital. For illustrative purposes only, a calculation of “Indebtedness” as of December 31, 2021 is set forth on Schedule 2 attached hereto.

“Indemnitee” has the meaning ascribed to such term in Section 9.6(a).

“Indemnitor” has the meaning ascribed to such term in Section 9.6(a).

“Indemnity Escrow Account” has the meaning ascribed to such term in Section 1.1(c).

“Indemnity Escrow Amount” means Eight Hundred Twenty-Five Thousand Dollars $825,000.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (i) United States and foreign patents, patent applications, continuations-in-part, divisions, reissues, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) United States federal, state and foreign trademarks, service marks, and trade names, pending applications to register the foregoing, and common law trademarks, service marks and trademarks, designs, logos, and other designations of origin and any and all goodwill associated with and symbolized by the foregoing items (collectively, “Trademarks”); (iii) any and all copyrightable works of authorship, including registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship (collectively, “Copyrights”); (iv) trade secrets, and other confidential business information, know-how, concepts, methods, processes, specifications, inventions, formulae, and business plans and any other proprietary non-public information that qualifies as a trade secret under applicable Law (collectively, “Trade Secrets”); (v) all registered Internet domain names (“Domain Names”); and (vi) proprietary computer Software, including all Software source code and any material proprietary information or algorithm contained in or relating to any Software source code for any Company Products (“Source Code”), object code, and user documentation related thereto.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Interests” has the meaning ascribed to such term in the Recitals to this Agreement.

“Interim Period” has the meaning ascribed to such term in Section 5.1.

“IP Licenses” has the meaning ascribed to such term in Section 3.11(a).

“IRS” means the United States Internal Revenue Service.

“Key Employees” means the employees of the Company set forth in Schedule 3 attached hereto.

“Key Executives” means Ramprakash Chilukuri, Patrick McConnell, Josh Phillips, Holly Li and Vinay Kumar.

“Knowledge” means (a) with respect to the Company, the actual knowledge of any Seller or any Key Executive, and (b) with respect to any other Person, the actual knowledge of such Person, in each case of (a) or (b), after a reasonable inquiry in connection with such Person’s duties in the Ordinary Course of Business on behalf of the Company or such other Person, as applicable.

“Kumar” means Vinay Kumar.

“Last Three Months Annualized Revenue” means (i) the Company’s gross revenue generated in the last three (3) full calendar months prior to the Closing Date as reflected in the Company’s monthly financial statements for such months (recognizing that, depending on the date that Closing occurs, the financial statements for the full calendar month immediately preceding the Closing may not have been prepared, in which case estimated financial results will be used for such month in calculating the Estimated NWC Lower Collar Target and the Estimated Upper Collar Target (with the Final NWC Lower Collar Target and the Final NWC Upper Collar Target determined based on the final financial statements for such month as contemplated by Section 1.3(b) hereof)), divided by (ii) the number of calendar days in such three (3) month period, multiplied by (iii) 365 days.

“Later Seller S Corp Refund” has the meaning ascribed such term in Section 9.3(d)(iv).

“Law(s)” means any law, statute, rule, regulation, ordinance, code, directive, writ, injunction, settlement, permit, license, decree or other Order of any Governmental Authority.

“Leased Improvements” means all leasehold improvements and fixtures located on the Leased Premises.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Leased Premises” has the meaning ascribed to such term in Section 3.20(a).

“Lease(s)” has the meaning ascribed to such term in Section 3.20(a).

“Legal Proceeding(s)” means any judicial or administrative action, suit, mediation, arbitration or proceeding.

“Lien(s)” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, pledges, and hypothecations, as applicable.

“Material Adverse Effect” means any change, event development, occurrence or effect that, when considered individually or in the aggregate (a) has a material adverse effect upon the financial condition, business, or results of operations of the business of the Company as currently conducted, taken as a whole or (b) materially impairs the ability of the Company to consummate the Contemplated Transactions, other than, in each case, any adverse change, event or effect arising from or related to (i) conditions affecting the economy generally, including changes in interest or exchange rates or any general United States governmental shutdown or slowdown, (ii) any act of terrorism (including cyber attacks), similar calamity, national emergency, or war (whether or not declared) or any escalation or worsening of any of the foregoing, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in accounting principles, including GAAP, (v) changes in any Laws, (vi) the availability or cost of equity, debt or other financing to the Purchaser; (vii) the announcement of the Contemplated Transaction; (viii) the failure to be awarded a Government Contract for Agile Collaboration and Modernization Endeavors under request for quotations number 75FCMC21Q0013; or (ix) the S Corp Matter; provided that, with respect to a matter described in any of the foregoing clauses (i), (iii), (iv), and (v), such matter shall only be excluded to the extent such matter does not have a disproportionate effect on the Company, taken as a whole, relative to other comparable entities operating in the industry in which the Company operates.

“Material Contract(s)” means Contracts required to be listed in Section 3.12(a) of the Disclosure Schedules, and Contracts that are confidentiality, non-competition, non-disclosure, or intellectual property assignment agreements with employees of the Company or with third parties entered into in the Ordinary Course of Business which would be required to be disclosed in Section 3.12(a) of the Disclosure Schedules if not expressly excluded from the listing requirements therein.

“Material Customer(s)” has the meaning ascribed to such term in Section 3.28.

“Material Supplier(s)” has the meaning ascribed to such term in Section 3.28.

“Most Recent Balance Sheet Date” has the meaning ascribed to such term in Section 3.14.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Net Working Capital” means the Company’s current assets (excluding Cash and any amounts related to a Rescission Tax Refund), less its current liabilities (excluding Indebtedness, unpaid Company Transaction Expenses, and Taxes), in each case as calculated pursuant to the Net Working Capital Principles. An illustrative example of Net Working Capital is set forth on Schedule 4 attached hereto.

“Net Working Capital Principles” means (i) other than in the case of accounts receivable, whether billed or unbilled (A) GAAP and (B) to the extent not inconsistent with the foregoing clause (A), the accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, techniques and estimation methodologies, including with respect to the nature of accounts, level of reserves or level of accruals, adopted in connection with the Company’s unreviewed Financial Statements for the year ended December 31, 2021, and (ii) in the case of revenue and accounts receivable, whether billed or unbilled the accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, techniques and estimation methodologies, including with respect to the nature of accounts, level of reserves or level of accruals, adopted in connection with the Company’s unreviewed Financial Statements for the year ended December 31, 2021. For the avoidance of doubt, the manner in which the Company recognizes revenue with regard to certain software projects referred to as “sprints” is described in Section 3.14 of the Disclosure Schedule. In the event that as of the Closing Date the number of workdays with respect to a particular project is evenly split between the period through the Closing Date and the post-Closing period, then for accounting purposes the revenue related to such sprint shall be evenly split, 50/50, between the period through the Closing Date and the post-Closing period. Also, for the avoidance of doubt, if the Closing Date occurs other than on a month-end, the Estimated Closing Balance Sheet and the Final Closing Balance Sheet and all calculations based on such balance sheet shall be prepared based on the application of the New Working Capital Principles as if this was a calendar month-end.

“Notice of Direct Claim” has the meaning ascribed to such term in Section 9.6(f).

“Notice Period” has the meaning ascribed to such term in Section 9.6(a).

“Notices” has the meaning ascribed to such term in Section 15.

“NWC Lower Collar Target” has the meaning ascribed to such term in Schedule 5 attached hereto.

“NWC Upper Collar Target” has the meaning ascribed to such term in Schedule 5 attached hereto.

“Objection Notice” has the meaning ascribed to such term in Section 1.3(b)(ii)(B).

“Order(s)” means any order, decree, ruling, judgment, injunction or writ of any Governmental Authority.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person consistent in all material respects with the past practices of the Person and the general operation of the business by such Person, provided, that any action taken, or omitted to be taken, that relates to, or arises out of, any pandemic, epidemic or disease outbreak will be deemed to be in the Ordinary Course of Business.

“Ownership Percentages” means seventy-five percent (75%) in the case of Ramprakash Chilukuri and twenty-five percent (25%) in the case of Vinay Kumar.

“Participating Party” has the meaning ascribed to such term in Section 10.3(g).

“Patents” has the meaning ascribed to such term in the definition of Intellectual Property.

“Pending Claim Reserve” has the meaning ascribed to such term in Section 9.12.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, clearances, approvals, authorizations, exemptions, licenses, franchises, certificates or Orders of, any Governmental Authority, required for the Company parties to own their respective Assets or conduct its business as is now being conducted.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) Liens for Taxes being challenged or contested in good faith and by appropriate proceeding for which adequate reserves have been established, (c) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business of the Company for sums not yet due and payable, (d) Liens imposed by Purchaser or (e) liens of WebBank on certain equipment and software of the Company financed pursuant to that certain Revolving Credit Account Agreement dated as of June 8, 2021, between the Company and WebBank.

“Person(s)” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.

“Personal Data” means (a) all information about a natural person defined or described by the Company as “personal information,” “personally identifiable information,” “PII,” or using any similar term in any Company Privacy Policy; (b) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, tax identification number, passport number, credit card number, bank information, customer or account number, or biometric identifiers; (c) any other piece of information that alone or in combination with other information directly or indirectly collected, held, or otherwise processed by or for the Company allows the identification or location of a natural person; (d) any information that is governed, regulated or protected by one or more applicable Privacy Laws; or (e) any information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” under Privacy Laws applicable to such data.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts and other tangible personal property that are owned, used or leased by the Company and used in the conduct of the business or the operations of the business of the Company.

“Post-Closing Financials” has the meaning ascribed to such term in Section 5.15.

“PPACA” has the meaning ascribed to such term in Section 3.17(a).

“Pre-Closing Period Tax Return” has the meaning ascribed to such term in Section 10.3(b).

“Pre-Closing S Corp Matter” has the meaning ascribed to such term in Section 10.3(g).

“Pre-Closing Tax Period(s)” means any Tax period ending on or before the Closing Date and the portion of any Straddle Tax Period that ends on the Closing Date.

“Pre-Closing Taxes” means, (a) all Taxes imposed upon the Company with respect to Pre-Closing Tax Periods, including, but not limited to, any liability related to an S Corp Matter, (b) with respect to Straddle Tax Periods, all Taxes imposed upon the Company and allocable to the portion of such Straddle Tax Period ending on the Closing Date; (c) any and all Taxes of or imposed on the Company as a result of transferee, successor or similar liability (including bulk transfer or similar Laws) or pursuant to any Law or contract (other than pursuant to any contract the primary purpose of which is not the allocation, sharing or indemnification of Tax liability); and (d) any and all Transfer Taxes required to be borne by the Sellers pursuant to Section 10.3(i).

“Preferred Bidder Status” has the meaning ascribed to such term in Section 3.27(a).

“Privacy Law(s)” means (a) all laws, rules and regulations applicable to the protection or the collection, use, disclosure or other processing (together “processing”) of Personal Data, including but not limited to the following laws and their implementing regulations or regulatory guidance, to the extent applicable to the Company: the Federal Trade Commission Act, the Privacy Act of 1974, the Wiretap Act, the Telephone Consumer Protection Act, U.S. state text and phone privacy and communications Laws, the CAN-SPAM Act, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, HIPAA, U.S. state healthcare privacy Laws, the Driver’s Privacy Protection Act, U.S. state driver’s privacy laws, the California Consumer Privacy Act of 2018, the California Online Privacy Protection Act, the California Shine the Light Act, U.S. state data breach notification laws, any applicable laws setting forth requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or the use of cookies (or similar technologies), as it may in each case be or have been amended from time to time; (b) the Payment Card Industry Data Security Standards, (c) all laws, rules and regulations applicable to online advertising (including online behavioral advertising and interest-based advertising), direct marketing (including outbound calling and text messaging, telemarketing, and email marketing), and (d) any binding industry self-regulatory principles applicable to the protection or processing of Personal Data or to direct marketing, to the extent the Company has contractually agreed to be bound or publicly committed to adhere to such.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Privacy Policy(ies)” means collectively the Company’s external or internal privacy policies, past or present, including any policy relating to: (a) the privacy or security of Personal Data held by or on behalf of the Company; or (b) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, retention, interception, or other processing of, or security of, Personal Data.

“Protected Communications” means, at any time, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among the Sellers, the Company, or any of their respective Affiliates, on the one hand, and Pillsbury Winthrop Shaw Pittman LLP, on the other hand, to the extent relating to this Agreement and the Contemplated Transactions that, immediately prior to the Closing, was an attorney-client privileged communications between such party, on the one hand, and Pillsbury Winthrop Shaw Pittman LLP, on the other hand.

“PTO Related Payments” has the meaning ascribed to such term in Section 5.10(e).

“Purchase Price Adjustment” has the meaning ascribed to such term in Section 1.3(b)(v).

“Purchase Price Adjustment Dispute Expenses” has the meaning ascribed to such term in the definition of Dispute Resolution Procedure.

“Purchase Price Adjustment Escrow Account” has the meaning set forth in Section 1.1(c).

“Purchase Price Adjustment Escrow Amount” means Three Million Dollars ($3,000,000).

“Purchaser” has the meaning ascribed to such term in the Preamble of this Agreement.

[***]

“Purchaser Indemnified Party(ies)” has the meaning ascribed to such term in Section 9.2(a).

“Purchaser Material Adverse Effect” means any change, effect, event, occurrence or development, when considered individually or in the aggregate, that (a) has a material adverse effect on either the business, financial condition or results of operations, assets or liabilities of Purchaser and its Subsidiaries taken as a whole; or (b) materially delays or impairs, or has a material adverse effect on, the ability of Purchaser to consummate the Contemplated Transactions.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Purchaser Welfare Benefit Plan” has the meaning ascribed to such term in Section 5.10(c).

“Purchaser’s Disclosure Schedules” means the disclosure schedules to this Agreement regarding the Purchaser.

“R&W Insurance Expenses” means all costs and expenses related to the procurement of the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and any other fees and expenses related to such policy.

“R&W Insurance Policy” means the insurance policy set forth on Exhibit E.

“R&W Insurance Provider” means Concord Specialty Risk.

“Reasonable Best Efforts” means the efforts that a commercially reasonable Person would use to achieve a result in the time period reasonably required.

“Regulations” means the United States treasury regulations promulgated under the Code.

“Released Claim(s)” has the meaning ascribed to such term in Section 5.12.

“Released Party” has the meaning ascribed to such term in Section 5.12.

“Releasor Party” has the meaning ascribed to such term in Section 5.12.

“Reorganization” has the meaning set forth in the Recitals to this Agreement.

“Representatives” means, with respect to any party, its officers, directors, affiliates, stockholders, members, partners or employees acting on such party’s behalf or any investment banker, attorney or other advisor or representative retained by such party.

“Rescission Tax Refund” means the amount of any federal and state tax refund actually received by the Purchaser, the Company or any of their Affiliates after Closing, including any refund realized by way of credit or allowance against Taxes otherwise payable by Purchaser, the Company or their Affiliates after Closing that relates to, arises from, or results from the claim for refund filed by the Company prior to the Closing for employment Taxes (or any claim or amended claim subsequently filed in respect of such Pre-Closing Taxes), including any interest received or credited with respect thereto, and net of any reasonable out-of-pocket expenses paid by the Company in connection therewith. For reference the Rescission Tax Refund is expected to be approximately Twelve Million Five Hundred Twenty-Six Thousand Two Hundred and One Dollars ($12,526,201) in total plus interest with approximately $10,978,290 being a federal tax refund and $1,547,911 being a tax refund from the Commonwealth of Virginia.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Retention Escrow Account” has the meaning ascribed to such term in Section 1.1(c).

“Retention Escrow Amount” mean the estimated sum of Five Million Seven Hundred Fifty-Eight Thousand Two Hundred Seventy-Five ($5,758,275) (the final amount of which will be determined at Closing in connection with the update to Schedule 5.15), which is to be held for post-Closing payments pursuant to Employee Retention Awards.

“S Corp Matter” means any challenge to the Company’s status as an S corporation for Tax purposes including, but not limited to, as a result of a Pre-Closing S Corp Matter [***].

“Sections” means the sections in this Agreement.

“Seller(s)” has the meaning ascribed to such terms in the Preamble of this Agreement.

“Seller Closing Proceeds” has the meaning ascribed to such term in Section 1.1(e).

“Seller Indemnified Party(ies)” has the meaning ascribed to such term in Section 9.4.

“Sellers’ Representative” means Ramprakash Chilukuri.

“Seller S Corp Tax Refund” means any refund of or credit or offset to personal income cash Taxes actually recognized or actually received by Ramprakash Chilukuri from any Taxing Authority in connection with any amendment or adjustment to his individual income Tax Returns to the extent such refund is attributable to any Pre-Closing S Corp Matter that is the subject of [***] the R&W Insurance Policy, including any interest paid or credited by a Taxing Authority in respect of such refund, credit, or offset but reduced by any Damages (including Taxes) paid or payable by Sellers as a result of such Seller S Corp Tax Refund or any S Corp Matter; provided, however, that in no event shall the aggregate amount of Seller S Corp Tax Refunds exceed the aggregate amount of Damages for any Pre-Closing S Corp Matter for which the Purchaser Indemnified Parties are otherwise entitled to indemnification under Section 9.2(a) [***] or the R&W Insurance Policy; for the avoidance of doubt the Rescission Tax Refund is not a Seller S Corp Tax Refund.

“Software” means all computer software programs and software systems, including operating system and applications software, computerized implementations of algorithms, application programming interfaces and other program interfaces, subroutines, user interfaces, network configurations and architectures, source code and object code, together with any error corrections, updates, modifications or enhancements to such programs, in both machine-readable form and human-readable form and all available documentation, comments and any procedural code and user manuals relating to the foregoing.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Source Code” has the meaning ascribed to such term in the definition of Intellectual Property.

“Straddle Tax Period(s)” has the meaning ascribed to such term in Section 10.3(a).

“Subsidiary(ies)” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which 51% or more of the total voting power of equity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person.

“Tail Policy” has the meaning ascribed to such term in Section 5.9.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, net investment income, environmental, vehicle, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, unemployment compensation taxes/contributions payable or remitted to any state or local jurisdiction, disability, real property, personal property, sales, use, transfer, registration, value added, unclaimed property or escheat, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, and (ii) liability for the payment of any amounts of the type described in clause (i) above as a result of any successor liability, transferee liability or secondary liability, or any obligation to indemnify or otherwise assume or succeed to the liability of any other Person (including by operation of Law or pursuant to any Contract) other than pursuant to any Contract the primary purpose of which is not the allocation, sharing or indemnification of Tax liability.

“Tax Benefit” has the meaning ascribed to such term in Section 9.3(e).

“Tax Contest” has the meaning ascribed to such term in Section 10.3(f).

[***]

[***]

“Tax Refund” has the meaning ascribed to such term in Section 10.3(j).

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

“Tax Return(s)” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Taxes, or the administration of any Laws or administrative requirements relating to any Taxes, and any amendments thereto.

“Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.

“Teaming Agreement(s)” means each teaming agreement to which the Company is a party (i) with respect to which the applicable term has not yet expired, (ii) which has not been terminated pursuant to its terms, or (iii) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.

“Third Party Claim” has the meaning ascribed to such term in Section 9.6(a).

“Threshold” has the meaning ascribed to such term in Section 9.3(a).

“Trade Control Laws” means collectively the Arms Export Control Act (22 U.S.C. §§ 2778 et. seq.), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. Parts 120-130), the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls (OFAC), United States Department of the Treasury (OFAC Regulations) (31 C.F.R. Parts 500-599) or any similar Laws of any other jurisdiction, Customs and Border Protection Regulations, 19 CFR, Parts 1-199, administered by the Department of Homeland Security, and the Foreign Corrupt Practices Act of 1977, as amended.

“Trade Secrets” has the meaning ascribed to such term in the definition of Intellectual Property.

“Trademarks” has the meaning ascribed to such term in the definition of Intellectual Property.

“Transaction Document(s)” means this Agreement, the Escrow Agreement, the Assignment of LLC Interests and each other agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto in connection with or pursuant to this Agreement.

“Transfer Taxes” has the meaning ascribed to such term in Section 10.3(i).

“VDR” has the meaning ascribed to such term in Section 5.3.

“VFCP” has the meaning ascribed to such term in Section 5.21(a).

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

26.2         Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

(a)         words of the masculine or neuter gender will include the masculine, neuter and/or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number;

(b)         reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and an express reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)         any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP;

(d)         “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;

(e)         reference to any Law means such Law as amended, modified, supplemented, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein;

(f)         any Contract referred to herein or in any Contract that is referred to herein means such Contract as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; provided that any such amendment, waiver or supplement does not violate the terms of this Agreement;

(g)         except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Disclosure Schedules or other Schedules and Exhibits to this Agreement;

(h)         references to documents or other materials “provided” or “made available” to the Purchaser or similar phrases shall mean that such documents or other materials were (i) delivered to the Purchaser and such delivery is acknowledged in writing by the Purchaser or (ii) accessible to the Purchaser in the VDR.

(i)         unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement;

(j)         unless the context otherwise requires, the term “party” when used in this Agreement means a party to this Agreement;

(k)         except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”; and

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(l)         all references in this Agreement to “dollars” or “$” mean United States dollars.

27.         SELLERS’ REPRESENTATIVE.

(a)         Each Seller hereby irrevocably constitutes and appoints Ramprakash Chilukuri as the Sellers’ Representative, for the purpose of performing and consummating the transactions contemplated by this Agreement. The appointment of Ramprakash Chilukuri as the Sellers’ Representative is coupled with an interest and all authority hereby conferred shall be irrevocable and the Representative is hereby authorized and directed to perform and consummate on behalf of the Sellers all of the transactions contemplated by this Agreement.

(b)         The Sellers’ Representative shall use the Representative Fund for the benefit of the Sellers to pay all costs and expenses incurred by or on behalf of the Representative, in his capacity as such, including costs and expenses incurred in connection with any pending or threatened dispute or claim with respect to this Agreement, any other Transaction Document or any agreement, document or instrument entered into pursuant to this Agreement, or the transactions contemplated hereby. The Representative Fund will be held or disbursed, in whole or in part, as determined by the Sellers’ Representative. The Sellers hereby agree to jointly and severally indemnify and hold the Sellers’ Representative harmless for any Damages relating to the Representative Fund or the use of the Representative Fund by the Sellers’ Representative. At such time as the Sellers’ Representative determines to close the Representative Fund, any monies then remaining in such fund shall be distributed to the Sellers pro rata based on their Ownership Percentages.

(c)         Not by way of limiting the authority of the Sellers’ Representative, each and all of Sellers, for themselves and their respective heirs, executors, administrators, successors and assigns, hereby authorize the Sellers’ Representative to:

(i)         waive any provision of this Agreement which the Sellers’ Representative deems necessary or desirable;

(ii)         execute and deliver on the Sellers’ behalf all documents and instruments which may be executed and delivered pursuant to this Agreement, excluding, however, this Agreement and the Assignment of LLC Interests;

(iii)         calculate, negotiate and agree to any adjustments to the Closing Purchase Price;

(iv)         make and receive notices and other communications pursuant to this Agreement and service of process in any legal action or other proceeding arising out of or related to this Agreement or any of the transactions contemplated hereunder;

(v)         contest, negotiate, defend, compromise or settle any action, claims or disputes arising out of or related to this Agreement or any of the transactions contemplated hereunder through counsel selected by the Sellers’ Representative and solely at the cost, risk and expense of the Sellers;

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(vi)         satisfy any indemnification amounts owed pursuant to the terms herein;

(vii)         agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such indemnification obligations or actions, claims or disputes;

(viii)         resolve any actions, claims or disputes arising from the Sellers’ indemnification obligations hereunder;

(ix)         take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise;

(x)         appoint or provide for successor agents;

(xi)         select, retain, hire and consult with legal counsel, independent public accountants and other experts, solely at the cost and expense of the Sellers;

(xii)         pay expenses incurred or which may be incurred by or on behalf of the Sellers in connection with this Agreement; and

(xiii)         take or forego any or all actions permitted or required of either Seller or necessary in the judgment of the Sellers’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement.

(d)         Each Seller agrees that the Sellers’ Representative shall have no liability to such Seller for any act or omission by the Sellers’ Representative as permitted under this Section, excepting only actions taken in bad faith, and each Seller hereby irrevocably waives and releases any claims it may have against the Sellers’ Representative for his acts and omissions hereunder other than any actions taken in bad faith.

(e)         EACH SELLER UNDERSTANDS AND ACKNOWLEDGES THAT HE IS: (A) AUTHORIZING THE REPRESENTATIVE TO ACT FOR THE SELLERS, COLLECTIVELY AND INDIVIDUALLY, WITH BROAD POWERS; AND (B) AGREEING THAT THE SELLERS’ REPRESENTATIVE WILL NOT BE LIABLE TO THE SELLERS, COLLECTIVELY OR INDIVIDUALLY, UNLESS THE SELLERS’ REPRESENTATIVE ACTS IN BAD FAITH. EACH SELLER FURTHER ACKNOWLEDGES THAT HE HAS BEEN ADVISED TO SEEK INDEPENDENT AND SEPARATE COUNSEL PRIOR TO SIGNING THIS AGREEMENT AND HAS HAD THE OPPORTUNITY TO DO SO.

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

(f)         In the event of the failure or refusal of Ramprakash Chilukuri to act as the Sellers’ Representative (or upon the death or incapacity (mental or physical) for more than fourteen (14) calendar days of Ramprakash Chilukuri or any successor), the remaining Sellers (including the estate or the heirs of Ramprakash Chilukuri) shall promptly appoint one of the remaining Sellers as their agent for purposes of this Section 27.

(g)         All actions taken by the Sellers’ Representative under this Agreement shall be binding upon each Seller and his successors as if expressly confirmed and ratified in writing by each of them and all defenses which may be available to either Seller to contest, negate or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement or any other Transaction Document are waived. The Purchaser shall serve notice to the Sellers’ Representative with respect to any and all matters concerning either Seller arising out of or related to this Agreement, the Transaction Documents or the Contemplated Transaction.

(h)         The Purchaser shall be entitled to rely conclusively (without further evidence of any kind whatsoever) upon any document or other paper delivered by the Sellers’ Representative as being authorized by each Seller, as applicable. All decisions and actions by the Sellers’ Representative, including any agreement between the Sellers’ Representative and the Purchaser relating to (i) the determination of the Estimated Closing Purchase Price and the Estimated Purchase Price Components and the Final Purchase Price and Final Purchase Price Components pursuant to Section 1.3, (ii) the defense or settlement of any claims for which the Sellers, as applicable , may be required to indemnify the Purchaser Indemnified Parties pursuant to Article 9 hereof, (iii) the disbursement of all or any portion of the funds in the Adjustment Escrow Account, Indemnity Escrow Account and the Retention Escrow Account pursuant to this Agreement and the Escrow Agreement, (iv) any amendment, supplement, or modification of this Agreement or the Transaction Documents and any waiver of any claim or right arising out of this Agreement or any of the Transaction Documents, and (v) the performance of all things and acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 27, shall be binding upon each Seller, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

{Signature pages follow}

Information marked “[***]” has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type of information the registrant treats as private or confidential.

IN WITNESS WHEREOF, the parties have executed this Equity Purchase Agreement as of the date first written above.

PURCHASER:

ICF INCORPORATED, L.L.C.

By:	/s/ James Morgan
Name: James Morgan
Title: Executive Vice President

COMPANY:

SemanticBits, LLC

By:	/s/ Ramprakash Chilukuri
Name: Ramprakash Chilukuri
Title: Manager

SELLERS:

/s/ Ramprakash Chilukuri
Ramprakash Chilukuri

/s/ Vinay Kumar
Vinay Kumar

SELLERS’ REPRESENTATIVE:

/s/ Ramprakash Chilukuri
Ramprakash Chilukuri